UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)
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MGM Resorts International
(Name of Registrant as Specified In Its Charter)

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2022

PROXY STATEMENT

ANNUAL NOTICE OF MEETING OF STOCKHOLDERS

May 4, 2022 AT 2:00 P.M. PT

MGM RESORTS
INTERNATIONAL®

LETTER FROM OUR CEO AND PRESIDENT
Dear MGM Resorts International Stockholders:
We continued to face significant challenges throughout our business in 2021, brought about by the COVID-19 pandemic. That said, we gained momentum throughout the year, highlighted by the fourth quarter, which was our highest consolidated EBITDAR quarter in the history of the Company. Our results last year are a testament to our talented team across the country, our sharpened focus on operational efficiency and the proven resiliency of demand for the services and experiences that we provide at MGM Resorts International.
We achieved significant milestones in 2021 to continue to transform our Company, including the completion of our goal to monetize our real estate assets, while strengthening our balance sheet and simplifying our structure.
In August, we announced a transformational transaction with VICI Properties Inc. that will result in the redemption of a majority of our operating partnership units in MGP, which will meaningfully bolster our domestic cash position. We also made strategic changes to our Las Vegas portfolio by bringing the operations of CityCenter fully under our control. In September, we announced the acquisition of the operations of The Cosmopolitan of Las Vegas, and then in December, we announced the sale of the operations of The Mirage. These transactions are expected to further diversify our product offerings and enhance our positioning in one of the most competitive and desirable destinations in the world.
Turning to BetMGM, our joint venture with Entain finished 2021 as the number one operator in iGaming and the number two player in overall sports betting and iGaming. We are incredibly pleased with BetMGM’s strong execution to date.
Finally, we also returned a significant amount of cash to our stockholders last year. Since March of 2021, we have bought back approximately 62 million shares - or roughly 12.5% of the shares outstanding, as of March 11, 2022.
I’m also very pleased with our continued progress in Environmental, Social and Governance (“ESG”) matters in 2021 against our goals, guided by the MGM Resorts Corporate Social Responsibility and Sustainability Committee of the Board. For example, we expanded the scope of our ESG disclosures in directional alignment with third-party frameworks including the Global Reporting Initiative (“GRI”) and Sustainability Accounting Standards Board (“SASB”). We also operationalized the MGM Resorts Mega Solar Array, a 100MW project that provides up to 90% of the daytime power needs of our Las Vegas strip properties, nearly 30% of its annual electricity load. We also announced two new climate goals: reduce absolute scope one and two greenhouse gas emissions by 50% by 2030 (2019 base) and source 100% renewable electricity in the U.S. by 2030.
These results demonstrate our commitment to achieving our long-term vision at MGM Resorts, which is to be the world’s premier gaming entertainment company. Moving forward, we will continue to focus on executing against our four strategic priorities: investing in our people and planet; providing unique experiences for our guests by leveraging data-driven customer insights and digital capabilities; delivering operational excellence at every level; and allocating our capital responsibly to yield the highest return for stockholders.
I look to the future of MGM Resorts with great optimism driven by our strong balance sheet, incredible growth opportunities and best in class operations and team members. Thank you, our stockholders, for your continued support.
Sincerely,
Bill Hornbuckle
Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

VIRTUAL ANNUAL MEETING
This year’s Annual Meeting will be online and a completely virtual meeting of stockholders. You may attend and vote during the Annual Meeting via live audio webcast on the Internet at www.virtualshareholdermeeting.com/MGM2022. You will not be able to attend the Annual Meeting in person. There will be no physical location for stockholders to attend.
As described in proxy materials for the Annual Meeting, you are entitled to virtually attend the Annual Meeting, vote and submit questions online by visiting www.virtualshareholdermeeting.com/MGM2022. You may also submit questions in advance of the meeting until 11:59 p.m., Eastern Time on May 3, 2022 by going to www.proxyvote.com and logging in with your control number. We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting Rules of Conduct, which will be made available prior to the Annual Meeting once stockholders are logged in. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. You will need your control number included on your Notice of Internet Availability of Proxy Materials or proxy card (if you receive a printed copy of the proxy materials) in order to be able to submit questions and vote during the Annual Meeting. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin at 1:45 p.m., Pacific Time, and you should allow ample time for the check-in procedures.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log in page.
ANNUAL MEETING PROPOSALS
1 ELECTION	2 RATIFICATION	3 APPROVAL	4 APPROVAL AND ADOPTION	OTHER BUSINESS
to elect a Board of Directors	to ratify the selection of the independent registered public accounting firm for the year ending December 31, 2022	to approve, on an advisory basis, the compensation of our named executive officers	to approve and adopt the 2022 Omnibus Incentive Plan	to consider the transaction of any other business as may properly come before the meeting or any adjournments or postponements thereof

PROXY VOTING
Stockholders of record at the close of business on March 11, 2022 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be available for examination by any stockholder during ordinary business hours at our executive offices, located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of 10 days prior to the date of the Annual Meeting. Stockholders are requested to join the Annual Meeting on time and, with respect to stockholders whose shares are held in “street name” by a broker, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee.
Your vote is important. Please be sure to vote your shares in favor of the Board of Directors’ recommendations in time for our May 4, 2022 meeting date.
Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.
Your Board of Directors unanimously recommends that you vote “FOR” each nominee for director listed in Proposal 1 and “FOR” Proposals 2, 3 and 4.
Paul Salem
Chair of the Board
March 25, 2022
PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR SUBMIT YOUR PROXY USING THE
INTERNET OR TELEPHONE. Use of the enclosed envelope requires no postage for mailing in the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this Proxy Statement that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties described in the Company’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). MGM Resorts International (the “Company”) has based these forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding its ability to execute on its strategic plan, return value to stockholders and achieve its environmental, social and governance (“ESG”) or corporate social responsibility (“CSR”) 2025 goals. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the continued impact of the COVID-19 pandemic on the Company’s business, effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

2022 ANNUAL MEETING OF STOCKHOLDERS
The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM Resorts International (the “Board”) in connection with the Annual Meeting of Stockholders of MGM Resorts International (the “Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:
May 4, 2022
2:00 p.m. Pacific Time
Via live audio webcast on the Internet at www.virtualshareholdermeeting.com/MGM2022
MGM Resorts International, together with its subsidiaries, is referred to herein as the “Company,” “we” or “us,” unless the context indicates otherwise. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully described herein. On or about March 25, 2022, we will mail and/or make available this Proxy Statement and the enclosed proxy to each stockholder entitled to vote at the Annual Meeting. Stockholders are requested to join the Annual Meeting on time, as there will be no admittance once the Annual Meeting has begun. Our Annual Report to Stockholders for the year ended December 31, 2021 accompanies this Proxy Statement.
This year’s Annual Meeting will be online and a completely virtual meeting of stockholders. You may attend, vote and submit questions during the Annual Meeting via live audio webcast on the Internet at www.virtualshareholdermeeting.com/MGM2022. You may also submit questions in advance of the meeting until 11:59 p.m., Eastern Time, on May 3, 2022 by going to www.proxyvote.com and logging in with your control number. You will not be able to attend the Annual Meeting in person. There will be no physical location for stockholders to attend. We expect that in future years we will continue to host a virtual meeting only, which we believe is consistent with our cost reduction efforts to further position your company for future growth. Furthermore, we believe a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world. Finally, a virtual meeting is consistent with our goal to be an environmental leader and our core belief that a greener business is a better business.
YOUR VOTE IS IMPORTANT
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 4, 2022. The Proxy Statement, Proxy Card and Annual Report are available for review online at www.proxyvote.com.
HOW TO VOTE - STOCKHOLDER OF RECORD

VOTING RIGHTS AND OUTSTANDING SHARES
Only record holders of our Common Stock, $0.01 par value per share (“Common Stock”), as of March 11, 2022 will be entitled to vote at the Annual Meeting. Our authorized capital stock currently consists of 1,000,000,000 shares of Common Stock. At the close of business on March 11, 2022, there were 435,333,066 shares of Common Stock outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share held on that date on all matters that may properly come before the Annual Meeting.
You may vote by attending the Annual Meeting virtually, by completing and returning a proxy by mail or by using the internet or telephone. For stockholders who have requested paper copies of our proxy materials, you may submit your proxy by mail by marking your vote on the enclosed proxy card (the “Proxy Card”), then following the mailing instructions on the Proxy Card. To submit your proxy using the internet or by telephone, see the instructions on the Proxy Card and have the Notice of Internet Availability or Proxy Card available when you access the internet website or place your telephone call. You may vote by internet or telephone until 11:59 p.m., Eastern Time, on May 3, 2022.
If you are a stockholder of record and wish to virtually attend the Annual Meeting and vote online by visiting www.virtualshareholdermeeting.com/MGM2022, you may do so. You will need your control number included on your Notice of Internet Availability of Proxy Materials or proxy card (if you receive a printed copy of the proxy materials) in order to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the annual meeting, there is no need to vote again at the annual meeting unless you wish to change your vote. If you are the beneficial owner of Common Stock held in “street name” by a broker and wish to virtually attend the Annual Meeting and vote online at the Annual Meeting, you must obtain a “legal proxy” from the bank, brokerage or other institution holding your Common Stock giving you the right to vote your shares.
All shares of Common Stock represented by properly submitted proxies will be voted at the Annual Meeting in accordance with the directions on the proxies, unless such proxies have previously been revoked. If you are a stockholder of record and submit a Proxy Card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:
PROPOSAL ROADMAP	PAGE	RECOMMENDATION
Proposal No. 1: Election of Directors FOR the election of each of the nominees to the Board listed in this Proxy Statement and on the Proxy Card	27	✓
Proposal No. 2: Ratification of Selection of Independent Registered Public Accounting Firm FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	39	✓
Proposal No. 3: Advisory Vote to Approve Executive Compensation FOR the approval, on an advisory basis, of the compensation of our named executive officers	41	✓
Proposal No. 4: Adoption of the 2022 Omnibus Incentive Plan FOR the approval of the Adoption of our 2022 Omnibus Incentive Plan	70	✓
By returning a signed Proxy Card by mail or by duly submitting a proxy by internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the Proxy Card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority vote of the stockholders present virtually or represented by proxy.
QUORUM AND VOTES REQUIRED
The presence, virtually or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.
If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. The ratification of the selection of the independent registered public accounting firm as our independent auditor for 2022 is considered a routine matter for which brokerage firms may vote shares for which they have not received instructions. The remaining matters to be voted on are considered to be “non-routine,” and brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters.
The below table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:
PROPOSAL		VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1.	Election of directors	Majority of votes cast	No
2.	Ratification of Deloitte & Touche LLP	Majority of shares represented at meeting virtually or by proxy and entitled to vote	Yes
3.	Approval of executive compensation on an advisory basis	Majority of shares represented at meeting virtually or by proxy and entitled to vote	No
4.	Approval and adoption of the 2022 Omnibus Incentive Plan	Majority of shares represented at meeting virtually or by proxy and entitled to vote	No
Each director shall be elected by a majority of votes cast to hold office until the next annual meeting, unless the election is contested, in which case, directors shall be elected by a plurality of votes properly cast. Any current director who does not meet this voting standard is subject to the Board’s policy regarding resignations by directors who do not receive a majority of votes cast, which is set forth in our Corporate Governance Guidelines (as defined below). An election shall be contested if, as determined by the Board, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes properly cast “for” a director nominee exceeds the number of votes properly cast “against” such director nominee. Neither a vote to “ABSTAIN” nor a broker non-vote, although counted for purposes of determining a quorum, counts as a vote cast or as a vote “against” and therefore will have no effect with respect to the election of directors.
With respect to Proposals 2, 3 and 4, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted, and accordingly, an abstention will have the same effect as a vote cast against each of these proposals. Proposal 2 is considered a “routine” matter, for which brokers, banks and other nominees may vote shares for which they have not received instructions. Proposals 1, 3 and 4 are considered “non-routine” matters, for which brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters. Thus, a broker non-vote will have no effect on the outcome of Proposals 1, 3 and 4.
ADJOURNMENT
In accordance with the Company’s Amended and Restated Bylaws, the Chair of the Annual Meeting (or his designee) has the right and authority to convene and (for any or no reason) to recess and/or adjourn the Annual Meeting. For more detail regarding adjournment procedures and the conduct of the Company’s stockholder meetings generally, please see the Company’s Amended and Restated Bylaws.
HOW TO REVOKE OR CHANGE YOUR VOTE
Any proxy may be changed or revoked at any time prior to the Annual Meeting by submitting a new proxy with a later date, by a later telephone or internet vote (subject to the telephone or internet voting deadline), by voting virtually at the Annual Meeting or by submitting a revocation in writing. Written revocations must be directed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; and they must be received by the Corporate Secretary no later than 5:00 p.m., Pacific Time, on May 3, 2022.

HOW THE VOTES WILL BE COUNTED AND WHO WILL CERTIFY THE RESULTS
A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will act as the independent inspector of elections to count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results. The final voting results will be reported by us on a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.
NO DISSENTERS’ RIGHTS OF APPRAISAL
None of Delaware law (the state of incorporation of MGM Resorts International), our certificate of incorporation, as amended, or our bylaws, as amended, provides for appraisal or other similar rights for dissenting stockholders in connection with any of the proposals to be voted upon at the Annual Meeting. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.
COSTS OF AND PARTICIPANTS IN SOLICITATION
Your proxy is being solicited by the Board on behalf of the Company and, as such, we will pay the costs of soliciting proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by mail, internet (including by email, the use of our investor relations website and other online channels of communication), telephone, facsimile, town hall meetings, personal interviews, press releases, press interviews, advertisements and investor presentations. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.
COPIES OF PROXY MATERIALS
As permitted by the SEC, we are furnishing to stockholders our Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report primarily over the internet. On or about March 25, 2022, we will mail to each of our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the internet, and how to access the Proxy Card to vote on the internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one.
Stockholders of Record. If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Stockholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.
Beneficial Stockholders. If your shares are not registered in your name, you should receive written instructions on how to request paper copies of the proxy materials from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares in accordance with the voting instructions you received.
DELIVERY TO A SINGLE HOUSEHOLD TO REDUCE DUPLICATE MAILINGS
Many stockholders hold shares of Common Stock in multiple accounts, which may result in duplicate mailings of the Notice of Internet Availability (or proxy materials) to stockholders who share the same address. Stockholders can avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:
Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards), go directly to the website at www.proxyvote.com and follow the instructions therein.
Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice of Internet

Availability (or copy of proxy materials other than proxy cards) if there are other stockholders who share an address with you. If you currently receive more than one copy of proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.
Right to Request Separate Copies. If you consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards) but later decide that you would prefer to receive a separate Notice of Internet Availability (or copy of proxy materials) for each account at your address, then please notify us at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, or your nominee, as applicable, and we or your nominee will promptly deliver such additional proxy materials. If you wish to receive a separate copy of the proxy materials for each account at your address in the future, you may contact Broadridge by calling toll-free 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717.
STOCKHOLDER OUTREACH
We understand the importance of assessing our corporate governance and executive compensation practices regularly. Fiscal 2021 marked another year that members of senior management, together with the chair of the Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee Chair”), who also serves as a member of the Human Capital and Compensation Committee, engaged in stockholder outreach activities, with a particular focus on gaining feedback related to governance topics, including executive compensation. Following the annual meeting in 2021 and in early 2022, the Nominating and Corporate Governance Committee Chair, together with certain members of management, met with eight of our institutional stockholders, which collectively totaled approximately 22.5% of our stockholder base, to discuss a wide range of topics, including executive compensation and corporate governance practices. In addition to the stockholders described in the preceding two sentences, two of our largest stockholders, holding together approximately 16.1% of our shares as of March 11, 2022, are represented on the Board of Directors and in this capacity are fully informed of, and have the opportunity to engage in, discussions regarding corporate governance matters, including executive compensation.
In addition, following our last annual meeting, our Chief People, Inclusion & Sustainability Officer and members of her team engaged with investors to review areas related to human capital; diversity, equity and inclusion; environmental sustainability and broader ESG areas.

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE PRACTICES AT A GLANCE
✔	Robust Director Nominee Selection Process	✔	Realignment of Board Committees and Certain Chair Assignments in 2021

✔	Significant Board Engagement on Long-Term Growth Through Strategy and Capital Deployment	✔	Strong and Effective Board Oversight of Risks, Financial Reporting, Compliance Programs and Compensation Practices

✔	Annual Election of Directors with Majority Voting Standard	✔	Award-Winning Commitment to Human Capital, Diversity & Inclusion, Philanthropy & Community Engagement and Environmental Sustainability

✔	Annual Board and Committee Self-Evaluations	✔	Anti-Hedging, Anti-Pledging and Clawback Policies

✔	Board Orientation and Continuing Education Program	✔	Executive and Director Stock Ownership Guidelines

✔	Codes of Conduct for Directors and Employees	✔	Adopted a Proxy Access Right

✔	Separate Chair and Chief Executive Officer Roles	✔	Annual “Say on Pay” Advisory Vote

✔	Stockholder Ability to act by Written Consent
CORPORATE GOVERNANCE GUIDELINES
The Board has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) setting forth the general principles governing the conduct of our business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as (i) Board composition and membership criteria, (ii) compensation, (iii) director orientation and continuing education, (iv) Board committees, (v) Board leadership, (vi) director access to officers, employees and independent advisors, (vii) management succession, (viii) annual performance evaluations of the Board and its committees and (ix) conflicts of interest and recusal. We believe that these guidelines are in compliance with the applicable listing standards adopted by the NYSE. The Corporate Governance Guidelines are posted and maintained on our website at investors.mgmresorts.com/investors/governance/governance-documents under the caption “Corporate Governance Guidelines.”
Our Corporate Governance Guidelines limit the number of total public company boards (including the Company) on which Directors may serve to three when the Directors are engaged full-time as executives in another business unless the Board determines that simultaneous service on more than three such Boards by a full-time executive would not impair the ability of the Director to effectively serve on the Company’s Board. Mr. Levin serves as CEO and director of IAC/InteractiveCorp (“IAC”), which owned an approximate 15% stake in the Company as of March 11, 2022. In addition, two of the other company boards on which Mr. Levin also serves as a director were originally subsidiaries of IAC that were spun off to IAC investors within the past two years. The third board is a subsidiary of IAC, with IAC controlling 98.2% of the voting shares. IAC’s business model is based on opportunistic investments and therefore board service at a company where there has been a significant investment is an integral part of Mr. Levin’s duties as CEO. Additionally, Mr. Levin has been an active Director and attended 100% of the Company’s Board meetings in 2021 and is also chair of the Finance Committee and has attended 100% of the Finance Committee meetings, which had six formal meetings in 2021 following its formation in May, 2021. Mr. Levin also actively participated in regular meetings with management and the other members of the Finance Committee to discuss the strategic transactions announced in 2021 as well as other opportunities the Company considered in executing upon its strategic plan.
The Board believes that Mr. Levin’s service on these additional public boards does not impair his ability to effectively serve on the Company’s Board, as evidenced by the active role he has taken in connection with his Board service.
Mr. Diller serves as Chairman and Senior Executive of IAC, which, as noted above, is a significant stockholder of the Company. In addition, he serves as Chairman and Senior Executive of a company that was spun off from IAC and on one other company Board. The Board believes that Mr. Diller’s service on these additional public boards does not impair his ability to effectively serve on the Company’s Board, as evidenced by the active role he has taken in connection with his Board service, including participation in the Finance Committee and attending 100% of the Finance Committee meetings in 2021.
The Board also recognizes the valuable insight and experience offered by both Mr. Diller and Mr. Levin. In addition to leadership experience, they offer significant expertise in mergers and acquisitions activity, business development and deep knowledge of the digital space. They also represent the interest of the Company’s largest stockholder and the Board believes it is important to be engaged with, and understand the views of, its stockholders in informing its strategic decisions.
CODE OF CONDUCT
The Board has adopted a Code of Business Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of our directors, officers, and employees, including our chief executive officer, chief financial officer and chief accounting officer. The Code of Conduct also applies to all applicable contractors and other agents performing services for or conducting work on our behalf. The Code of Conduct establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Code of Conduct is posted on our website at investors.mgmresorts.com/investors/governance/governance-documents under the caption “Code of Business Conduct and Ethics and Conflict of Interest Policy.” A summary of material amendments and waivers to the Code of Conduct, if any, is also posted at the same website location under the general heading “Governance Documents.” The Code of Conduct is made available to all of our employees in various formats. It is specifically provided to new directors, officers and key employees and is covered annually with all of our directors, officers and key employees, each of whom is required to acknowledge his or her understanding of the Code of Conduct and agree to adhere to the principles contained therein. Additionally, we will provide a copy of the Code of Conduct, free of charge, to any stockholder who requests it in writing to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications.
DIRECTOR INDEPENDENCE
For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships with the Company. The Board has established guidelines to assist in determining director independence, which meet and, in some respects, exceed the independence requirements established by the NYSE’s listing standards. Using these guidelines, which are set forth in Section II of our Corporate Governance Guidelines, and considering information provided by each director and all facts and circumstances the Board deemed relevant, the Board has determined that Mr. Diller, Ms. Herman, Ms. Jammet, Mr. Levin, Ms. McKinney-James, Mr. Meister, Mr. Salem, Mr. Spierkel, Ms. Swartz, and Mr. Taylor, who constitute a majority of the Board, are independent under the rules of the NYSE. In consultation with outside counsel, the Board considered Mr. Diller’s position with Expedia Group, Inc. (“Expedia”) in connection with its determination that Mr. Diller was independent under the rules of the NYSE.
All members of the Audit Committee, Human Capital and Compensation Committee and Nominating/Corporate Governance Committee must be independent directors, as defined in the Corporate Governance Guidelines. For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Board applies additional independence standards, including those of the SEC set forth in Rule 10A-3 of the

Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance rules of the NYSE applicable to audit committee composition. The Board also applies additional independence standards as set forth in the corporate governance rules of the NYSE for the purposes of determining if a director who is a member of the Human Capital and Compensation Committee is independent. The Board has determined that all members of the Audit Committee, Human Capital and Compensation Committee and Nominating/Corporate Governance Committee are independent and satisfy the relevant Company, NYSE and SEC additional requirements for the members of such committees.
DIRECTOR STOCK OWNERSHIP GUIDELINES
We recognize the importance of aligning our Board’s interests with those of our stockholders. As a result, the Board has established stock ownership guidelines for all of our directors that receive compensation from the Company. Under these guidelines, each director is expected to accumulate, by December 31 of the fifth year following the year he or she becomes a director, Company stock having a fair market value equal to five times such director’s annual base cash retainer from time to time. For purposes of these guidelines, shares held in trust or retirement accounts and restricted stock units (“RSUs”) count toward the ownership guidelines. Each director is expected to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted until the guidelines are satisfied. In 2012, we adopted a deferred compensation plan for non-employee directors pursuant to which directors may elect to accumulate RSUs earned as equity compensation on a tax-deferred basis, in which case the pre-tax number of shares count toward the ownership guidelines. As of December 31, 2021, all directors serving as of such date were in compliance with these guidelines or on track to comply with these guidelines within the specified time period. The Board also adopted stock ownership guidelines for executive officers, which are described in “Compensation Discussion and Analysis—Executive Summary.”
PROXY ACCESS
In keeping with our high governance standards, in January 2016, we amended our Amended and Restated Bylaws to implement “proxy access,” a means for the Company’s stockholders to include stockholder-nominated director candidates in the Company’s proxy materials for annual meetings of stockholders. Proxy access was first made available to stockholders for the Company’s 2016 annual meeting of stockholders. A stockholder, or a group of not more than 20 stockholders (collectively, an “eligible stockholder”), meeting specified eligibility requirements, is generally permitted to include up to two director nominees or, if greater than two, 20% of the number of directors in office as of the last day a notice for nomination may be timely received in the Company’s proxy materials for annual meetings of its stockholders. In order to be eligible to use the proxy access process, an eligible stockholder must, among other requirements, have owned 3% or more of the Company’s outstanding Common Stock continuously for at least three years. Additionally, stockholder nominees must be independent and meet specified criteria. Stockholders will not be entitled to utilize the proxy access process for an annual meeting of stockholders if the Company receives notice through its advance notice bylaw provision that a stockholder intends to nominate a director at such meeting. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural and disclosure requirements set forth in Section 12 of the Amended and Restated Bylaws.
INFORMATION REGARDING THE BOARD AND BOARD COMMITTEES
As of December 31, 2021, the Board consisted of eleven directors following Mr. Kilroy’s resignation, which was effective on December 31, 2021. In 2021, the Board met ten times and, following the annual meeting on May 5, 2021, had five Committees: the Audit Committee, the Human Capital and Compensation Committee, the Nominating/Corporate Governance Committee, the Corporate Social Responsibility and Sustainability Committee, and the Finance Committee.
Each director attended at least 75% of the total of all meetings of the Board and all committees on which the director served. Directors are expected to attend each annual meeting of stockholders, either virtually or telephonically. Nine of the twelve directors attended last year’s virtual annual meeting as a result of scheduling conflicts.
In 2021, the Board reviewed the structure of its committees, including committee chair positions, and determined to change the leadership of certain committees, expand the mandate of the Human Capital and

Compensation Committee to include oversight of human capital, re-align the Corporate Social Responsibility Committee to specifically highlight oversight of sustainability and on May 6, 2021, established a new Finance Committee to oversee the management of market and financial risk.
The table below provides membership as of December 31, 2021 and meeting information for the Board Committees in 2021.

COMMITTEE MEMBERSHIP	AUDIT	HUMAN CAPITAL & COMPENSATION	NOMINATING/ CORPORATE GOVERNANCE	CORPORATE SOCIAL RESPONSIBILITY & SUSTAINABILITY	FINANCE
PAUL SALEM ★	●				●
MARY CHRIS JAMMET	●	●		●	
BARRY DILLER					●
ALEXIS M. HERMAN		● (Chair)	●	●	
WILLIAM J. HORNBUCKLE					
JOEY LEVIN					● (Chair)
ROSE MCKINNEY-JAMES		●		● (Chair)	
KEITH A. MEISTER	●				●
GREGORY SPIERKEL	● (Chair)		●		
JAN SWARTZ			●		●
DANIEL J. TAYLOR		●	● (Chair)		
Total Number of Meetings in 2021	8	9	6	4	6

● Committee Chair ● Committee Member ★ Chairman of the Board of Directors

Below is a summary of the composition and responsibilities of our Audit, Human Capital and Compensation, Nominating/Corporate Governance, Corporate Social Responsibility and Sustainability and Finance Committees, each of which has a written charter available on our website at investors.mgmresorts.com/investors/governance/governance-documents under the captions “Audit Committee Charter,” “Human Capital and Compensation Committee Charter,” “Nominating/Corporate Governance Committee Charter,” “Corporate Social Responsibility and Sustainability Committee Charter,” and “Finance Committee Charter.” In addition to the committee membership and responsibilities outlined below, a member of the Board is also designated to serve as liaison to our Compliance Committee.1
AUDIT COMMITTEE MEMBERS: Gregory M. Spierkel, Chair Mary Chris Jammet Keith A. Meister Paul Salem INDEPENDENT: All FINANCIAL EXPERTS: All NYSE/SEC QUALIFIED: All
• Provides independent, objective oversight of our financial reporting system

• Reviews the adequacy of our internal controls and financial reporting process and the reliability of our financial statements

• Reviews the independence and performance of our internal auditors and independent registered public accounting firm

• Reviews our compliance with legal and regulatory requirements

• Approves the report that is required to be included in this Proxy Statement

• Appoints the independent registered public accounting firm; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews such firm’s performance and independence from management

• Meets regularly with our management, independent registered public accounting firm, internal auditors, and the Compliance Committee, and reports its findings to the Board

• Establishes and oversees procedures for the Company’s plans to mitigate cybersecurity risks and respond to data breaches

HUMAN CAPITAL AND COMPENSATION COMMITTEE MEMBERS: Alexis M. Herman, Chair Mary Chris Jammet Rose McKinney-James Daniel J. Taylor INDEPENDENT: All
• Ensures that the compensation program for our executives is effective in attracting and retaining key officers and links compensation to performance and our overall business strategy

• Oversees the Company’s policies and strategies relating to talent management, leadership development, employee engagement and corporate culture, including diversity, equity and inclusion

• Establishes, implements, and reviews the compensation of our executive officers, determines the performance criteria and bonuses to be granted under the annual performance-based incentive plans and administers and approves the grants of share-based awards

• Reviews succession planning process for key management positions and critical roles (other than the CEO), including the professional development of high potential employees, to ensure that plans are in place for orderly succession of the executive management team

• Approves the annual Human Capital and Compensation Committee report appearing in this Proxy Statement

• Reviews and discusses with management the proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in our Proxy Statement

• Reviews at least annually the Company’s compensation policies and practices generally as they relate to the Company’s risk management practices

[1]
We have established a compliance committee of professionals who do not serve on our Board (the “Compliance Committee”) to oversee procedures designed to decrease the likelihood that any activities of the Company or any our affiliates would impugn our reputation or integrity in any of the specific jurisdictions in which we maintain gaming operations, or in the gaming industry in general. We are required by the Nevada Gaming Authorities and the New Jersey Administrative Code to maintain such a Compliance Committee and an associated Compliance Plan.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE MEMBERS: Daniel J. Taylor, Chair Alexis M. Herman Gregory M. Spierkel Jan G. Swartz INDEPENDENT: All
• Ensures overall adherence to corporate governance practices

• Selects director nominees to be recommended to the Board

• Oversees the implementation of the Corporate Governance Guidelines

• Develops and makes recommendations to the Board for specific criteria for selecting directors

• Reviews and makes recommendations to the Board with respect to membership on committees of the Board

• Makes recommendations to the Board with respect to succession planning process for the Chief Executive Officer

• Oversees the annual self-evaluations of the Board

• Oversees the orientation program for new directors and continuing education for directors

• Follows developments regarding corporate governance and best practices related thereto

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY COMMITTEE MEMBERS: Rose McKinney-James, Chair Mary Chris Jammet Alexis M. Herman
• Reviews significant policies and performance and providing guidance on matters relating to corporate social responsibility and sustainability

• Oversees and monitors the Company’s vision and values related to corporate social responsibility and sustainability

• Advises the Board and management on significant public issues that are pertinent to the Company and its stakeholders related to corporate social responsibility and sustainability

•  Assists management in setting strategy, establishing goals, and integrating corporate social responsibility and sustainability into strategic and tactical business activities across the Company to create long-term stockholder value

• Oversees the Company’s philanthropic programs, community relations activities, supplier and customer diversity programs and review annually charitable contributions made by the Company

FINANCE COMMITTEE MEMBERS: Joey Levin, Chair Barry Diller Keith A. Meister Paul Salem Jan Swartz
• Oversee the Company’s long-range financial outlook, policies, and objectives

• Review and make recommendations to the Board with respect to the Company’s capital structure

• Approve the pricing of debt or equity offerings

• Oversee the Company’s annual budget, including the Company’s capital plan
• Oversees strategies, financing structures and plans for significant corporate transactions • Oversee the Company’s relationships with, and standing in, the financial community
HUMAN CAPITAL AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2021 and as of the date of this Proxy Statement, none of the members of the Human Capital and Compensation Committee was or is an officer or employee of the Company or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Human Capital and Compensation Committee or Board.

DIRECTOR SELECTION PROCESS
In determining the criteria for Board membership, the Nominating/Corporate Governance Committee considers the appropriate range of skills, backgrounds and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including, among other things, the following experience and personal attributes:
•	leadership abilities;
•	financial acumen;
•	general and special business experience and expertise;
•	industry knowledge;
•	government experience;
•	other public company directorships;
•	high ethical standards;
•	independence;
•	sound judgment;
•	interpersonal skills;
•	overall effectiveness; and
•	ability to contribute to the diversity of backgrounds represented on the Board.
The Board has not adopted term limits for its members because it recognizes that such arbitrary limitations may result in individuals who distinguish themselves in their board service being precluded from serving on the Board. However, the Board recognizes that economic, social and geo-political factors affecting our global business are continually changing and the skills of our Board members need to keep pace. Accordingly, in re-nominating incumbent members to the Board, the Nominating/Corporate Governance Committee takes into account the need to regularly refresh the composition of the Board to ensure the Board has the appropriate complement of expertise and recent experience to address the Company’s current and anticipated circumstances and needs.
The table below is a summary of the range of skills and experiences that each director nominee brings to the Board. Because it is a summary, it does not include all of the skills, experiences, qualifications and diversity that each director offers, and the fact that a particular skill, experience or qualification is not listed does not mean that a director does not possess it.
Skills & Qualifications
	Leadership Experience	Financial Experience	Industry Experience	Public Company Directorship Experience	Government Experience
Barry Diller	✔	✔	✔	✔
Alexis M. Herman	✔	✔		✔	✔
William J. Hornbuckle	✔	✔	✔	✔
Mary Chris Jammet	✔	✔	✔	✔
Joey Levin	✔	✔	✔	✔
Rose McKinney-James	✔	✔	✔	✔	✔
Keith A. Meister	✔	✔	✔	✔
Paul Salem	✔	✔		✔
Gregory M. Spierkel	✔	✔		✔
Jan G. Swartz	✔	✔	✔
Daniel J. Taylor	✔	✔	✔	✔

The Nominating/Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our stockholders. Pursuant to our proxy access provision set forth in our Amended and Restated Bylaws, eligible stockholders meeting specified eligibility requirements and who provide required information in a timely manner may also nominate individuals for election to be included in our proxy statement for an annual meeting. In addition, from time to time the Nominating/Corporate Governance Committee also retains an independent third-party search firm to assist in identifying qualified candidates. The Nominating/Corporate Governance Committee will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from stockholders should be in writing and addressed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Stockholder nominations must be received in a timely manner and in accordance with our Amended and Restated Bylaws, and must include the recommending stockholder’s name, address, number of shares of Common Stock beneficially owned, and the length of time such shares have been held. See “Notice Concerning Stockholder Proposals and Nominations” below.
BOARD LEADERSHIP STRUCTURE
Our Corporate Governance Guidelines provide that the roles of Chair of the Board and Chief Executive Officer may be filled by the same or different individuals, which gives the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The Board has no formal policy regarding whether to combine or separate the position of Chair and Chief Executive Officer, but generally believes that such decisions should be made in the context of succession planning. Presently, Mr. Hornbuckle is our Chief Executive Officer and Mr. Salem serves as Chair of the Board as the Board currently believes that the Company and its stockholders are best served by separating the positions of Chair and Chief Executive Officer.
The non-management and independent directors meet in regularly scheduled executive sessions without management present and have the opportunity to convene in executive session at every meeting of the Board in their discretion. Executive sessions of the non-management directors are chaired by Mr. Salem. The Chair is responsible for convening executive sessions and setting the agenda. Upon reasonable notice to the other directors, any non-management or independent director may convene an executive session. In addition to the foregoing executive sessions, the independent directors meet at least once every year in an independent director executive session without management or non-independent, non-management directors present and have the opportunity to convene in such an independent director executive session at any meeting of the Board in their discretion or at any regularly scheduled independent director executive session, which independent director executive sessions may be convened by either the Chair or, upon reasonable notice, any independent director. Executive sessions of the independent directors are chaired by Mr. Salem.
DIRECTOR EMERITUS DESIGNATION
The Board has adopted a policy in its Corporate Governance Guidelines for the designation of “Director Emeritus” in exceptional circumstances to recognize contributions of an unusually valuable nature to the Company by a former director. A Director Emeritus, although not typically invited to attend Board meetings, may be invited by the Chair to attend certain Board meetings or functions. However, a Director Emeritus is not entitled to attend any Board meeting and may not vote on any business coming before the Board, nor is he or she counted as a member of the Board for the purpose of determining a quorum or for any other purpose. While the Board may determine to compensate a Director Emeritus for his or her advisory and consulting services and a Director Emeritus may be reimbursed for reasonable expenses incurred to attend Board functions to which he or she is invited, a Director Emeritus is not compensated for attendance at such meetings. A Director Emeritus is not a member of the Board or a “director” as that term is used in our Amended and Restated Bylaws, this Proxy Statement or otherwise. There are currently no former directors designated as a Director Emeritus.

DIRECTOR CONTINUING EDUCATION
We are committed to ensuring that our directors remain informed with respect to best practices in corporate governance and engage outside counsel to provide periodic training to our directors on this topic. Each Director is afforded the opportunity to meet with members of our senior management, visit our facilities and consult with independent advisors as necessary or appropriate. Directors are expected to undertake continuing education to properly perform their duties.
RISK MANAGEMENT
While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also share in such responsibility. As part of their delegated areas of responsibility, each of the Board committees reviews and discusses the specific risk topics under its area of responsibility consistent with its charter and such other responsibilities as may be delegated to them by the Board from time to time.
In particular, the Audit Committee focuses on significant risk exposures faced by the Company, including general business risk, financial risk, internal controls, regulatory and compliance matters, cybersecurity risk and material litigation and potential disputes, and assesses the steps and processes management has implemented to monitor, control and/or minimize such exposures. The Audit Committee receives updates on information technology risks at least twice a year from the Chief Information Security Officer and the chair of the Audit Committee updates the full Board on these presentations. The Audit Committee also receives an annual assessment of its cybersecurity program by external subject matter experts. The Company’s information security programs are also subject to regular external audits against best practices varying in scope. Finally, the Company provides annual cybersecurity training for all personnel with network access, as well as additional education for personnel with access to customer and financial information systems.
The Human Capital and Compensation Committee reviews risks related to compensation, talent management and diversity, equity and inclusion. At least annually, the Human Capital and Compensation Committee reviews our compensation policies and practices for executives, management employees and employees generally as they relate to our risk management practices, including the incentives established for risk-taking and the manner in which risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments of compensation policies and practices that should be made to address changes in our risk profile. In addition, the Human Capital and Compensation Committee regularly reviews the results of the Company’s employee engagement surveys, workforce demographic information and the Company’s talent management and diversity, equity and inclusion programs to monitor for human capital related risks. Finally, the Human Capital and Compensation Committee manages risks associated with non-CEO senior management succession planning.
The Nominating/Corporate Governance Committee reviews our corporate governance practices, including Board composition and succession planning for the CEO, and regularly assess our preparation to address risks related to these areas as well as the other areas under its responsibility.
The Corporate Social Responsibility and Sustainability Committee guides our social impact and environmentally sustainable policies and oversees the management of risks associated with the Company’s environmental and social policies and the implementation of related programs.
The Finance Committee oversees the management of market and operational risk that could have a financial impact on the Company, including risks associated with the Company’s capital structure, liquidity, and financial markets as well as the Company’s material transactions and tax strategy.
BOARD DIVERSITY
The Nominating/Corporate Governance Committee considers diversity when assessing the appropriateness of Board membership. Though diversity is not defined in the Corporate Governance Guidelines or in the Nominating/Corporate Governance Committee’s charter, each of which can be found under their respective captions at investors.mgmresorts.com/investors/governance/governance-documents, diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender. As shown below, we believe that our commitment to diversity is demonstrated by the varied backgrounds of our Board nominees.

STOCKHOLDER AND INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS
The Board has established a process for stockholders and other interested parties to communicate with members of the Board, the non-management directors as a group and the Chair. All such communications should be in writing and should be addressed to the Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. All inquiries are reviewed by the Corporate Secretary, who forwards to the Board, the non-management directors or the Chair, as applicable, a summary of all such correspondence and copies of all communications that the Corporate Secretary determines are appropriate and consistent with our operations and policies. Matters relevant to our other departments are directed to such departments with appropriate follow-up to ensure that appropriate inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the chair of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes of ownership with the SEC. The reporting officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of these filings and written representations from such directors and officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2021, except that Form 4s with respect to the Company’s annual grant, each reporting one transaction, were filed one day late for each of Messrs. Hornbuckle, Halkyard, Sanders, McManus, Mandadi and Meinert. We have a program to oversee the compliance of our executive officers and directors in their reporting obligations.

WHERE TO FIND OUR CORPORATE GOVERNANCE DOCUMENTS

We encourage you to view our corporate governance materials on our website, investors.mgmresorts.com/investors/governance/governance-documents. The inclusion of our website address here and elsewhere in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement. The following information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

•	Board Committee Charters	•	Corporate Governance Guidelines

 – Audit Committee Charter
 – Human Capital and Compensation Committee Charter
 – Nominating Corporate Governance Committee Charter
 – Corporate Social Responsibility and Sustainability Committee Charter
 – Finance Committee Charter
		•	Code of Business Conduct and Ethics and Conflict of Interest Policy
RISK OVERSIGHT
Our Board has overall responsibility for overseeing the management of the most significant risks facing the Company. As part of its decision-making processes and meetings, our Board engages in regular discussions regarding risks related to the enterprise and management, focusing particularly on the areas of financial risk, regulatory and compliance risk, and operational and strategic risk. Our management’s assessment of material risks facing the Company is presented by our officers and our legal counsel to the Board at our regularly scheduled Board meetings for the Board’s discussion and consideration in its oversight of the Company. When necessary, our Board convenes for special meetings to discuss important decisions facing the Company. The Board considers short-term and long-term risks when providing direction to the Company in connection with these important decisions, and risk planning is a central part of the calculus in the Board’s decision making process.
CYBERSECURITY RISK MANAGEMENT AND OVERSIGHT
We recognize the importance cybersecurity has to the success of our business. We also recognize the need to continually assess cybersecurity risk and evolve our response in the face of a rapidly and ever-changing environment. We have a seasoned Chief Information Security Officer (“CISO”) that continues to enhance our cybersecurity program and leads our efforts to mitigate technology risks in partnership with business leaders. Each year, special focus is given to maintaining and improving our alignment with the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework and Privacy and Payment Card Industry (“PCI”) controls in support of protecting our technology and customer data. Additionally, we have a cybersecurity incident response plan in place that provides a documented framework for handling high and low severity security incidents and facilitates coordination across multiple parts of the business. We routinely perform attack and response simulations at the technical level, and annually execute tabletop response exercises at the management level. We utilize external expertise to perform annual assessments of our entire cybersecurity program, and personnel receive cybersecurity awareness training. To ensure thorough oversight, the Audit Committee is responsible for overseeing our cybersecurity risk and receives quarterly reports from the Chief Information Security Officer on our cybersecurity risks and enterprise cybersecurity program. Finally, cybersecurity is integrated into the Company’s Code of Conduct that all employees are required to review and all employees with network access must take security awareness training.

SOCIAL IMPACT AND ENVIRONMENTAL SUSTAINABILITY
Governance of Environmental and Social Responsibility
The Corporate Social Responsibility and Sustainability Committee has had oversight over environmental and social responsibility at the Company for over a decade. Mr. Hornbuckle, our Chief Executive Officer and President and a Director, is actively engaged in strategy development and implementation, oversees these matters on behalf of management and serves as a liaison to the Corporate Social Responsibility and Sustainability Committee and senior management.

Strategic Framework for Social Impact and Sustainability
As a result of a recent review of the Company’s social impact and sustainability strategy, the Company determined to refine its strategy, simplified its strategic priorities, and created closer alignment between these priorities and specific United Nations Sustainable Development Goals. Our updated framework is shown below.

In addition, the Company has been making new ESG disclosures as a part of its commitment to transparently inform our stakeholders on ESG-related policies, programs and performance. In 2021, we expanded the scope of our disclosures in directional alignment with certain third-party ESG frameworks, including: the Sustainability

Accounting Standards Board (“SASB”), Casinos & Gaming Sector Standard and Hotels & Lodging Sector Standard. We also reported in alignment with the Global Reporting Initiative (“GRI”) for the first time ever. We provided these new disclosures within calendar year 2021 on a new dedicated ESG disclosures page on our website at https://www.mgmresorts.com/en/company/csr/esg-disclosures.html. The content on this website is for informational purposes only and such content is not incorporated by reference into this Proxy Statement.
To supplement the Company’s fourteen primary Social Impact & Sustainability Goals, which are available on our dedicated ESG disclosures page described above, in 2021, the Company set two new climate goals including (i) a commitment to reducing absolute scope one and two greenhouse gas (“GHG”) emissions by 50% by 2030 (2019 will serve as the base year) and (ii) a commitment to sourcing 100% renewable electricity in the United States and 80% globally by 2030. These goals were informed by the guidance of the Science-based Targets Initiative and have been submitted for consideration by that body.
Investing in Our Communities – Our Core Belief & Strategic Priorities

Core Belief:
As a member of the communities in which we operate, we believe it is our responsibility to contribute to the social and economic progress of where we live and operate.
We aim to sustain and build on the best of a community, advancing workforce opportunities, education and food security in all our regions.
We are passionately committed to philanthropy, volunteerism and community engagement.
As one example of how we invest in our communities, in 2021 MGM Resorts agreed to be a founding partner in a new farming facility, Freight Farms, which is expected to launch growing operations in two 40-foot shipping containers that can produce an output equivalent to that of 3.5 acres of land-based farming. The project is expected to bring fresh produce into Las Vegas Historic Westside, a predominantly African American community, and help address food insecurity by providing fresh healthy food to the local community. The community farming facility is expected to be fully operational by the end of 2022. The city of Las Vegas has started a feasibility study and the retrofit work required to build the community farming facility. To support this project the Company made a one-time donation of $500,000 and MGM’s food and beverage team members will collaborate on the project and provide consulting support to the city on a pro-bono basis.

Fostering Diversity, Equity & Inclusion – Our Core Belief & Strategic Priorities

DIVERSITY & INCLUSION STRATEGIC PRIORITIES

PEOPLE	CULTURE	SUPPLIERS & CUSTOMERS
ATTRACT, DEVELOP AND RETAIN DIVERSE TALENT	ADVANCE AN INCLUSIVE CULTURE AND WORKPLACE	EMBED DIVERSITY & INCLUSION INTO BUSINESS STRATEGIES
IMPROVE DIVERSE MANAGEMENT REPRESENTATION	PROMOTE TOLERANCE, MUTUAL RESPECT, EQUALITY & BELONGING	SUPPORT CLIENT ENGAGEMENT THROUGH MULTICULTURAL SALES AND MARKETING
EMBED DIVERSITY ACROSS HR PRACTICES	DRIVE MANAGEMENT ACCOUNTABILITY	GROW SUPPLIER DIVERSITY PROGRAM
ENSURE EQUAL ACCESS TO OPPORTUNITIES FOR ALL	HARNESS DIVERSE VIEWS AND IDEAS AS LEVERS FOR INNOVATION	SUPPORT THE DEVELOPMENT/ CAPACITY OF DIVERSE OWNED BUSINESSES

SUPPORTING THREE UNITED NATIONS SUSTAINABLE DEVELOPMENT GOALS (SDGs)

5 GENDER EQUALITY; 10 REDUCED INEQUALITIES	10 REDUCED INEQUALITIES	8 DECENT WORK & ECONOMIC GROWTH

Core Belief:
We know the importance of respecting each other’s differences.
We endeavor to embrace and leverage those differences to achieve best-in-class experiences and cultivate stronger ties with our guests, employees, neighbors and partners.
We are committed to taking strong and principled stands on issues of equality and aim to better unify our world.
As one example of how the Company fosters diversity, equity and inclusion, the Company offers 21 employee network groups (“ENGs”) throughout the enterprise. With a focus on 10 affinities, our ENGs continually provide access to opportunities for all employees. These groups help advance our efforts around diversity, equity and inclusion.
The ENGs advance an inclusive culture and workplace thereby providing promoting tolerance, mutual respect equality and belonging and harnessing diverse views and ideas as levers for innovation.

Protecting the Planet – Core Belief & Strategic Priorities

Core Belief:
We believe a greener business is a better business and environmental leadership is critical to 21st century corporate leadership.
We preserve the environment by reducing water, energy and waste, while increasingly purchasing environmentally preferable materials.
We are committed to renewable electricity and to being a global leader in the fight against climate change.
As one example of our commitment to protecting the planet, in 2021 we opened the 100MW MGM Resorts Mega Solar Array. The journey to this milestone was a long one: in 2016, MGM transitioned to distribution only service with the local utility in southern Nevada in order to control our energy future and to increase our use of renewable electricity. In 2018 we signed an agreement with Invenergy to build a utility-scale solar array (100MW) on behalf of MGM Resorts. In early 2021, Invenergy sold a 75% interest in the MGM Resorts Mega Solar Array to AEP Renewables, a subsidiary of American Electric Power (Nasdaq: AEP). In mid-2021, production from the array began, providing up-to 90% of daytime electricity use of MGM Las Vegas properties (>65M square feet), and nearly 30% of total Las Vegas electricity use (day and night). This is equal to taking approximately 27,000 average U.S. homes off the grid. The array will be a key enabler of our goal to reduce carbon emissions per square foot by 45% by 2025.

DIRECTOR COMPENSATION
2021 DIRECTOR COMPENSATION
Board members who are employees of the Company do not receive compensation for their service on the Board. Board members (i) who are nominated to the Board pursuant to a contractual right or agreement, (ii) who are an officer or employee of, or a person who performs responsibilities of a similar nature for, the nominating entity or person, as the case may be, or an affiliate thereof, and (iii) who are determined not to be independent because of conflicting interests between the Company and the nominating entity or person or its affiliates, receive no compensation for their service on the Board. Each director who is not an employee of the Company receives reimbursement of all reasonable expenses incurred in attending meetings of the Board and any committees on which he or she serves.
The Company believes that director compensation should be reasonable in light of what is customary for companies of similar size, scope and complexity, and should reflect the time, effort and expertise required of directors to adequately perform their responsibilities. The Board evaluates annually the status of Board compensation and in 2021, at the recommendation of the Company’s compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”), the Board determined to (i) increase the annual equity grant provided to non-management directors from $150,000 to $175,000 and (ii) remove the cap on fees for committee service. F.W. Cook believes that these changes would align director compensation at the Company with the median of the Company’s peer group.
The following table sets forth information regarding non-management director compensation for 2021.
NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(A)(B)	ALL OTHER COMPENSATION(C)	TOTAL
Barry Diller	$—	$—	$—	$—
William W. Grounds(I)	82,500	175,000(E)	—	257,500
Alexis M. Herman	165,000	175,000	13,800	353,800
Roland Hernandez(J)	37,500	—	—	37,500
Mary Chris Jammet	145,000	175,000(E)	13,800	333,800
John Kilroy(K)	130,000(E)	175,000(E)	13,800	318,800
Joey Levin	—	—	13,800	13,800
Rose McKinney-James	160,000(D)(E)	175,000(E)	13,800	348,800
Keith Meister	120,000(E)	175,000(E)	13,800	308,800
Paul Salem	256,250(E)(F)	175,000(E)	13,800	445,050
Gregory M. Spierkel	150,000	175,000(E)	13,800	338,800
Jan G. Swartz	130,000	175,000	13,800	318,800
Daniel J. Taylor	232,875(G)(H)	175,000	13,800	421,675
(A)
The amount reflected in this column is the grant date fair value of awards granted during 2021, computed in accordance with FASB ASC 718. In respect of the annual equity retainer, except for Mr. Diller, Mr. Hernandez and Mr. Levin, each non-management director received a grant of 4,498 RSUs with a value of $175,000 in May 2021, which will vest on May 4, 2022. Mr. Diller and Mr. Levin have elected to decline any compensation for their service on the Board other than Mr. Levin accepting M life Express Comps pursuant to the Company’s Facility Use Policy.

(B)
On December 31, 2021, non-management director held the following shares of RSUs, which were granted in 2021 and are not fully vested and deferred stock units (including DEUs associated with these awards): Mr. Grounds, 2,999; Ms. Herman, 4,498; Ms. Jammet, 4,498; Mr. Kilroy, 24,502; Ms. McKinney-James, 53,219; Mr. Meister, 31,775; Mr. Salem, 60,222; Mr. Spierkel, 55,489; Ms. Swartz, 4,498; and Mr. Taylor, 83,956.

(C)
Reflects a reasonable estimate of the incremental cost to the Company of providing directors with benefits under our M life Express Comps program (which were renamed MGM Rewards Points in February of 2022) pursuant to the Company’s Facility Use Policy (as described below).

(D)	Includes an annual retainer of $10,000 for serving on the Board of Directors of MGM Grand Detroit, LLC.
(E)	All or a portion of these amounts were deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors.
(F)	Includes an annual retainer of $175,000 for his role as Chair of the Board.
(G)	Includes an annual retainer of $20,000 for his role as liaison to Compliance Committee.
(H)	Includes an annual retainer of $90,500 for his service on the board of MGM China Holdings Limited (“MGM China”).

(I)	Mr. Grounds ceased to be a director, effective as of August 1, 2021.
(J)	Mr. Hernandez did not stand for re-election at the 2021 annual meeting and, as a result, ceased to be a director on May 5, 2021.
(K)	Mr. Kilroy ceased to be a director, effective as of December 31, 2021.
INDEPENDENT DIRECTOR COMPENSATION STRUCTURE
Independent directors receive the following, payable in equal quarterly installments: an annual retainer, an annual fee for service on a Board committee and, as applicable, an annual fee for service as a Board committee chair, an annual fee for service as the Chair of the Board, an annual fee for service as liaison to the Compliance Committee of the Company, an annual fee for engaging in annual diligence review and strategic oversight in key areas of interest, which may include traveling from time to time, and an annual fee for service on the MGM China Board of Directors. Independent directors also receive an annual equity incentive award.
For 2021, independent director cash compensation was structured as follows:
Annual Retainer	$90,000
Additional Annual Retainer for Chair	$175,000
Additional Annual Retainer for Service on the MGM China Board	$90,500
Additional Annual Retainer for Committee Service	$20,000 per committee(1)
Additional Annual Retainer for Committee Chairs	$20,000
Additional Annual Retainer for Liaison to Compliance Committee	$20,000
Additional Annual Retainer for Engaging in Diligence Review in Key Areas of Interest	$7,500
Per-Meeting Fees	None
(1)	On May 6, 2021, the limit on the annual retainer for Committee service of $40,000 was removed.
Directors are reimbursed for expenses to attend Board and committee meetings.
INDEPENDENT DIRECTOR USE OF COMPANY FACILITIES
We have a Policy Concerning Independent Director Use of Company Facilities (the “Facility Use Policy”). To permit independent directors to experience our facilities and to better prepare themselves to provide guidance to us on matters related to product differentiation and resort operations, each year, following the election of the Board at the annual meeting of stockholders, each independent director is offered a certain amount of MGM Rewards Points to be utilized at our resort facilities. As each independent director may have different schedule constraints resulting in varying frequencies of visits to our facilities, independent directors may request to receive a lesser number of MGM Rewards Points to suit their anticipated annual visitation. In addition, as a token of appreciation for significant Board service, each independent director who has served on the Board for a minimum of three years will continue to be offered a certain amount of MGM Rewards Points for an additional three years after they have ceased to serve on the Board, provided (a) the independent director’s departure from the Board was on good terms as determined by the Nominating/Corporate Governance Committee in its discretion (for example, the independent director must not have been removed for cause and there must have been no disagreement in connection with the non-management director’s departure from the Board that would be required to be reported by the Company on Form 8-K) and (b) the independent director does not after his or her departure from the Board take any action that adversely impacts the Company or breach any agreement with or duty to the Company, in each case as determined by the Nominating/Corporate Governance Committee in its discretion. To the extent required by applicable law or Internal Revenue Service regulations, the fair value of MGM Rewards Points awarded to each independent director and former independent director, as such value is established by us from time to time, will be reported as income to the director on Form 1099. Each independent non-management director and former independent non-management director is responsible for paying any applicable income taxes on these amounts based on his or her personal income tax return.

PRINCIPAL STOCKHOLDERS
The table below shows the number of shares of our Common Stock beneficially owned as of the close of business on March 11, 2022 by each of our directors, director nominees and named executive officers, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group based on 435,333,066 shares of our Common Stock outstanding as of March 11, 2022.
NAME(A)	COMMON STOCK	OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS(B)(C)	TOTAL SHARES BENEFICIALLY OWNED(B)(C)	PERCENT OF CLASS	DEFERRED STOCK UNITS(D)
Barry Diller	—	—	—	—	—
Jonathan S. Halkyard	5,733	—	5,733	*	—
Alexis M. Herman	8,194(E)	4,498	12,692	*	—
William J. Hornbuckle	242,834(F)	301,417	544,251	*	—
Mary Chris Jammet	11,256	—	11,256	*	14,545
Joey Levin	—	—	—	—	—
Tilak Mandadi	—	—	—	—	—
Rose McKinney-James	10,131	1,350	11,481	*	51,869
John M. McManus	56,969	6,528	63,497	*	—
Keith A. Meister	6,673,778(G)	—	6,673,778	1.53%	31,775
Paul Salem	1,517,000	—	1,517,000	*	60,222
Corey I. Sanders	352,265(H)	8,855	361,120	*	—
Gregory M. Spierkel	26,642(I)	—	26,642	*	55,489
Jan G. Swartz	27,615(J)	4,498	32,113	*	—
Daniel J. Taylor	—	4,498	4,498	*	79,458
All current directors and executive officers as a group (15 persons total)	8,932,417	331,644	9,264,061	2.13%	293,358
*	Less than 1%.
(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(B)
Deferred stock units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)
Does not include dividend equivalents in respect of RSUs that were credited to the holder’s account on March 15, 2022 with the number of additional RSUs based on the closing price of MGM’s shares on March 15, 2022.

(D)
Includes all previously deferred stock units held by Non-Employee Directors and RSUs to be deferred within 60 days. Deferred stock units are payable either in a lump sum or installments, at the director’s election, with the lump sum or first installment payable within 90 days of the first day of the month following the director’s separation from the Board. Does not include dividend equivalents in respect of RSUs that were credited to the holder’s account on March 15, 2022 with the number of additional RSUs based on the closing price of MGM’s shares on March 15, 2022.

(E)	Includes 8,194 shares held in living trust.
(F)	Includes 182,603 shares held in trust.
(G)
The 6,673,778 shares of Common Stock included in the table above are held for the accounts of certain private investment funds for which Corvex Management LP (“Corvex”) acts as investment adviser, including Corvex Master Fund LP and Corvex Select Equity master Fund LP. The general partner of Corvex is controlled by Mr. Meister.

(H)	Includes 36,465 shares held in trust.
(I)	Includes 26,642 shares held in grantor trust.
(J)	Includes 5,628 shares held in trust.

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of March 11, 2022, the only persons known by us to be the beneficial owners of more than 5% of our Common Stock were as follows based on 435,333,066 shares of our Common Stock outstanding as of March 11, 2022:
NAME AND ADDRESS	COMMON STOCK BENEFICIALLY OWNED(A)	PERCENT OF CLASS
IAC/InterActiveCorp 555 West 18th Street New York, NY 10011	63,533,902	14.59%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	42,100,501	9.67%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	25,615,689	5.88%
(A)	Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.
(B)	Based upon a Schedule 13D/A filed by IAC/InteractiveCorp with the SEC on February 16, 2022. Reflects sole voting power and sole dispositive power of 63,533,902 shares.
(C)
Based upon a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2022. Reflects sole dispositive power of 40,568,256 shares. Reflects shared voting power of 594,270 shares and shared dispositive power of 1,532,245 shares.

(D)	Based upon a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2022. Reflects sole voting power of 22,431,853 and sole dispositive power of 25,615,689 shares.

SECURITY OWNERSHIP IN OUR SUBSIDIARIES
The table below shows the number of MGM Growth Properties LLC (“MGP”) Class A shares beneficially owned as of the close of business on March 11, 2022 by each of our directors, director nominees and named executive officers, as well as the number of MGP shares beneficially owned by all of our current directors and executive officers as a group, based on 156,753,272 shares of MGP’s Class A shares outstanding as of March 11, 2022.
NAME(A)	CLASS A SHARES	OPTIONS/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS(B)(C)	TOTAL SHARES BENEFICIALLY OWNED(B)(C)	PERCENT OF CLASS	DEFERRED SHARE UNITS(C)(D)
Barry Diller	—	—	—	—	—
Jonathan S. Halkyard	—	—	—	—	—
Alexis M. Herman	—	—	—	—	—
William J. Hornbuckle	39,213(E)	—	39,213	*	—
Mary Chris Jammet	—	—	—	—	10,047
Joey Levin	—	—	—	—	—
Tilak Mandadi	—	—	—	—	—
Rose McKinney-James	—	—	—	—	10,047
John M. McManus	27,582	—	27,582	*	—
Keith A. Meister	—	—	—	—	—
Paul Salem	—	—	—	—	24,423
Corey I. Sanders	235,741(F)	—	235,741	*	—
Gregory M. Spierkel	7,500	—	7,500	*	10,047
Jan G. Swartz	—	—	—	—	—
Daniel J. Taylor	—	4,024	4,024	*	31,145
All current directors and executive officers as a group (15 persons total)	310,036	4,024	314,060	*	85,709
*	Less than 1%.
(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(B)
Deferred share units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)
Does not include dividend equivalents in respect of RSUs that will be credited to the holders’ account on April 14, 2022 with the number of additional RSUs based on the closing price of MGP’s Class A shares on April 14, 2022.

(D)
Represents all previously deferred share units and RSUs to be deferred within 60 days under the MGM Growth Properties LLC 2016 Deferred Compensation Plan for non-employee directors. Each deferred share unit is the economic equivalent of one Class A share. The deferred share units become payable upon termination of service as a director. Does not include dividend equivalents in respect of RSUs that will be credited to the holders’ account on April 14, 2022 with the number of additional RSUs based on the closing price of MGP’s Class A shares on April 14, 2022.

(E)	Includes 7,541 shares held in trust.
(F)	Includes 128,200 shares held in trust and 100,000 shares held in family partnership.
As of the close of business on March 11, 2022, none of our directors, director nominees or named executive officers held shares in MGM China.

TRANSACTIONS WITH RELATED PERSONS
Related person transactions covered by Item 404(a) of Regulation S-K requiring prior review and oversight by the Audit Committee are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company, including consideration of the factors set forth in our written guidelines under our Code of Conduct for the reporting, review and approval of potential conflicts of interest: the size of the transaction or investment, the nature of the transaction or investment, the nature of the relationship between the third party and the Company, the nature of the relationship between the third party and the director or employee, the net worth of the employee or director, and any other factors the Committee deems appropriate. Our executive officers and directors may also enter into transactions with us involving the purchase of goods or services, such as hotel rooms, tickets to events or meals at restaurants. These transactions are in the ordinary course of our business, and we provide them on terms that we offer to our customers generally. If the Company becomes aware of an existing transaction with a related person that has not been approved under the foregoing procedures, the matter is referred to the Audit Committee. The Audit Committee then evaluates all options available, including ratification, revision or termination of such transaction. The Company had the following related party transactions since the beginning of 2021:
In 2020, Sean Lanni, the son-in-law of Mr. Hornbuckle, our Chief Executive Officer, President and a Director of the Company entered into a three-year employment agreement with the Company for the position of President of Far East Marketing, which provides for a base salary, effective January 1, 2021, of $495,000. In addition, Mr. Lanni will be eligible for an annual equity award and a target annual bonus on the same general terms and conditions as applicable to employees in similar positions who are not related to Mr. Hornbuckle. Mr. Lanni will also be eligible to participate in a special bonus program which will provide him with the opportunity to earn an incremental annual bonus in an amount up to 50% of his base salary based on incremental increases in theoretical profit from Far East/Asian marketing gaming customer play.
In addition, in February of 2022, the Audit Committee reviewed and approved a transaction between the Company and Corvex Management LP (“Corvex”) where the Company agreed to repurchase 4.5 million shares of Company Common Stock from Corvex at $45.00 per share for a total of $202.5 million. Corvex is controlled by Keith Meister who serves on the Board.

PROPOSALS REQUIRING YOUR VOTE
PROPOSAL NO. 1 ELECTION OF DIRECTORS
At the Annual Meeting, our stockholders are being asked to elect directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal. All of the Company’s nominees on the Proxy Card were elected as directors at the last annual meeting of stockholders. Mr. Kilroy, who was elected at the last annual meeting of stockholders, resigned from the Board on December 31, 2021. Mr. Grounds, who was also elected at the last annual meeting, resigned on August 1, 2021. If any of the following nominees should be unavailable to serve as a director, which contingency is not presently anticipated, it is the intention of the persons designated as proxies to select and cast their votes for the election of such other person or persons as the Board may designate.
The Board recommends a vote FOR the election of each of the nominees to the Board.
Information Concerning the Board’s Nominees
The Board seeks nominees who have substantial professional accomplishments and who are leaders in the companies or institutions with which they are affiliated. Nominees should be persons who are capable of applying independent judgment and undertaking analytical inquiries and who exhibit high integrity, practical wisdom and mature judgment. The Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, based on diverse experiences. The Nominating/Corporate Governance Committee, together with the Board, reviews on an annual basis the composition of the Board to determine whether the Board includes the right mix and balance of skill sets, financial acumen, general and special business experience and expertise, industry knowledge, diversity, leadership abilities, high ethical standards, independence, sound judgment, interpersonal skills, overall effectiveness and other desired qualities. Director candidates also must meet the approval of certain state regulatory authorities.
We identify and describe below the key experience, qualifications and skills, in addition to those discussed above, that the directors bring to the Board and that are important in light of our business.
•
Leadership experience. Directors with experience in significant leadership positions demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Thus, their service as top leaders at other organizations also benefits us.

•	Finance experience. An understanding of finance and financial reporting is important for our directors, as we measure our operating and strategic performance by reference to financial targets.
•
Industry experience. We seek to have directors with experience as executives, as directors or in other leadership positions in the resort, gaming and entertainment industries in which we participate, particularly given the highly regulated nature of these industries, as well as experience in the digital industry working with omni channel platforms.

•
Government experience. We seek directors with government experience, as our business is subject to extensive government regulation and we are directly affected by governmental actions. We therefore recognize the importance of working constructively with local, state, federal and international governments.

•
Public company directorship experience. We seek directors with experience as directors of other public companies, as we believe these individuals will have been exposed to the various types of financial, governance and operational matters that companies such as ours consider from time to time.

The following sets forth, for each nominee, his or her name, age as of the date of the Annual Meeting, principal occupation for at least the past five years and certain other matters. The respective experiences, qualifications and skills the Board considered in determining whether to recommend each director nominated for election are also included in the column to the right.

BARRY DILLER	Principal Occupation/Other Directorships
AGE: (80) DIRECTOR SINCE 2020 CHAIRMAN AND SENIOR EXECUTIVE OF IAC

• Chairman and Senior Executive of IAC/InterActiveCorp (“IAC”) since December 2010.
• Chairman and Senior Executive of Expedia Group, Inc. (formerly, Expedia, Inc.) since August 2005.
• From 1995 to late 2010, served as the Chairman and the Chief Executive Officer of IAC.
• Since December 1992, beginning with QVC, Inc., served as chief executive for a number of predecessor companies engaged in media and interactivity prior to the formation of IAC.
• From October 1984 to April 1992, served as Chairman and Chief Executive Officer of Fox, Inc. and was responsible for the creation of Fox Broadcasting Company in addition to Fox’s motion picture operations.
• Before joining Fox, served for 10 years as the Chairman and Chief Executive of Paramount Pictures Corporation. In March 1983, in addition to Paramount, became President of the conglomerate’s newly formed Entertainment and Communications Group, which included Simon & Schuster, Inc., Madison Square Garden Corporation and SEGA Enterprises, Inc.
• Prior to joining Paramount, served as Vice President of Prime Time Television for ABC Entertainment.
• Through his foundation he supported projects for Roundabout Theatre Company, Signature Theatre, The Public Theater, and Motion Picture & Television Fund, and is creating Little Island, a park and performance center in the Hudson River.
• Director of The Coca-Cola Company since April 2002.
• Member of The Business Council.

Director Qualifications
Leadership experience—Serves as Chairman and Senior Executive of IAC. Served as Chief Executive Officer of Fox, Inc. from 1984 to 1992, responsible for the creation of Fox Broadcasting Company, and Fox’s motion picture operations. Prior to Fox, served for 10 years as Chief Executive Officer of Paramount Pictures Corporation.
Finance experience—Extensive experience in financings, mergers, acquisitions, investments and strategic transactions, including transactions with Silver King Broadcasting, QVC, Inc., Ticketmaster Entertainment, Inc. and Home Shopping Network, Inc. Served on the Finance Committee of Graham Holdings Company.
Industry experience—Extensive experience in the media and Internet sectors, including experience at IAC, with businesses in the marketing and technology industries, at Expedia Group, Inc., which empowers travelers through technology with tools to efficiently research, plan, book and experience travel, and at TripAdvisor, Inc., which operates the flagship TripAdvisor-branded websites and numerous other travel brands.
Public company directorship experience—Director and member of various board committees of several public companies.

ALEXIS M. HERMAN	Principal Occupation/Other Directorships
AGE: (74) DIRECTOR SINCE 2002 CHAIR AND CHIEF EXECUTIVE OFFICER OF NEW VENTURES LLC

• Chair and Chief Executive Officer of New Ventures LLC, a corporate consulting company, since 2001.
• Lead Director, Chair of the Governance and Nominating Committee, and member of the Technology Committee, Finance Committee, and Executive Committee of Cummins Inc.
• Director and member of the Personnel Committee and member of the Corporate Governance Committee of Entergy Corp.
• Director and member of the Compensation Committee and Chair of the Public Issues and Diversity Review Committee of The Coca-Cola Company.
• Served as Chair of the Business Advisory Board of Sodexo, Inc., a member of the global advisory board for Toyota Motor Corporation and as Chair of Toyota Motor Corporation’s North American Diversity Advisory Board.
• United States Secretary of Labor from 1997 to 2001.
• Member of the Board of Trustees of the National Urban League, a civil rights organization, and member of the Board of Trustees of Toyota Technological Institute at Chicago University.
• President of the Dorothy I. Height Education Foundation and Co-Chair of the Presidential Leadership Scholars Initiative.

Director Qualifications
Leadership experience—Chief Executive Officer of a consulting firm; former United States Secretary of Labor; member of the board of trustees of a civil rights organization.
Finance experience—Member of the finance committee of a public company that designs, manufactures, sells and services diesel engines and related technology around the world.
Government experience—Former United States Secretary of Labor.
Public company directorship experience—Director and member of various board committees of several public companies; member of advisory boards to public companies.

WILLIAM J. HORNBUCKLE	Principal Occupation/Other Directorships
AGE: (64) DIRECTOR SINCE 2020 CHIEF EXECUTIVE OFFICER AND PRESIDENT OF THE COMPANY

• Chief Executive Officer and President of the Company since July 2020 and Acting Chief Executive Officer and President from March 2020 through July 2020.
• Formerly President and Chief Operating Officer of the Company from March 2019 to March 2020, President since December 2012 and Chief Customer Development Officer since December 2018.
• Chairman of the MGM China board since March 2020 and a director of MGM China since 2011; previously a director of MGM Growth Properties LLC from 2016 through March 2020.
• Previously served as Director of PLAYSTUDIOS, Inc. from June 2021 to December 2021.
• Chief Marketing Officer of the Company from August 2009 to August 2014.
• Founder and Advisory Board Member of George Bank Financial Holdings from March 2007 through the present.
• Founder and Advisory Board Member of George Bank Financial Holdings from March 2007 through the present.
• President and Chief Operating Officer of Mandalay Bay Resort & Casino in Las Vegas from April 2005 to August 2009.
• Previously served as President and Chief Operating Officer of MGM MIRAGE-Europe, where he worked on the development of MGM’s gaming operations in the United Kingdom.
• Previously served as President and Chief Operating Officer of MGM Grand Hotel & Casino and of Caesars Palace, Las Vegas.
• Spent the majority of his earlier career with Mirage Resorts Inc. in various senior management positions, including the Vice President of Hotel Operations of Golden Nugget, the Vice President of Hotel Operations of the Mirage, the President of Laughlin, the Executive Vice President and Chief Operating Officer of Treasure Island and the Executive Vice President of Operations of MGM Grand, from 1986 to 1998.
• Bachelor’s degree in hotel administration from the University of Nevada, Las Vegas.
• Selected to our Board because he brings extensive management experience and understanding of the gaming industry.

Director Qualifications
Leadership experience—Chief Executive Officer of the Company since July 2020 and has held several key executive positions with the Company for over 10 years.
Finance experience—Served as Chief Operating Officer of the Company and as Chief Operating Officer for many other reputable gaming-industry companies.
Industry experience—Served in various roles at the Company and other casino companies for over three decades.
Public company directorship experience—Current director and Chairman of MGM China, a Hong Kong Stock Exchange listed company, and a former director of MGM Growth Properties LLC.

MARY CHRIS JAMMET	Principal Occupation/Other Directorships
AGE: (54) DIRECTOR SINCE 2014 FORMER SENIOR VICE PRESIDENT, PORTFOLIO MANAGER AND EQUITY ANALYST AT LEGG MASON GLOBAL ASSET MANAGEMENT

• Founder and principal of Bristol Partners, LLC.
• Former Senior Vice President and portfolio manager responsible for $20 billion in assets for clients in the United States and abroad, from 1998 until 2013, and equity research analyst focused on the gaming and lodging industry, from 1989 until 1998, at Legg Mason Global Asset Management, an international asset management firm.
• Member of the Board of Directors for Adams Diversified Equity Funds (NYSE: ADX) and Adams Natural Resources Fund (NYSE: PEO) since December 2020. Member of the Nominating and Governance Committee and Audit Committee for both ADX and PEO.
• Former Independent Director for Payless ShoeSource Inc. from June 2018 to January 2019 and Chair of the Nominating and Governance Committee, Chair of the Corporate Social Responsibility Committee and Member of the Special Committee.
• Consultant and advisor to start-up companies in early-stage financings since 2013.
• Member of the Finance Department Advisory Board Sellinger School of Business at Loyola University Maryland.

Director Qualifications
Leadership experience—Former Senior Vice President of one of the largest international asset management firms.
Finance experience—Served as Senior Vice President and portfolio manager of a regulated financial services institution, responsible for, among other things, assessing the performance of companies and evaluating their financial statements.
Industry experience—Served as an equity analyst researching the gaming and lodging industries.
Public company directorship experience—Current Member of the Board of Directors for ADX and PEO, both NYSE-listed funds.

JOEY LEVIN	Principal Occupation/Other Directorships
AGE: (42) DIRECTOR SINCE 2020 CHIEF EXECUTIVE OFFICER OF IAC

• Chief Executive Officer and Director of IAC since June 2015.
• Served in various roles at IAC since he joined the company in 2003 working in the Mergers & Acquisitions group.
• Former CEO of Mindspark Interactive, a division of IAC, and has led various businesses for IAC until his appointment to CEO and the Board of Directors in 2015.
• Prior to joining IAC, worked in the Technology Mergers & Acquisitions group for Credit Suisse First Boston (now Credit Suisse) in San Francisco.
• Chairman of the Board of Directors of Angi Inc. (formerly ANGI Homeservices Inc.).
• Chairman of the Board of Vimeo Inc. since May 2021.
• Former Chairman of the board from October 2015 to January 2018 and has more recently served as a Director of Match Group, Inc. since January 2018.
• Director of Turo Inc.
• Served as a Director of several publicly traded consumer technology companies including Groupon, Inc., LendingTree, Inc, and The Active Network through its IPO and up until its sale to Vista Equity Partners.

Director Qualifications
Leadership experience—Chief Executive Officer of IAC, a leading media and internet company, and served as Chairman of the Board of Match Group, Inc., an internet and technology company with the largest global portfolio of online dating services, and ANGI Homeservices Inc., a global leader in home improvement.
Finance experience—Significant experience in financings, mergers, acquisitions, investments and strategic transactions through his various roles at IAC and in the Technology Mergers & Acquisition group for Credit Suisse.
Industry experience—Extensive experience in the media and Internet sectors, including experience at IAC, with businesses in the marketing and technology industries.
Public company directorship experience—Serves as a director of several public companies, including as Chairman of the Board of Directors for Match Group, Inc. and ANGI Homeservices Inc.

ROSE MCKINNEY-JAMES	Principal Occupation/Other Directorships
AGE: (70) DIRECTOR SINCE 2005 MANAGING PRINCIPAL OF ENERGY WORKS CONSULTING LLC AND MCKINNEY JAMES & ASSOCIATES

• Managing Principal of Energy Works Consulting LLC and McKinney James & Associates, providing consulting services regarding public affairs in the areas of energy, education, and environmental policy, in each case for more than the past five years.
• Director of CLEAResult since November 2020 and a member of its Audit Committee.
• Director of Ioneer Ltd. since January 2021.
• Director of Ledger8760, Inc. since April 2021.
• Trustee of Finite Corporation since October 2021.
• Director of Marketing and External Affairs of Nevada State Bank Public Finance from 2007 to 2013.
• Member of the Audit Committee and Chair of the CRA Committee of Toyota Financial Savings Bank.
• Former Director and Chair of the Board Governance and Nominating Committee and member of the Finance Committee of Employers Holdings, Inc. from 2005 to June 2013.
• Serves on the Board of Directors of MGM Grand Detroit, LLC and as an Emeritus Director of Three Square and Nevada Partners.
• Board Chair of the Governance and Nominating Committee of The US Energy Foundation.
• Director of the National Association of Corporate Directors Southern California Pacific Southwest Chapter and Fellow of the National Association of Corporate Directors.
• Formerly the President and Chief Executive Officer of the Corporation for Solar Technologies and Renewable Resources for five years.
• Former Commissioner with the Nevada Public Service Commission and former Director of the Nevada Department of Business and Industry.

Director Qualifications
Leadership experience—Former President and CEO of a not-for-profit corporation focused on solar and renewable energy technologies; former leader of two Nevada state government agencies.
Finance experience—Finance committee member of a company that provides workers’ compensation insurance and services to small businesses; member of audit committee of Toyota Financial Savings Bank, member of the Audit Committee of CLEAResult.
Industry experience—Former director of Mandalay Resort Group prior to its acquisition by the Company.
Government experience—Former leader of two Nevada state government agencies.
Public company directorship experience—Former director and board committee member of a company that provides workers’ compensation insurance and services to small businesses.

KEITH A. MEISTER	Principal Occupation/Other Directorships
AGE: (49) DIRECTOR SINCE 2019 FOUNDER, MANAGING PARTNER & CHIEF INVESTMENT OFFICER OF CORVEX MANAGEMENT LP

• Founder, Managing Partner & Chief Investment Officer of Corvex Management LP since 2010.
• Director and Chairman of CM Life Sciences, Inc., CM Life Sciences II Inc. and CM Life Sciences III Inc. prior to 2022.
• Director Sema4 Holdings, from January 2021 through the present and a member of its Audit Committee.
• Director of BetMGM since May 2020.
Senior Managing Director of the General Partners of Icahn Partners L.P. and affiliated funds from November 2004 to August 2010.
• Co-President of J Net Ventures from January 2000 through September 2001.
• Prior to launching J Net Ventures, Mr. Meister worked at NorthStar Capital and Lazard Freres.
• Co-President of J Net Ventures from January 2000 through September 2001.
• Previously served as a director on numerous other public boards including: Yum! Brands, Inc., The Williams Companies, The ADT Corporation, Ralcorp Holdings and Motorola, Inc./Motorola Mobility, Inc., among others.
• Chairman of the Board of Directors for Harlem Children’s Zone and a member of the board of trustees for the American Museum of Natural History.

Director Qualifications
Leadership experience—Operational and management expertise as managing partner and executive officer of an investment firm and diversified holding company.
Finance experience—Expertise in finance, capital markets, strategic development and risk management.
Public company directorship experience—Director and board committee member of public companies in a variety of industries.
Industry Experience—Served as board member of a company with assets and operations in the casino and gaming industry.

PAUL SALEM	Principal Occupation/Other Directorships
AGE: (58) CHAIRMAN OF THE BOARD SINCE 2020 AND DIRECTOR SINCE 2018 SENIOR MANAGING DIRECTOR EMERITUS AT PROVIDENCE EQUITY PARTNERS

• Chairman of MGM Growth Properties LLC since March 2020.
• Senior Managing Director Emeritus, Providence Equity Partners (“Providence”) since 2018, with Providence from 1992 – 2019, which specializes in investing in the media, communications, education and information industries by employing a variety of financing structures and target equity investments and bringing industry, financial, operational and leadership expertise to portfolio companies.
• Previously served as a director of Grupo TorreSur, Asurion, Eircom, Madison River Telecom, MetroNet (formerly AT&T Canada), PanAmSat, Tele1 Europe, Verio, Wired Magazine, Education Management Corporation and several other Providence investments.
• Prior to joining Providence in 1992, worked for Morgan Stanley in corporate finance and mergers and acquisitions and prior to Morgan Stanley spent four years with Prudential Investment Corporation.
• Chairman of Year Up, a national non-profit focused on closing the opportunity divide for urban young adults, and a board member of Edesia Global Nutrition, a non-profit dedicated to treating and preventing malnutrition in the world’s most vulnerable populations.
• Serves on the advisory board of the Carney Institute for Brain Science at Brown University.

Director Qualifications
Leadership experience—Current Senior Managing Director Emeritus at Providence, a premier global asset management firm with approximately $40 billion in assets under management; established the Providence London office in 1999 and helped create Benefit Street Partners, Providence’s credit affiliate that was sold to Franklin Templeton in Q1 2019.
Finance experience—Various progressive roles at Providence Equity since 1992, which specializes in investing in the media, communications, education and information industries by employing a variety of financing structures and target equity investments and bringing industry, financial, operational and leadership expertise to portfolio companies.
Public company directorship experience—Former director of public company in the education industry, Chairman of MGM Growth Properties LLC.

GREGORY M. SPIERKEL	Principal Occupation/Other Directorships
AGE: (65) DIRECTOR SINCE 2013 CONSULTANT AND ADVISOR

• Joined Ingram Micro Inc., a worldwide distributor of technology products, in 1997 as Senior Vice President and President of Ingram Micro Asia Pacific, before being named Executive Vice-President and President of Ingram Micro Europe and later President of Ingram Micro Inc. in 2004. Then served as Chief Executive Officer and Director of Ingram Micro Inc. from 2005 until his departure in 2012.
• Consultant and advisor to private equity firms investing in the IT sector since 2012. Advisor to a number of start-up companies focused on building environmental solutions.
• Director, Chair of the Compensation Committee, and member of the Audit Committee of PACCAR Inc., a truck manufacturer and technology company, since 2008.
• Director of Schneider Electric SE since October 2014. Chair of the Digital Committee, member of the Governance Committee and member of the Investment Committee.
• Member of the McLaren Racing business advisory group since January 2018.
• Served as a member of the Advisory Board at The Merage School of Business at the University of California, Irvine from 2006-2016.
• Former advisor to Cylance, a privately held cybersecurity company based in Southern California from January 2018 through February 2019.

Director Qualifications
Leadership experience—Former Chief Executive Officer of a public worldwide distributor of technology products.
Finance experience—Serves on the audit committee of a truck manufacturer and technology company; as CEO of the world’s largest technology distribution company, oversaw the financial results and reporting of a public company for seven years.
Public company directorship experience—Former director of a public worldwide distributor of technology products, current director of a truck manufacturer and technology company, and current director of a global energy company.

JAN G. SWARTZ	Principal Occupation/Other Directorships
AGE: (52) DIRECTOR SINCE 2018 GROUP PRESIDENT, HOLLAND AMERICA GROUP of CARNIVAL CORPORATION SERVING PRINCESS CRUISES, HOLLAND AMERICA LINE, SEABOURN AND P&O AUSTRALIA

• Group President of Holland America Group of Carnival Corporation, leading Princess Cruises, Holland America Line, Seabourn and Carnival Australia. Previously, Group President of Princess Cruises and Carnival Australia from 2016-2020. President, Princess Cruises from 2013-2016 and Executive Vice President, Sales, Marketing and Customer Service, Princess Cruises from 2008-2013. Previously served in progressive roles at Princess Cruises starting in 2001 as the Vice President of Strategy and Business Development and led the deal evaluation and integration efforts in connection with Carnival Corporation’s acquisition of P&O Princess in 2002.
• Led Princess Cruises expansion throughout Asia, opening 11 offices across China, Japan, Taiwan, Singapore, Hong Kong and Korea.
• Co-led Carnival Corporation’s Ocean Medallion digital transformation initiative, which has won the 2018 Gold New York Design Award for Digital IoT, a CES 2019 Innovation Award Honoree and has been announced as a finalist for a 2019 Edison Award for its wearable device and guest experience platform available today on Princess ships.
• Prior to joining Carnival Corporation, served as Chief Executive Officer of MXG Media from 1999 to 2000.
• During the 1992-1999 period, served as an associate consultant, consultant and manager at Bain & Company, Inc.

Director Qualifications
Leadership experience—Current Group President at Carnival Corporation, the world’s largest leisure travel company leading four of Carnival Corporation’s nine cruise brands; former Chief Executive Officer of MXG Media, an interactive entertainment Company; President of the Princess Cruises Community Foundation.
Finance experience—Various progressive roles at Carnival Corporation involving oversight of several brands’ financial performance.
Industry experience—Current Group President at the world’s largest leisure travel company; oversaw the international expansion of the cruise category throughout Asia and has worked with leading consumer and service companies on growth and digital transformation strategies.

DANIEL J. TAYLOR	Principal Occupation/Other Directorships
AGE: (65) DIRECTOR SINCE 2007 DIRECTOR OF MGM GROWTH PROPERTIES SINCE 2016 DIRECTOR OF MGM CHINA SINCE 2020

• Employed as an executive of Tracinda from 2007 through 2019.
• Director of MGM Growth Properties LLC and MGM China. Non-Executive Chairman of the Board of Directors of Light Efficient Design, a division of TADD LLC since July 2014, a manufacturer and distributor of LED lighting products, primarily for the retrofit market.
• President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005.
• Vice President—Taxes at MGM/UA Communications Co., the predecessor company of MGM Studios, from 1985 to 1991.
• Tax Manager and CPA specializing in the entertainment and gaming practice at Arthur Andersen & Co. from 1978 to 1985.
• Director of Inforte Corp. from October 2005 to 2007.
• Chairman of the Board of Directors of Delta Petroleum Corporation from May 2009 to August 2012 (and a director from February 2008 to August 2012), and a former member of the Audit Committee and Nominating and Corporate Governance Committee of such company.

Director Qualifications
Leadership experience—Chairman of the Board of a manufacturer and distributor of LED lighting products; former President of a motion picture, television, home video, and theatrical production and distribution company.
Finance experience—Former Chief Financial Officer of a motion picture, television, home video, and theatrical production and distribution company; former Vice President—Taxes of a motion picture, television, home video, and theatrical production and distribution company; former tax manager at a public accounting firm.
Industry experience—Former Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co.
Public company directorship experience—Former director and board committee member of a public oil and gas company; former director of a management consulting company; current director of MGM Growth Properties LLC and MGM China, a Hong Kong Stock Exchange listed company.
THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE BASED UPON THEIR RESPECTIVE EXPERIENCES, QUALIFICATIONS AND SKILLS IDENTIFIED ABOVE.

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2022. For 2021, Deloitte & Touche LLP audited and rendered opinions on our financial statements and internal control over financial reporting.
A representative of Deloitte & Touche LLP will attend the Annual Meeting via the live webcast and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Audit and Non-Audit Fees
The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2021 and 2020 for audit and non-audit services. All of the services described below were approved in accordance with our pre-approval policy, which is described in the next section.
	2021	2020
Audit fees(A)	$7,966,000	$8,389,000
Audit-related fees(A)	4,000	11,000
Tax fees(B)	923,000	919,000
All other fees	—	132,000
Total	$8,893,000	$9,451,000
(A)	Audit fees and audit-related fees include fees associated with MGP of $1,184,000 and $0 in 2021, respectively, and $1,340,000 and $0 in 2020, respectively.
(B)	Tax fees include fees associated with MGP of $56,000 in 2021 and $78,000 in 2020.
The category “Audit fees” includes fees for our annual audit and quarterly reviews of our consolidated financial statements and of our subsidiaries, the attestation reports on our internal control over financial reporting, statutory and compliance audits required by gaming regulators, assistance with SEC filings, and fees related to debt and equity offerings. The category “Audit-related fees” includes fees related to other assurance services not included in “Audit Fees.” The category “Tax fees” includes fees related to tax consultation, tax planning and tax compliance services. The category “All other fees” includes consulting services for the purpose of providing advice and recommendations.
Pre-Approval Policies and Procedures
Our Audit Committee has a policy related to pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm. Pursuant to this policy, the Audit Committee must pre-approve all services provided by the independent registered public accounting firm. Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for such year. As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee has delegated pre-approval authority to the chair of the Audit Committee to address certain requests for pre-approval in between regularly scheduled meetings of the Audit Committee, and such pre-approval decisions are reported to the Audit Committee at its next regular meeting. The policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management.

Audit Committee Report
The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP included the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.
The Audit Committee also: (i) reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche LLP, the Company’s internal control over financial reporting and (ii) reviewed and discussed with management and Deloitte & Touche LLP their respective assessment of the effectiveness of the Company’s internal control over financial reporting.
Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.
GREGORY M. SPIERKEL, Chair
MARY CHRIS JAMMET
KEITH MEISTER
PAUL SALEM
The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure (also referred to as “say-on-pay”).
Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 42, for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and core business principles. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we ask our stockholders to vote “FOR” adoption of the following resolution:
“RESOLVED, that the stockholders of MGM Resorts International approve, on an advisory basis, the compensation of our named executive officers as disclosed in our Proxy Statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure.”
Although the advisory vote is not binding on the Human Capital and Compensation Committee or the Board, the Human Capital and Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. At the 2017 annual meeting of stockholders, a majority of the Company’s stockholders voted in favor of holding a say-on-pay advisory vote on an annual basis and, in light of this vote, the Board adopted a policy of holding say-on-pay votes annually. Therefore, unless the Board determines otherwise, the next advisory vote to approve executive compensation will occur at the 2023 annual meeting of stockholders.
The Board recommends a vote “FOR” the advisory vote to approve executive compensation.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis reports on compensation policies applicable to our named executive officers, as determined pursuant to applicable SEC rules.
In 2021, our named executive officers (sometimes referred to as our “NEOs”) were the following individuals:
NAME	TITLE
William J. Hornbuckle	Chief Executive Officer and President
Jonathan S. Halkyard	Chief Financial Officer and Treasurer
Corey I. Sanders	Chief Operating Officer, Chief Financial Officer and Treasurer*
Tilak Mandadi	Chief Strategy, Innovation & Technology Officer**
John M. McManus	Executive Vice President, General Counsel and Secretary
*	Mr. Sanders served as Chief Financial Officer and Treasurer until January 11, 2021, when Mr. Halkyard was appointed.
**	Mr. Mandadi joined the Company on July 6, 2021.
On January 6, 2021, the Company announced that the Board of Directors had appointed Jonathan Halkyard to serve as Chief Financial Officer and Treasurer of the Company, effective January 11, 2021. Mr. Halkyard took over this role from Mr. Sanders, who was appointed to the role of Chief Operating Officer on December 4, 2020 and had been serving as Chief Financial Officer since February 21, 2019.
On June 3, 2021, we entered into an employment agreement with Tilak Mandadi, our new Chief Strategy, Innovation & Technology Officer, and his employment with the Company commenced on July 6, 2021.
Results from 2021 Say-on-Pay Vote
The 2021 advisory proposal to approve the 2020 compensation of our NEOs (the “say-on-pay” proposal) was approved by approximately 88.09% of the votes cast, which was a significant improvement over the results of the say-on-pay vote held in 2020. Following the annual meeting in 2021 and in early 2022, the chair of our Nominating and Corporate Governance Committee, who is also a member of the Human Capital and Compensation Committee, together with certain members of management, met with eight of our institutional stockholders, which totaled approximately 22.5% of our stockholder base, to discuss a wide range of topics, including executive compensation and corporate governance practices. In addition to the stockholders described in the preceding two sentences, two of our largest stockholders, holding approximately 16.1% of our shares as of March 11, 2022, are represented on the Board of Directors and in this capacity are fully informed of, and have the opportunity to engage in, discussions regarding corporate governance matters, including executive compensation. Based on the positive results of the 2021 say-on-pay vote, and considering feedback from these discussions, we believe that our stockholders are generally satisfied with our current executive compensation program and policies. We therefore did not make any significant changes to our compensation program and policies as a result of the 2021 say-on-pay vote.
EXECUTIVE SUMMARY
Despite the continuation of the COVID-19 pandemic throughout 2021, last year was a year of many significant achievements by the Company, as described in more detail below (see “Elements of Compensation - Annual Incentive Bonus”). These achievements were reflected in a 42% increase in the Company’s stock price over the course of 2021. The Company believes that the following executive compensation design elements and practices have contributed to this success.
Continued Focus on Performance-Based Compensation and Long-Term Incentives
The Human Capital and Compensation Committee continues to believe that equity incentives should be the most significant part of an NEO’s compensation package. This belief was reflected in the new employment agreements that were effective April 1, 2020 for Messrs. Hornbuckle, Sanders, and McManus and the new employment agreement that Mr. Hornbuckle entered into upon his promotion to Chief Executive Officer in July 2020. This was also reflected in the new employment agreements entered into in 2021 with Messrs. Halkyard and Mandadi, which reflected reduced cash compensation opportunities in favor of higher long term incentive target equity grants. In addition, with respect to Messrs. Hornbuckle, Halkyard and Mandadi, any amounts earned in excess of 100% of their target annual bonus are payable in deferred restricted stock units (“Bonus dRSUs”). Messrs. McManus and Sanders receive all of their annual bonus in cash in light of their agreement to reduce their annual base salaries in 2020 in connection with their new employment agreements.
The charts below illustrate the importance of long-term incentives for the NEOs, which comprise approximately 66.0% of the CEO’s target direct compensation and 54.3% of the target direct compensation of the other four NEOs. The majority of our long-term incentives (“LTIs”) are performance based, with payouts determined based on (1) the achievement of an absolute total stockholder return (“TSR”) target with respect to the Company’s stock and (2) TSR as compared to the other companies included in the S&P 500. The balance of our NEOs’ LTI awards are provided in the form of restricted stock units (“RSUs”), where the value ultimately realized by the NEO is directly tied to our stock price on the date the award vests.

2021 Compensation Actions at a Glance
Annual Bonus
New Design for 2021: In light of the continued impact of the COVID-19 pandemic on the Company’s business, the Human Capital and Compensation Committee decided that, as was the case in 2020, a different approach from the Company’s traditional annual bonus plan design was appropriate for 2021 in order to better align management’s goals with the need to navigate the ongoing effects of the COVID-19 pandemic. As a result, the Human Capital and Compensation Committee determined to approve a bifurcated approach to the 2021 annual bonus program. The bonus plan that was adopted in March 2021 (the “2021 Bonus Program”) provided that, for the first half of the year, the bonus amount earned by the NEOs would be based on their achievement with respect to the following strategic and operational goals:
(1)	successful navigation of continuing pandemic related challenges, weighted 35%,
(2)	guest experience, weighted 30%,
(3)	development and progress towards execution of strategic plan in consultation with the Board of Directors, weighted 25%, and
(4)	implementation of environmental, social and governance strategy, weighted 10%.
Pursuant to the terms of the 2021 Bonus Program, the Human Capital and Compensation Committee would reassess the Company’s performance and broader macroeconomic factors following the first six months of 2021 in order to determine whether it would be feasible and in the best interests of the Company to adopt a financial goal for the second half of 2021. During July and August of 2021, the Human Capital and Compensation Committee engaged in discussions with management and FW Cook and determined that a financial metric could not reasonably be introduced at that time in light of the continued spread of and uncertainty surrounding COVID-19 variants. As a result, the Human Capital and Compensation Committee determined that bonus amounts for the second half of 2021 would be determined based on the same goals and applicable weightings described above.
Rationale: Due to the unprecedented impact of the COVID-19 pandemic on the Company’s business in 2020 and continuing uncertainty going into 2021, the Company was not able to meaningfully forecast 2021 EBITDAR for the first six months of 2021. As a result, the Human Capital and Compensation Committee concluded that a single top-line financial metric would not be appropriate in light of the pandemic but that the Human Capital and Compensation Committee would reassess this determination mid-year to determine if a meaningful forecast could be determined for the second half of the year. The Human Capital and Compensation Committee determined that this approach was more advantageous to stockholders and executives alike as it aligned executive compensation with operating the properties, with the health and safety of the Company’s employees, guests and the communities as an utmost priority, focuses on the guest experience, incentivizes execution of the development and execution of a strategic plan and promotes strong leadership during times of uncertainty at the Company. Ultimately, given the impact the COVID-19 pandemic continued to have during 2021 and the increased spread of and uncertainty surrounding new COVID-19 variants, the Human Capital and Compensation Committee concluded that it was unable to establish a reliable 2021 EBITDAR target for the second half of 2021.
Reduction in Target Bonuses: The Human Capital and Compensation Committee and the named executive officers continued to implement reductions to each named executive officer’s maximum annual bonus opportunity from 175% to 150% of the target set forth in their employment agreements for each period where there was no goal tied to a financial metric.
Rationale: The Human Capital and Compensation Committee and the named executive officers understand the importance of having objective criteria determine all or a portion of the annual bonus payment and agreed that reducing maximum annual bonuses appropriately aligned the 2021 annual bonus opportunities with the 2021 annual bonus program to the extent no financial metric was introduced.
Bonus amounts earned in excess of target for Messrs. Hornbuckle, Halkyard, and Mandadi are paid in Bonus dRSUs. The Bonus dRSUs are “vested” as of the grant date, meaning they are not subject to the achievement of additional performance or service criteria and are not subject to forfeiture in the case of termination, in recognition of the fact that the performance required to earn these awards had already been satisfied in connection with the annual bonus program. The payment of Bonus dRSUs in 2022 with respect to 2021 performance is made in four equal installments over a four-year period following the grant date.
Long-Term Incentives
For 2021, as in prior years, long-term incentives were paid to our executives in the form of performance share units (“PSUs”) and RSUs.
LTIs generally consist of three components:
•
Relative TSR PSUs (30% of LTI grant value)—The payment, if any, of these awards is determined by comparing MGM’s TSR to the TSR of other companies in the S&P 500 as of the end of the three-year performance measurement period.

•
Absolute TSR PSUs (30% of LTI grant value)—The payment, if any, of these awards is determined based on MGM’s TSR as of the end of the three-year performance measurement period. These Absolute TSR PSUs vest at the target level at the end of the applicable three-year performance period only if our TSR equals 25%.

•	RSUs (40% of LTI grant value)—The payment of these awards is based on continued service, with RSUs vesting in four equal annual installments.
During 2021, Mr. Halkyard received 50% of his LTI grant value in the form of RSUs, 25% of his LTI grant value in the form of absolute TSR PSUs and 25% of his LTI grant value in the form of relative TSR PSUs.
See “Elements of Compensation” below for a further description of annual base salary, the 2021 Bonus Program and Long-Term Equity Incentives.

Executive Compensation “Best Practices”
As part of the Human Capital and Compensation Committee’s ongoing review of its existing compensation programs, the Human Capital and Compensation Committee currently intends to retain several policies that continue to represent best practices in the judgment of the Human Capital and Compensation Committee based on advice from F.W. Cook:
•
Executive officer stock ownership guidelines. We recognize the importance of aligning our management’s interests with those of our stockholders. As a result, the Board, at the recommendation of the Human Capital and Compensation Committee, established stock ownership guidelines for all of our executive officers, including our NEOs, effective April 18, 2012. In December 2020, the Board, at the recommendation of the Human Capital and Compensation Committee, increased the applicable ownership guidelines.

Under these guidelines, our NEOs are expected to accumulate Company stock having a fair market value equal to a multiple of their applicable base salaries as shown in the table below.
POSITION	MULTIPLE OF BASE SALARY
CEO	6X
Other Executive Officers (including NEOs other than CEO)	3X
For purposes of these guidelines, shares held in trust or retirement accounts and RSUs (including deferred RSUs)—but not PSUs or stock appreciation rights (“SARs”)—count toward the ownership guidelines. Each executive officer is required to retain 50% of the net after-tax shares received upon vesting/exercise of the award until the guidelines are satisfied. The Board also adopted stock ownership guidelines for directors, which are described in “Corporate Governance—Director Stock Ownership Guidelines.” As of December 31, 2021, all NEOs were in compliance, or were on track to be in compliance, with these guidelines as revised.
•
No single trigger arrangements. No executive officer is entitled to single trigger change of control benefits. Our change of control policy conditions change of control benefits (including equity award benefits) on termination without cause or a termination by the executive with “good reason” following a change of control (“double trigger”).

•
Uniform change of control policy. We maintain a generally uniform policy with regard to severance payable to NEOs and other executive officers in connection with a change of control. See “Executive Compensation—Uniform Change of Control Policies.”

•
Clawback policy. Performance-based compensation paid to our NEOs is subject to being clawed back (i.e., repaid to the Company) if (1) there is a restatement of our financial statements within three years of the payment, other than a restatement due to changes in accounting principles or applicable law or a restatement due to any required change in previously reported results solely as a result of a change in the form of the Company’s ownership interest in any subsidiary, affiliate or joint venture, and (2) the Human Capital and Compensation Committee determines that an executive officer received excess performance-based compensation. Excess performance-based compensation generally equals the difference between the compensation paid to the participant and the payment that would have been made based on the restated financial results.

•
Discretionary reduction of annual bonus. The Human Capital and Compensation Committee retains the right to reduce or eliminate any award under our annual bonus program (as in effect from time to time) in its sole and absolute discretion if it determines that such a reduction or elimination is appropriate with respect to the applicable performance criteria or any other applicable factors.

•
No golden parachute tax gross ups. In the event that there is a change of control that triggers golden parachute excise taxes under Section 4999 of the Internal Revenue Code, we are not obligated to provide any so-called “golden parachute” excise tax gross up protection to any of our executive officers.

•
Prohibition on short sales, derivatives trading and pledging and hedging of Company securities. Our insider trading policy provides that certain employees (including our NEOs and other executive officers) and our directors may not enter into short sales of our securities or buy or sell exchange traded options on our securities. Further, our insider trading policy prohibits pledging or hedging of our securities by NEOs, executive officers and directors.

COMPENSATION PRACTICES AT A GLANCE
What We Do		What We Do NOT Do
✓	DO pay for performance – a significant portion of our NEO compensation is at-risk variable compensation	✘	NO pledging permitted by directors or Section 16 officers

✓	DO provide minimum vesting conditions for awards made as part of our long-term equity incentive program	✘	NO hedging or derivative transactions permitted by directors or Section 16 officers

✓	DO conduct annual compensation risk assessments	✘	NO “single trigger” change in control payments

✓	DO maintain a clawback policy	✘	NO golden parachute tax gross ups

✓	DO use an independent compensation consultant	✘	NO re-pricing of underwater stock options without stockholder approval

✓	DO appoint a Human Capital and Compensation Committee comprised solely of independent directors	✘	NO minimum payout of long-term incentive compensation
EXECUTIVE COMPENSATION PROCESS
Roles in Establishing NEO Compensation
The Human Capital and Compensation Committee is responsible for establishing, implementing and reviewing the compensation program for our executive officers, including our NEOs. In doing so, the Human Capital and Compensation Committee obtains recommendations from management with respect to the elements of NEO compensation and performance results. Legal and regulatory guidance and market and industry data that may be relevant in determining compensation are provided by management and/or the Human Capital and Compensation Committee’s independent outside advisors (as further described below – see “Outside Consultants”). In addition, the Human Capital and Compensation Committee consults with our CEO regarding our performance goals, and our CEO periodically meets with the Chair of the Human Capital and Compensation Committee to discuss his performance and that of other executive officers.
Role of the Human Capital and Compensation Committee
The Human Capital and Compensation Committee, among other things, determines compensation of our executive officers, the incentive awards and associated performance criteria to be granted to our executive officers pursuant to our annual incentive programs and administers and approves the granting of equity-based awards under our Amended and Restated 2005 Omnibus Incentive Plan (the “Equity Plan”). The Human Capital and Compensation Committee’s authority and oversight with respect to the NEOs extends to total compensation, including base salaries, bonuses, non-equity incentive awards, equity-based awards and other forms of compensation. Pursuant to the Human Capital and Compensation Committee Charter, the Human Capital and Compensation Committee has delegated authority to an internal management committee to grant up to $1,000,000 annually in equity awards to new hires other than executive officers (which amount the Human Capital and Compensation Committee can increase from time to time in its sole discretion), which may consist of SARs, RSUs, Absolute TSR PSUs and Relative TSR PSUs, and to approve employment contracts for other members of senior management involving base salaries that are less than $500,000. In addition, the Human Capital and Compensation Committee has delegated a $3,000,000 annual basket of equity to the CEO as a tool to promote retention; recognize employee contributions, strong performance, or high potential talent; and promote recruitment efforts. Details of awards granted under each of the annual baskets are regularly provided to the Human Capital and Compensation Committee.

Role of Executive Officers
Our NEOs generally do not participate in determining the amount or type of compensation they are paid other than (i) in connection with negotiating their respective employment agreements; (ii) with respect to participation by our CEO in connection with determining the performance criteria for the annual bonus program(s) and the satisfaction of such criteria; and (iii) with respect to providing recommendations to our Human Capital and Compensation Committee regarding annual equity awards. Instead, the Human Capital and Compensation Committee’s assessment of the individual performance of our NEOs is based primarily on the Human Capital and Compensation Committee’s independent observation and judgment of the responsibilities, duties, performance and leadership skills of our NEOs as well as the Company’s overall performance.
Outside Consultants
The Human Capital and Compensation Committee periodically engages outside consultants on various compensation-related or executive assessment and evaluation matters. The Human Capital and Compensation Committee has the authority to engage the services of independent legal counsel and consultants to assist the Committee in analyzing and reviewing compensation policies, elements of compensation, and the aggregate compensation to NEOs.
In 2021, the Human Capital and Compensation Committee continued to retain the services of, and received advice from, F.W. Cook, its independent compensation consultant, with respect to executive compensation related matters. F.W. Cook exclusively provides services to the Human Capital and Compensation Committee and does not provide any services to the Company other than on behalf of the Human Capital and Compensation Committee. The Human Capital and Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by F.W. Cook’s work for the Human Capital and Compensation Committee and the independence of F.W. Cook and its consultants from management of the Company. The assessment included the following six factors, among others: (i) the provision of other services to the Company by F.W. Cook; (ii) the amount of fees received from the Company by F.W. Cook, as a percentage of F.W. Cook’s total revenue; (iii) the policies and procedures of F.W. Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the F.W. Cook consultant with a member of the Human Capital and Compensation Committee; (v) any company stock owned by the F.W. Cook consultants; and (vi) any business or personal relationship of the F.W. Cook consultant or F.W. Cook with any of the Company’s executive officers. The Human Capital and Compensation Committee concluded that there are no such conflicts of interest that would prevent F.W. Cook from serving as an independent consultant to the Human Capital and Compensation Committee.
Assessing Compensation Competitiveness
In order to assess whether the compensation awarded to our NEOs is fair and reasonable, the Human Capital and Compensation Committee periodically gathers and reviews data regarding the compensation practices and policies of other public companies of comparable size in the gaming, hospitality and restaurant industries. The peer group compensation data is reviewed by the Human Capital and Compensation Committee to determine whether the compensation opportunity provided to our NEOs is generally competitive with that provided to the executive officers of our peer group companies, and the Human Capital and Compensation Committee makes adjustments to compensation levels where appropriate based on this information. The peer group is used as a reference point by the Human Capital and Compensation Committee in its compensation decisions with respect to NEOs, but the Human Capital and Compensation Committee does not generally benchmark NEO compensation to any specific level with respect to peer group data.
The relevant information for members of the peer group is gathered from proxy statement data, which may only reflect the compensation paid by these companies in years prior to their disclosure, and other SEC filings. When reviewing the compensation of the executive officers of the peer group, the Human Capital and Compensation Committee compares the market overlap, results of operations, and market capitalization of the peer group with ours. In addition, the Human Capital and Compensation Committee also reviews the total compensation, as well as the amount and type of each element of such compensation, of the executive officers of the peer group with duties and responsibilities comparable to those of our NEOs.
The current peer group was selected in March 2021 by the Human Capital and Compensation Committee (the “Peer Group”) and is comprised of gaming, hospitality and restaurant companies that we consider competitors with us for business and/or executive management talent. The general selection criteria are to (1) include gaming industry peers with trailing four-quarter revenue greater than $4.0 billion and (2) include companies in the hotels, restaurants and leisure industries with trailing four-quarter revenues and enterprise value in a .33x to 3.0x range of the Company, subject to a potential modest exception for companies selected as peers in prior years. For 2021, the Human Capital and Compensation Committee did not make any changes to the peer group selected in March 2020, consistent with the recommendation of F.W. Cook. In reaching this conclusion, the Human Capital and Compensation Committee took into account the fact that 2020 revenues and enterprise values (at the time of the 2021 peer group selection the relevant values were generally based on data through December 31, 2020) fell outside these ranges for some of the 2020 peers, but concluded that the pandemic may have distorted these values for 2020 such that it was more appropriate to base its decision making on the values as of December 31, 2019, prior to the onset of the pandemic. As set forth in the following table, we are near the 36th percentile as compared to the Peer Group with respect to market cap, the 56th percentile on number of employees and the 44th percentile with respect to enterprise value as of December 31, 2021. This data is generally based on SEC filings reflecting results through December 31, 2021 (employee data is from the most recent annual report).
Trailing 4Qs Revenues ($Millions)		Employees (as of last 10-K filing)		12-Month Average ($ Millions) as of 12/31/21				Company Size ($ Millions) as of 12/31/21
				Enterprise Value		Market Cap Value		Enterprise Value		Market Cap Value
Starbucks	$30,362	Starbucks	383,000	McDonald's	$221,479	McDonald's	$175,094	McDonald's	$244,822	McDonald's	$200,314
McDonald's	$22,528	McDonald's	200,000	Starbucks	$150,888	Starbucks	$131,918	Starbucks	$154,224	Starbucks	$137,229
Marriott	$13,829	Darden Rest.	156,883	Marriott	$57,362	Marriott	$47,000	Marriott	$63,729	Marriott	$53,816
MGM	$9,680	Hilton	142,000	Las Vegas Sands	$50,510	Chipotle	$45,407	Hilton	$51,922	Chipotle	$49,188
Caesars	$9,570	Marriott	120,000	Carnival	$48,588	Las Vegas Sands	$37,663	YUM! Brands	$51,888	Hilton	$43,478
Darden Rest.	$8,590	Chipotle	97,660	Chipotle	$47,690	Hilton	$35,578	Chipotle	$51,655	YUM! Brands	$40,704
Chipotle	$7,547	Royal Caribbean	84,700	YUM! Brands	$46,460	YUM! Brands	$35,572	Carnival	$47,407	Las Vegas Sands	$28,756
YUM! Brands	$6,584	MGM	69,000	Caesars	$45,713	Carnival	$26,623	Caesars	$45,966	Carnival	$22,555
Penn Ntl Gaming	$5,905	Caesars	49,000	Hilton	$44,164	Royal Caribbean	$20,717	MGM	$45,101	MGM	$21,047
Hilton	$5,788	Las Vegas Sands	44,700	MGM	$40,893	Caesars	$20,228	Las Vegas Sands	$41,974	Caesars	$19,994
Restaurant Brands	$5,551	Carnival	40,000	Royal Caribbean	$37,802	MGM	$19,671	Royal Caribbean	$37,853	Royal Caribbean	$19,593
Las Vegas Sands	$4,293	YUM! Brands	38,000	Restaurant Brands	$33,794	Restaurant Brands	$19,531	Restaurant Brands	$33,216	Darden Rest.	$19,551
Wynn Resorts	$3,764	Norwegian Cruise	34,700	Darden Rest.	$23,178	Darden Rest.	$18,488	Darden Rest.	$24,655	Restaurant Brands	$19,119
Travel + Leisure	$3,043	Wynn Resorts	26,950	Penn Ntl Gaming	$22,112	Penn Ntl Gaming	$12,992	Norwegian Cruise	$19,820	Wynn Resorts	$9,756
Carnival	$1,908	Penn Ntl Gaming	21,973	Wynn Resorts	$21,275	Wynn Resorts	$12,343	Wynn Resorts	$18,602	Penn Ntl Gaming	$8,763
Norwegian Cruise	$648	Travel + Leisure	16,800	Norwegian Cruise	$19,097	Norwegian Cruise	$9,685	Penn Ntl Gaming	$17,657	Norwegian Cruise	$8,646
Royal Caribbean	$584	Restaurant Brands	5,200	Travel + Leisure	$10,186	Travel + Leisure	$4,862	Travel + Leisure	$9,919	Travel + Leisure	$4,773
75th Percentile	$9,325		136,500		$50,030		$43,471		$51,913		$47,760
Median	$5,847		46,850		$44,938		$23,670		$43,970		$21,275
25th Percentile	$3,223		28,888		$22,378		$14,366		$21,029		$12,097
MGM % Rank	77P		56P		44P		36P		52P		49P
OBJECTIVES OF OUR COMPENSATION PROGRAM
The Human Capital and Compensation Committee’s primary objectives in setting total compensation and the elements of compensation for our NEOs are to:
•	attract talented and experienced NEOs and retain their services on a long-term basis;
•	motivate our NEOs to achieve our annual and long-term operating and strategic goals;
•	align the interests of our NEOs with the interests of the Company and those of our stockholders; and
•	encourage our NEOs to balance the management of long-term risks and long-term performance with yearly performance.

ELEMENTS OF COMPENSATION
In structuring our NEO compensation program, the Human Capital and Compensation Committee considers how each component motivates performance and promotes retention and sound long-term decision-making. The Human Capital and Compensation Committee also considers the requirements of our strategic plan and the needs of our business.
Our NEO compensation program consists of the following core components, which are designed to achieve the following objectives:
COMPENSATION ELEMENT	OBJECTIVE
Annual base salary	Attract and retain executive officers by fairly compensating them for performing the fundamental requirements of their positions.
Annual incentive bonus	Motivate executive officers to achieve specific annual financial and/or operational, or strategic goals and objectives whose achievements are critical for near- and long-term success.
Long-term incentives
Align executive officers’ long-term interests with those of our stockholders and drive decisions and achieve goals that will help us to remain competitive and thrive in the competitive global gaming industry; reward executive officers for building and sustaining stockholder value; and retain executive officers both through growth in their equity value and the vesting provisions of our stock awards.

Deferred compensation opportunities	Promote retention and provide individual tax planning flexibility by providing opportunities to postpone receipt of compensation until after the end of covered employment.
Severance and change of control benefits; employment agreements
Attract, retain and provide reasonable security to executive officers; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.

Perquisites	Provide a market-competitive level of perquisites, which in some cases may be provided at little or no cost to us as an owner and operator of full-service resorts.

Annual Base Salary and Employment Agreements
We have entered into employment agreements with each of our NEOs pursuant to which each of their initial annual base salaries were established as described in the table below.
NEO	2020 BASE SALARY(a)	2021 BASE SALARY	CHANGE YE 2020 TO YE 2021	EMPLOYMENT AGREEMENT TERM EXPIRATION
Mr. Hornbuckle	$1,100,000	$1,500,000(b)	$400,000	March 31, 2024
Mr. Halkyard	N/A	900,000	N/A	January 10, 2024
Mr. Sanders	1,000,000	1,000,000	No Change	March 31, 2023
Mr. Mandadi	N/A	850,000	N/A	July 6, 2024
Mr. McManus	700,000	700,000	No Change	March 31, 2023
(a)
From January 1, 2020 through March 31, 2020, Mr. Hornbuckle’s base salary was $1.4 million, Mr. Sanders’ base salary was $1.25 million and Mr. McManus’ base salary was $850,000. Each of their salaries was reduced in connection with the entry into new employment agreements, effective April 1, 2020.

(b)
On July 29, 2020, as part of his promotion from Acting Chief Executive Officer and President to Chief Executive Officer and President, Mr. Hornbuckle entered into a new employment agreement with the Company (the “CEO Contract”) to serve as Chief Executive Officer and President, which provided for a base salary of $1.5 million, commencing January 1, 2021.

Annual Incentive Bonus
Fiscal Year 2021
Historically, the Company’s annual incentive bonus program has been based on achieving a target level of EBITDAR. Typically, the bonus structure is decided in March of each year using the Board approved budget. As described in the 2021 Proxy Statement, the emergence of the COVID-19 pandemic made it impossible to meaningfully forecast 2020 EBITDAR and resulted in a 2020 bonus program based on the achievement of strategic goals.
By March of 2021 it had again become clear that due to the continued impact and uncertainty resulting from the COVID-19 pandemic, it was not going to be possible to meaningfully forecast 2021 EBITDAR to provide reasonable financial goals for purposes of setting incentive compensation goals. The Company determined that the appropriate approach was to bifurcate the 2021 annual incentive program to provide for strategic goals for the first half of the year but allow the Human Capital and Compensation Committee the flexibility to introduce a financial metric in the second half of the year if management was able to provide a meaningful forecast. By July, it became apparent that, due to the emergence of the Delta variant and the risk that additional variants might result in operational issues at the Company’s properties, including the potential for government imposed operating restrictions, appropriate EBITDAR goals could not be established for the second half of the year. In addition, the Company was concerned that using an EBITDAR goal could create the wrong incentives. The most important objective was to continue to operate the properties in a way that fully considered the health of guests and employees, and any EBITDAR goal had the potential to incent behaviors that might increase revenues at the expense of keeping the focus on safety. As a result of these considerations the Human Capital and Compensation Committee determined in August 2021 that, although bonus amounts would be separately established for the first and second half of 2021, payouts for both periods would be based on the performance goals established in the beginning of 2021 and described in more detail below. The decision to establish a bonus payout percentage separately for the period ending June 30, 2021 reflected the conclusion of the Human Capital and Compensation Committee that there was a need to demonstrate prior to the end of 2021 that the extraordinary efforts by management and other Company employees during 2020 and the first half of 2021 were being taken into account and that computing a level of achievement for the first half of 2021 in August 2021 would both improve morale and assist with employee retention efforts. The bonus for the first half of 2021 was only payable if the employee remained employed and in good standing at the time that a full-year bonus is paid out in February of 2022.
The same four strategic goals were adopted for both the first and second half of 2021: (1) Successful Navigation of Continuing Pandemic Related Challenges, weighted 35%, (2) Guest Experience, weighted 30%, (3) Development and Progress Towards Execution of strategic plan in Consultation with the Board of Directors, weighted 25%, and (4) Implementation of ESG Strategy, weighted 10%.

Goal 1 – Successful Navigation of Continuing Pandemic Related Challenges (weighted 35%): This goal encompassed (i) management’s continued focus on property operations in light of ongoing restrictions, (ii) management’s adoption and integration of health and safety technologies and protocols to improve customer confidence, (iii) disciplined management of the balance sheet (including preserving liquidity) and (iv) a continued commitment to cost savings, all of which efforts were considered integral to the Company’s performance and successful emergence from the ongoing pandemic.
Goal 2 – Guest Experience (weighted 30%): This goal reflected the conclusion of the Human Capital and Compensation Committee that guest satisfaction was critical to the Company’s re-emergence from the closures necessitated by the pandemic in a manner that ensured continued brand loyalty and consumer confidence.
Goal 3 – Development and Progress Towards Execution of Strategic Plan in Consultation with the Board of Directors (weighted 25%): This goal reflected the conclusion of the Human Capital and Compensation Committee that the global pandemic, plus management and board changes, necessitated the need to revisit the Company’s strategic plan and that the establishment of a new strategic plan, in consultation with the Board, was of paramount importance to the future growth of the Company.
Goal 4 – Implementation of ESG Strategy (weighted 10%): This goal reflected the conclusion of the Human Capital and Compensation that the Company’s ESG initiatives are important to the Company’s long-term success and are increasingly important to its stockholders. In order to appropriately incentivize management to focus on ESG issues, the Human Capital and Compensation Committee determined to evaluate the NEOs on the efforts undertaken towards achievement of the Company’s publicly disclosed 2025 long-term ESG-Corporate Social Responsibility (“CSR”) goals. While these are long-term goals, the Human Capital and Compensation Committee believes that a review of progress made towards these goals (understanding that certain goals may be prioritized over others), is appropriate to motivate management to meet the challenging goals that the Company has set for the coming years and to further align management incentives with an important area of investor focus.
The Human Capital and Compensation Committee believed that the lack of a financial metric warranted a reduction to the maximum potential bonus amount payable to the NEOs (as set forth in their employment agreements) from 175% to 150% of their respective target bonuses, which reduction applied to both the first and second half of 2021. While the Human Capital and Compensation Committee retained its ability to exercise discretion to increase or decrease bonus payouts for 2021 from the amount that would be payable based on achievement of the strategic goals described above, it determined not to exercise such discretion with respect to bonus payouts for 2021.
In August of 2021, the Human Capital and Compensation Committee determined that management had exceeded target on each of the enumerated goals for the first half of the year and set award funding for the NEOs at 125% of their target bonus attributable to the first six months of 2021 (this funding decision did not apply to Mr. Mandadi, who did not join the Company until July 2021, and therefore was not a participant in the program for the first half of 2021). The Human Capital and Compensation Committee based its determination for the first half of the year on several factors, including:
•
The significant efforts by the NEOs to bring the Company’s properties back to life in light of the rapid re-opening of the economy, while simultaneously navigating labor and supply chain shortages, and achieving record results at the Company’s regional properties and substantial improvements at the Las Vegas properties despite these challenges.

•
The development and launch of a revised and renamed Seven-Point Safety Plan as “Our Health and Safety Commitment” and the Company’s significant support of COVID-19 vaccination efforts via the establishment of a dedicated onsite vaccination center at Mandalay Bay, pop-up sites at our regional and other Las Vegas properties and the launch of a massive employee campaign to encourage vaccinations.

•
The development of the Company’s strategic pillars in support of its vision to be the world’s premier gaming entertainment company, which are (1) strong people and culture, (2) customer-centric model, (3) operational excellence and (4) disciplined capital allocation to maximize stockholder value. Efforts undertaken in support of the strategic plan in the first half of 2021 include:

○	Hired Jonathan Halkyard, a seasoned executive with significant industry experience, and Tilak Mandadi, a leader in digital transformation.
○
Launched a new integrated HR-People-Talent strategy, developed a more robust senior succession planning process, rolled out new workforce and diversity dashboards and reporting, and established the Accelerated Leadership Program and Executive Development Program.

○
Announced an agreement to monetize the MGM Springfield real property with MGM Growth Properties LLC (“MGP”) for $400 million and completed a transaction with MGP to redeem approximately $1.2 billion of our MGP operating partnership units.

○	Oversaw the success of the Company’s BetMGM joint venture, which continued to maintain leadership positions in the U.S. iGaming and sports betting markets.
•
Improvements during the first half of the year in the Company’s net promoter scores, which were almost at pre-pandemic levels and illustrated positive monthly trends in staff friendliness, guest room, check-in and problem resolution.

•
Significant accomplishments in ESG efforts, including the completion of the Company’s first materiality assessment; progress on goal achievement, including achieving the Company’s goal of exceeding $100 million in cumulative donations through the MGM Resorts Foundation. In addition, in May of 2021, we published our 2020 Social Impact & Sustainability Report containing the Company’s most robust ESG disclosures to date and we provided new disclosures aligned with the Sustainability Accounting Standards Board (“SASB”) in 2021.

In December of 2021, the Human Capital and Compensation Committee determined that management had significantly exceeded target performance on each of the enumerated goals for the second half of the year and funded the NEOs (including Mr. Mandadi) at 150% of their target bonus attributable to the second half of 2021. This entitled each NEO (with the exception of Mr. Mandadi, as discussed below), to 137.5% (the average of 125% and 150%) of his full-year 2021 target bonus, as set forth in the table below. In the case of Mr. Mandadi, the Human Capital and Compensation Committee took into account that his joining the Company in July deprived him of the bonus opportunity that he would have otherwise had for the entire year with his prior employer, and determined that his bonus for 2021 would be calculated on a full year basis as set forth in his employment agreement. Insofar as Mr. Mandadi was not employed by the Company for the first six months of 2021, the Human Capital and Compensation Committee determined that the appropriate bonus percentage for him was 125%, reflecting the average of a bonus payable at “target” (i.e., 100%) for the first half of the year and 150% for the second half.
The Human Capital and Compensation Committee based its determination of a 150% payout percentage for the second half of the year on several factors, including:
•
the fact that the Company’s domestic properties achieved record results despite continued operational challenges from the COVID-19 pandemic, including labor and supply chain shortages. The Company also remained committed to the health and safety of our employees and was the first in its industry to announce a mandatory vaccination policy for salaried employees.

•
2021 was driven by a commitment to improving the customer experience, and management embarked on several long-term projects that exemplified its commitment to the Company’s guests, including room remodel projects, revamping the Company’s reward program and investments in customer-centric technological innovations.

•
Management developed, in consultation with the Board, a comprehensive strategic plan and made significant progress toward executing on that framework in both the first- and second-half of 2021, including the following second half achievements:

○
On July 1, 2021, we announced that we would purchase Infinity World’s 50% interest in our CityCenter joint venture for $2.125 billion and monetize the real estate assets via a sale and lease back transaction with Blackstone for $3.89 billion. These transactions closed on September 27, 2021 and September 28, 2021, respectively.

○
On August 4, 2021, we announced the transformational transaction with VICI Properties, Inc. that will result in the redemption of a majority of our operating partnership units in MGP for $4.4 billion. This transaction is expected to close in the first half of 2022.

○
On September 27, 2021, we announced an agreement to acquire the operating assets of The Cosmopolitan of Las Vegas, a world-class contemporary luxury resort and casino, for $1.625 billion. This transaction is expected to close in the first half of 2022.

○
On December 13, 2021, we announced an agreement to sell the operations of The Mirage Hotel & Casino to Hard Rock International for $1.075 billion. This transaction is expected to close in the second half of 2022.

•
By the end of 2021 the Company had made substantial progress on its fourteen long-range 2025 ESG-CSR goals. Since announcement of the environmental goals in 2017 and the social goals in 2019, five have been achieved or are ahead of schedule. Six of the originally announced goals are on-track, and only three were evaluated as requiring enhanced efforts to ensure achievement by the target year (and management is focused on such enhanced efforts). This year also saw the opening of the Company’s 100MW solar array in North Las Vegas, the hospitality industry’s largest direct-connect renewable electricity project world-wide, which has significantly improved the Company’s trajectory to achieve its carbon reduction goals and has helped the Company hedge its electricity costs and reduce exposure to price volatility risks.

The following table sets forth the bonus amounts payable to the NEOs:
NEO	APPLICABLE BASE SALARY	2021 TARGET BONUS	2021 ACTUAL BONUS*	ACTUAL BONUS AS % OF 2021 TARGET
Mr. Hornbuckle	$1,500,000	$2,625,000	$3,609,375	137.5%
Mr. Halkyard	900,000	1,350,000	1,856,250	137.5%
Mr. Sanders	1,000,000	1,500,000	2,062,500	137.5%
Mr. Mandadi**	850,000	1,275,000	1,593,750	125%
Mr. McManus	700,000	840,000	1,155,000	137.5%
*
With respect to Messrs. Hornbuckle, Halkyard and Mandadi, any amounts in excess of their 2021 target bonuses will be paid in Bonus dRSUs. As noted above, the payout provisions applicable to any Bonus dRSUs granted in respect of 2021 will be paid in equal installments on each of the first four anniversaries of the grant date.

**
Mr. Mandadi’s employment agreement provided that his bonus would be paid on a full year basis for 2021 in order to account for the bonus and other compensation Mr. Mandadi would be forfeiting by leaving his prior place of employment. The 125% percentage represents the average of a 100% achievement percentage for the first half of 2021 and 150% for the second half of 2021.

Fiscal Year 2022
While uncertainty continues to exist in the operating environment as a result of the COVID-19 pandemic, for fiscal year 2022 the Human Capital and Compensation Committee has determined to establish a financial goal as part of the 2022 annual bonus program. The Human Capital and Compensation Committee has determined that Adjusted EBITDAR continues to be a critical metric in measuring the Company’s performance but understands that the first quarter of 2022 experienced operational challenges in light of the Omicron variant. As a result, the Human Capital and Compensation Committee has determined to establish two Adjusted EBITDAR goals that would cover (i) the second quarter of 2022 (weighted 20%) and (ii) the second half of 2022 (weighted 40%). Each of the target EBITDAR goals approved by the Human Capital and Compensation Committee was consistent with the Adjusted EBITDAR for the respective period as set by management and approved by the Board in the budgeting process for 2022. In addition, the Human Capital and Compensation Committee has determined to structure the payout range to take into account the potential for volatility when determining achievement of the EBITDAR goals. To the extent actual EBITDAR for the applicable period is within 5% of the target EBITDAR, then participants will receive their full target bonus. The threshold for achievement will also be reduced from the historic 80% level to 70% and the maximum achievement will be increased from 115% to 130%. Participants will be able to achieve 200% of their target bonus for maximum achievement of this goal. The Human Capital and Compensation Committee believes that this structure will allow the Company to re-introduce a financial metric, while recognizing the continued difficulties that the Company is facing as we emerge from the pandemic.
The remaining 40% will be determined based on achievement of the following strategic and operational goals: (1) Execution of strategic plan in Consultation with the Board of Directors, weighted 30%, and (2) Implementation of ESG Strategy, weighted 10%. Participants will be able to achieve 150% of their target bonus for maximum achievement of these two goals, resulting in the potential for participants to receive 180% of their target bonuses for 2022.
Long-Term Equity Incentives
For 2021, our LTI compensation component consisted of grants of Absolute TSR PSUs, Relative TSR PSUs and RSUs. All forms of equity-based awards receive dividend equivalent rights (that is, at the time dividends are paid to other stockholders of the Company, additional units are credited to the underlying equity award as if the dividend payments were immediately reinvested, which additional shares are subject to the same vesting and performance criteria as the underlying equity award).
Absolute TSR PSUs
The Absolute TSR PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, (1) the actual number of shares earned depends on the Company’s TSR over the vesting period and (2) the target number of shares can only be earned if stock price appreciation measured over the three-year performance period, as adjusted for dividends, is at least 25%. The table below illustrates how payouts are calculated based on level of achievement. The beginning and ending prices are based on the average closing price of our common stock over the 60-calendar day periods ending on the award date and the third anniversary of the award date. In the case of a change in control, the ending stock price is based on the stock price as of the date of change in control, after giving effect to the payment of any dividends after the grant date and prior to the change in control.
	Performance[1]		Payout
	Change vs. Target	Absolute TSR	Shares Earned[2]	Value Delivered[3]
Maximum	+60%	+100%	160%	320%
	+20%	+50%	120%	180%
Target	+0%	+25%	100%	125%
	-20%	+0%	80%	80%
Threshold	-40%	-25%	60%	45%
	<-40%	<-25%	0%	0%
[1]	Measured using the 60-day average closing price on the date of grant.
[2]	Linear interpolation between defined points.
[3]	Assumes absolute TSR PSUs have an accounting value equal to the share price at grant.
While Absolute TSR PSUs provide some value even when the stock price declines (so long as the ending stock price is 75% or more of the beginning stock price), this design feature strongly magnifies the benefit of an increased stock price and the detriment of a decreased price.
Relative TSR PSUs
The Relative TSR PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, the actual number of shares to be issued upon vesting is determined by ranking (1) the percentage increase/decrease in the Company’s value over the three-year measuring period against (2) the percentage increase/decrease in value of the other companies in the S&P

500. For this purpose, dividends are treated as reinvested in additional shares. The amount of shares ultimately received by the named executive officer at the end of the three-year period is based on the relative ranking of the Company’s TSR to the S&P 500 group. The table below illustrates how payouts are calculated based on level of achievement.
Performance	Relative TSR	Funding (% Target)[1,2]
Maximum	75P	150%
	70P	140%
	65P	130%
	60P	120%
	55P	110%
Target	50P	100%
	45P	90%
	40P	80%
	35P	70%
	30P	60%
Threshold	25P	50%
	<25P	0%
1.	Linear interpolation between defined points.
2.	Funding capped at 100% of target if absolute TSR is negative, unless relative TSR is above the 75th percentile.
RSUs
The Human Capital and Compensation Committee continues to believe that RSUs should comprise a portion of the executive’s long-term incentives as they meaningfully support retention and tie executive compensation to our stock’s performance.
Each RSU entitles the holder to receive one share of our stock at vesting, with vesting being subject to continued employment on the applicable vesting dates. While the value of the RSUs fluctuates with Company performance (as reflected in the price of the Company’s stock), the RSUs retain some value even in situations where no performance share units are payable due to insufficient price performance, which structure encourages recipients to balance our short-term performance with the management of our long-term risks and long-term stock performance.
As in previous years, in making grants of Absolute TSR PSUs, Relative TSR PSUs and RSUs to the NEOs in October 2021, the Human Capital and Compensation Committee continued to emphasize performance-based awards and allocated approximately 40% to RSUs, 30% to Absolute TSR PSUs and 30% to Relative TSR PSUs, based on fair value at the grant date. In light of Mr. Halkyard’s sign-on grant in February of 2021 (which was paid entirely in RSUs), his entire grant in October was provided in Absolute TSR PSUs and Relative TSR PSUs resulting in 50% of his equity in 2021 being performance based. The Human Capital and Compensation Committee determined the size of each NEO’s award through a process that evaluated each NEO’s overall role in and contributions to the Company and other relevant factors, including competitive market data.
In determining the size of the awards, the Human Capital and Compensation Committee does not take into account the value realized by a NEO during the applicable fiscal year as a result of the vesting or settlement of equity awards granted during a prior year; the Human Capital and Compensation Committee believes that value realized by a NEO from any such equity award relates to services provided during the year of the grant or period of vesting. The Human Capital and Compensation Committee does not time the issuance or grant of any equity-based awards with the release of material, non-public information, nor do we time the release of material non-public information for the purpose of affecting the value of equity awards.

The Human Capital and Compensation Committee awarded equity-based compensation to our NEOs in 2021 as follows:
NEO	AWARD TYPE	GRANT DATE	UNITS	GRANT DATE FAIR VALUE OF AWARDS
Mr. Hornbuckle	RSU	10/04/2021	71,894	$3,200,000
	Absolute TSR PSU	10/04/2021	51,270	2,400,000
	Relative TSR PSU	10/04/2021	47,035	2,400,000
Mr. Halkyard(1)	RSU	2/01/2021	30,748	900,000
	Absolute TSR PSU	10/04/2021	9,613	450,000
	Relative TSR PSU	10/04/2021	8,819	450,000
Mr. Sanders	RSU	10/04/2021	35,363	1,574,000
	Absolute TSR PSU	10/04/2021	25,218	1,180,500
	Relative TSR PSU	10/04/2021	23,135	1,180,500
Mr. Mandadi(2)	RSU	10/04/2021	22,916	1,020,000
	Absolute TSR PSU	10/04/2021	16,342	765,000
	Relative TSR PSU	10/04/2021	14,992	765,000
Mr. McManus	RSU	10/04/2021	15,727	700,000
	Absolute TSR PSU	10/04/2021	11,215	525,000
	Relative TSR PSU	10/04/2021	10,289	525,000
(1)	As part of Mr. Halkyard’s 2021 annual grant, Mr. Halkyard was granted a RSU award on February 1, 2021 with a grant date value of $900,000 in connection with entering into his employment agreement.
(2)
In connection with Mr. Mandadi’s employment with the Company, he was awarded 75,000 RSUs on August 2, 2021 with a grant value of $2,802,750 to compensate him for forfeited equity at his prior place of employment, which is not reflected in the table above.

Results of Performance Achieved during 2018-2021 Performance Period for PSUs granted in October 2018
In October 2018, the Company granted Absolute TSR PSU awards that were scheduled to cliff-vest based on the level of the Company’s share price appreciation measured over the applicable three-year performance period. In addition, in October 2018, the Company granted Relative TSR PSU awards that were scheduled to cliff-vest based on the Company’s relative TSR performance versus the S&P 500. Following the completion of the applicable performance period, it was determined that (i) for Absolute TSR PSUs, the ending average stock price of $45.37 was equal to 131.28% of the “target price” of $34.56, and (ii) for Relative TSR PSU, the ending average stock price of $43.70, which placed the Company’s absolute percentile raking at the 64.8th percentile of the peer group. As a result, the executive officers became eligible to receive a number of shares equal to approximately 131.28%% and 129.68% of their target number of Absolute TSR PSUs and Relative TSR PSUs, respectively.
Deferred Compensation Opportunities
Under our Nonqualified Deferred Compensation Plan (the “DCP”), our NEOs may elect to defer up to 50% of their base salary or 75% of the cash portion of their bonus on a pre-tax basis and accumulate tax-deferred earnings on their accounts. All of our NEOs are eligible to participate in the DCP. See “Compensation Tables—Nonqualified Deferred Compensation.” We believe that providing our NEOs with this deferral option is a cost-effective way to permit them to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for us also is deferred. The plan allows NEOs to allocate their account balances among different measurement options which are used as benchmarks for calculating amounts that are credited or debited to their account balances (for tax reasons, no ownership interest in the underlying funds is acquired). Our NEOs are also eligible to participate in our retirement savings plan under Section 401(k) of the Internal Revenue Code.

Severance and Change of Control Benefits
We believe that severance protections, including in the context of a change of control transaction, are important in attracting and retaining key executive officers. In addition, we believe they help ensure leadership continuity and sound decisions in the interest of our long-term success, particularly at times of major business transactions. We have agreed to provide our NEOs with severance benefits in the event that their employment is terminated (1) by us for other than for good cause, (2) by them for good cause, or (3) as a result of their death or disability. Other than for equity awards that are not assumed by a purchaser as part of a change of control, no benefits are payable solely as a result of a change of control (i.e., there are no single trigger benefits), and the Human Capital and Compensation Committee has determined not to enter into any future agreements with executive officers that contain single trigger change of control benefits.
The Human Capital and Compensation Committee believes the services of our NEOs are extremely marketable, and that in retaining their services it is therefore necessary to provide a certain level of severance benefits. When determining the level of the severance benefits to be offered, the Human Capital and Compensation Committee also considers competitive market practices and the period of time it would normally take for an executive officer to find comparable employment. Details of the specific severance benefits available under various termination scenarios for our NEOs as of December 31, 2021 are discussed below in “Executive Compensation—Estimated Benefits upon Termination.”
Retirement, Death & Disability – Treatment of Equity Awards
The former Retirement Policy (the “Retirement Policy”) only applies to equity awards granted on or after January 1, 2017 through October 7, 2019 (except with respect to the provisions related to death and disability, which apply retroactively). Retirement for purposes of these awards is defined as (i) a voluntary resignation by the participant with 90 days advance written notice after attaining age 60 with 15 years of service or (ii) a voluntary resignation with both 90 days advance written notice and the Human Capital and Compensation Committee’s prior consent after attaining age 55 with 20 years of service. In the event of retirement, with respect to awards outstanding for at least six months prior to the date of such retirement granted during this period, the participant will be entitled to continued vesting of a pro-rated portion of the participant’s then-outstanding and unvested equity awards based upon the number of months employed during the applicable performance or vesting period. Awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms.
On October 7, 2019, the Human Capital and Compensation Committee adopted new award forms and amended and restated the Retirement Policy such that it would no longer apply to awards granted after October 6, 2019 (the “New Retirement Provisions”). The New Retirement Provisions apply to all awards made on and after October 7, 2019.
Retirement is now defined as a voluntary resignation by the participant with 90 days advance written notice where age plus service equals 65, with a minimum age of 55 and 5 years of service. It applies to awards outstanding six months prior to the date of retirement. Participants are entitled to (i) continued vesting in full of all RSUs, (ii), with respect to participants other than Messrs. Hornbuckle, McManus and Sanders, continued vesting of a pro-rated portion of their PSU awards based upon the number of months employed during the applicable performance or vesting period and, (iii), with respect to Messrs. Hornbuckle, McManus and Sanders, continued vesting in full of their outstanding and unvested PSU awards. Vesting of PSUs remains subject to achievement of underlying performance objectives. The New Retirement Provisions are contingent upon compliance with certain confidentiality, non-solicitation and non-competition obligations set forth in the applicable award forms.
In the case of death or disability, with respect to awards granted after October 6, 2019, the participant is entitled to full acceleration and payment of all such time- based awards as of the date of termination. Relative TSR PSUs granted after such date will accelerate and vest in full based on relative performance to the date of termination. Absolute TSR PSUs granted after such date will accelerate and vest in full based on target, if such termination is within the first twelve months of the performance period, or after such twelve-month period, based on actual performance projected through the end of the performance period.

Perquisites and Other Benefits
We pay premiums and other expenses for group life insurance, short-term disability insurance, long-term disability insurance, and business travel insurance on behalf of our NEOs. As an owner and operator of full-service resorts, we are able from time to time to provide benefits relating to hotel and related services, including in-town transportation, to our NEOs at little or no additional cost to us. We currently provide our NEOs with access to the fitness facilities located in the hotel where they are officed. In addition, for our convenience and the convenience of our NEOs, we provide complimentary meals for business purposes at our restaurants. From time to time, we also provide relocation benefits to certain executive officers in order to assist such executives with their transition to living and working in Las Vegas, which we believe serves as an appropriate recruitment tool.
The Human Capital and Compensation Committee has approved limited tax gross ups for executive officers in two situations where it is economically advantageous to us or needed to make employees whole as a result of where we choose to do business. The Human Capital and Compensation Committee has approved tax gross up payments relating to executive health plan coverage, reflecting the facts that such coverage was previously insured (so that there was no additional tax cost to the executive officers) and our decision to convert our medical plans to self-funding. This conversion imposed an additional tax cost on executives (which we reimburse), but still resulted in lower overall costs to us even after taking into account the costs of such reimbursements. This reimbursement has been discontinued, starting in 2022, and is not expected to be reinstated.
Under certain circumstances, executive officers are required by us to perform services in states other than their states of employment. As a result, such officers may incur incremental income tax obligations to such other states. To the extent there is no tax credit available in the applicable state of employment (for example, in Nevada), we provide a gross-up of the incremental state income tax obligations resulting from our requiring such executives to work in states other than the state where their services are normally rendered. This puts the executives in the same economic position as though they had worked in their normal places of business.
Pursuant to his employment agreement, Mr. Hornbuckle is entitled to request the personal use of aircraft, but he must reimburse us for costs associated with such use to the extent the value of such use (which we calculate based on the aggregate incremental cost to us) exceeds $250,000. In 2021, the aggregate incremental cost of Mr. Hornbuckle’s personal use of the aircraft was $135,336, which was below the cap. See the Summary Compensation Table for additional details.

OTHER COMPENSATION MATTERS
Internal Revenue Code Section 162(m)
Subject to certain transition rules for binding contracts in effect on November 2, 2017, section 162(m) generally disallows a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” as defined under Section 162(m) (generally, such company’s chief executive officer, its chief financial officer and its three other highest paid executive officers). The Human Capital and Compensation Committee takes into account the tax and accounting implications (including the deduction limits of revised Section 162(m)) when making compensation decisions, but necessarily reserves its right to make compensation decisions based on other factors as well if the Human Capital and Compensation Committee determines it is in the best interests of the Company to do so.
Prohibition on Short Sales, Derivatives Trading and Pledging and Hedging of Company Securities.
Our insider trading policy provides that certain employees (including our NEOs and other executive officers) and our directors may not enter into short sales of our securities or buy or sell exchange traded options on our securities. Our insider trading policy prohibits pledging or hedging of our securities by NEOs, executive officers and directors.
Compensation Risk Assessment
As part of its oversight, the Human Capital and Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. We believe that our pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods, financial and non-financial performance, and allows for the Human Capital and Compensation Committee’s exercise of discretion. Further, policies to mitigate compensation-related risk include vesting periods on long-term incentives, stock ownership guidelines, insider-trading prohibitions, and independent Human Capital and Compensation Committee oversight. Based upon this review, both for our executive officers and all other employees, the Human Capital and Compensation Committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT
The Human Capital and Compensation Committee of the Board has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement. Based on the Human Capital and Compensation Committee’s review and discussion with management, the Human Capital and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
ALEXIS HERMAN, Chair
MARY CHRIS JAMMET
ROSE MCKINNEY-JAMES
DANIEL J. TAYLOR
The foregoing report of the Human Capital and Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of the NEOs for the years ended December 31, 2021, 2020 and 2019.
NAME AND TITLE	YEAR	SALARY(A)	BONUS(B)	STOCK AWARDS(C)	NON-EQUITY INCENTIVE PLAN COMPENSATION(D)	ALL OTHER COMPENSATION(E)	TOTAL
William J. Hornbuckle Chief Executive Officer and President	2021	$1,500,000	$—	$8,000,000	$ 3,609,375	$ 165,149	$13,274,524
	2020	1,174,590	—	11,942,950	825,000	45,595	13,988,135
	2019	1,400,000	—	2,750,000	2,101,095	38,461	6,289,556
Jonathan S. Halkyard Chief Financial Officer and Treasurer	2021	$875,342	$—	$1,800,000	$1,856,250	$127,012	$4,658,604
Corey Sanders Chief Operating Officer	2021	$1,000,000	$—	$3,935,000	$2,062,500	$24,423	$7,021,923
	2020	1,062,158	—	4,666,650	750,000	8,553	6,487,361
	2019	1,250,000	—	2,750,000	1,875,978	11,259	5,887,237
Tilak Mandadi Chief Strategy, Innovation & Technology Officer	2021	$416,849	$637,500	$5,352,750	$956,250	$14,632	$7,377,981
John McManus Executive Vice President, General Counsel and Secretary	2021	$700,000	$—	$1,750,000	$1,155,000	$8,533	$3,613,533
	2020	737,295	—	2,057,200	420,000	20,982	3,235,477
	2019	850,000	—	1,250,000	911,189	23,312	3,034,501
(A)
See “Compensation Discussion and Analysis—Annual Base Salary and Employment Agreements.” Mr. Hornbuckle, Mr. Sanders, and Mr. McManus agreed to receive $699,629, $365,386, and $255,770, respectively, of their 2020 annual base salary in the form of RSUs, resulting in them receiving 60,679, 31,690, and 22,183 respectively, in RSUs on March 30, 2020.

(B)
Mr. Mandadi’s employment agreement provided that his bonus would be paid on a full year basis for 2021 in order to account for the bonus and other compensation Mr. Mandadi would be forfeiting by leaving his prior place of employment. The portion shown under “Bonus” represents the portion paid assuming 100% achievement percentage for the first half of 2021 and not based on achievement of the performance metrics for the first half of 2021.

(C)
For 2021, consists of RSUs, Absolute TSR PSUs and Relative TSR PSUs. The RSU awards vest ratably over the four year period following the grant date. There are no thresholds or maximums (or equivalent items).

The grant date fair value for Absolute TSR PSU and the Relative TSR PSUs were computed in accordance with FASB ASC 718 using a Monte Carlo simulation. Assuming the highest performance condition would be achieved, the grant date fair values of the Absolute TSR PSUs are $3.8 million, $0.7 million, $1.9 million, $1.2 million, and $0.8 million for Mr. Hornbuckle, Mr. Halkyard, Mr. Sanders, Mr. Mandadi, and Mr. McManus, respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives.” Assuming the highest performance condition would be achieved, the grant date fair values of the Relative TSR PSUs are $3.6 million, $0.7 million, $1.8 million, $1.1 million, and $0.8 million for Mr. Hornbuckle, Mr. Halkyard, Mr. Sanders, Mr. Mandadi, and Mr. McManus respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives” for more information, including information relating to vesting and payouts.
(D)	Consists of compensation earned under the 2021, 2020 and 2019 annual incentive program, including the value of Bonus dRSUs, as described in “Compensation Discussion and Analysis.”
(E)	All other compensation for 2021 consists of the following:
NAME	PERSONAL USE OF COMPANY AIRCRAFT(A)	401(k) MATCH	INSURANCE PREMIUMS AND BENEFITS(B)	OTHER PERQUISITES(C)	TOTAL OTHER COMPENSATION
Mr. Hornbuckle	$135,336	$1,500	$15,385	$12,928	$165,149
Mr. Halkyard	—	—	2,563	124,449	127,012
Mr. Sanders	—	1,500	20,368	2,555	24,423
Mr. Mandadi	—	—	2,183	12,449	14,632
Mr. McManus	—	1,500	7,033	—	8,533
(A)
The amounts in this column represent the value of personal use of our aircraft, which was determined based on the aggregate incremental cost to us. Aggregate incremental cost was calculated based on average variable operating cost per flight hour multiplied by personal flight hours attributable to each NEO, less any amounts the NEO reimburses. The average variable operating cost per hour was calculated based on aggregate variable costs for each year, including fuel, engine reserves, trip-related repair and maintenance costs, travel expenses for flight crew, landing costs, related catering and miscellaneous handling charges, divided by the aggregate hours flown. Fixed costs, such as flight crew salaries, wages and other employment costs, training, certain maintenance and inspections, depreciation, hangar rent, utilities, insurance and taxes are not included in aggregate incremental cost since these expenses are incurred by us irrespective of personal use of aircraft.
(B)
The amounts in this column represent premiums and other expenses for group life insurance, short term disability insurance, long term disability insurance, business travel insurance, and health plan coverage, including gross-ups of associated taxes on health plan coverage (the gross-up amounts were $1,601, $5,368, and $812 for Mr. Hornbuckle, Mr. Sanders, and Mr. McManus, respectively). Gross-ups of associated taxes on health plan coverage has been discontinued starting in 2022, and is not expected to be reinstated. See “Compensation Discussion and Analysis” for our Human Capital and Compensation Committee’s policy on gross-ups.

(C)
For Mr. Halkyard and Mr. Mandadi, amounts include $109,843 and $10,347, respectively, related to costs the Company incurred in connection with their relocation to Las Vegas, NV. The value of such costs was calculated based on the incremental cost to the Company of providing such benefit. For Mr. Sanders, this amount relates to reimbursements by the Company for state withholding taxes.

GRANTS OF PLAN-BASED AWARDS
The table below shows plan-based awards granted during 2021 to the NEOs. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” and “—Long-Term Equity Incentives” for a narrative description of these awards.
		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(A)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(B)			OTHER STOCK AWARDS: NUMBER OF TARGET	GRANT DATE FAIR VALUE OF STOCK
NAME	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	UNITS	AWARDS(B)
Mr. Hornbuckle	N/A	$ —	$2,625,000	$3,937,500	—	—	—	—	$—
	10/4/2021(C)	—	—	—	—	71,894	—	—	3,200,000
	10/4/2021(D)	—	—	—	30,762	51,270	82,032	—	2,400,000
	10/4/2021(E)	—	—	—	23,518	47,035	70,553	—	2,400,000
Mr. Halkyard	N/A	$—	$1,350,000	$2,025,000	—	—	—	—	$—
	2/1/2021(C)	—	—	—	—	30,748	—	—	900,000
	10/4/2021(D)	—	—	—	5,768	9,613	15,381	—	450,000
	10/4/2021(E)	—	—	—	4,410	8,819	13,229	—	450,000
Mr. Sanders	N/A	$—	$1,500,000	$2,250,000	—	—	—	—	$—
	10/4/2021(C)	—	—	—	—	35,363	—	—	1,574,000
	10/4/2021(D)	—	—	—	15,131	25,218	40,349	—	1,180,500
	10/4/2021(E)	—	—	—	11,568	23,135	34,703	—	1,180,500
Mr. Mandai	N/A	$—	$637,500	$956,250	—	—	—	—	$—
	8/2/2021(C)	—	—	—	—	75,000	—	—	2,802,750
	10/4/2021(C)	—	—	—	—	22,916	—	—	1,020,000
	10/4/2021(D)	—	—	—	9,805	16,342	26,147	—	765,000
	10/4/2021(E)	—	—	—	7,496	14,992	22,488	—	765,000
Mr. McManus	N/A	$—	$840,000	$1,260,000	—	—	—	—	$—
	10/4/2021(C)	—	—	—	—	15,727	—	—	700,000
	10/4/2021(D)	—	—	—	6,729	11,215	17,944	—	525,000
	10/4/2021(E)	—	—	—	5,145	10,289	15,434	—	525,000
(A)
For 2021, the annual incentive bonus was evaluated based on four strategic goals that were adopted for both the first and second half of 2021. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Bonus” for additional details. Any portion of the annual cash bonus earned by Messrs. Hornbuckle, Halkyard and Mandadi in 2021 in excess of 100% of such NEO’s target bonus was paid in Bonus dRSUs.

(B)	See note (B) to the Summary Compensation Table above for more information.
(C)	RSU award.
(D)	Absolute TSR PSU award.
(E)	Relative TSR PSU award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The table below shows outstanding equity awards of the NEOs as of December 31, 2021. For RSUs, Absolute TSR PSUs and Relative TSR PSUs, the number of units reflects dividend equivalent rights credited during 2021.
	OPTION/SAR AWARDS				STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/ SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED		EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN- EXERCISABLE			NUMBER	VALUE	NUMBER	VALUE
Mr. Hornbuckle	—	—	—	—	10,712(A)	$480,755	—	$—
	—	—	—	—	33,768(B)	1,515,508	—	—
	—	—	—	—	290,161(C)	13,022,426	—	—
	—	—	—	—	114,607(D)	5,143,562	—	—
	—	—	—	—	71,898(E)	3,226,782	—	—
	—	—	—	—	—	—	37,361(F)	2,112,726
	—	—	—	—	—	—	30,599(G)	1,703,151
	—	—	—	—	—	—	96,220(H)	6,909,366
	—	—	—	—	—	—	95,818(I)	6,450,468
	—	—	—	—	—	—	51,273(J)	1,932,937
	—	—	—	—	—	—	47,037(K)	2,450,897
Mr. Halkyard	—	—	—	—	30,755(L)	$1,380,284	—	$—
	—	—	—	—	—	—	9,613(J)	362,406
	—	—	—	—	—	—	8,819(K)	459,526
Mr. Sanders	—	—	—	—	10,712(A)	$480,755	—	$—
	—	—	—	—	26,563(B)	1,192,147	—	—
	—	—	—	—	60,885(D)	2,732,519	—	—
	—	—	—	—	35,365(E)	1,587,181	—	—
	—	—	—	—	—	—	37,361(F)	2,112,726
	—	—	—	—	—	—	30,599(G)	1,703,151
	—	—	—	—	—	—	51,116(H)	3,670,556
	—	—	—	—	—	—	50,902(I)	3,426,723
	—	—	—	—	—	—	25,219(J)	950,738
	—	—	—	—	—	—	23,136(K)	1,205,522
Mr. Mandadi	—	—	—	—	75,009(M)	$3,366,404	—	$—
	—	—	—	—	22,917(E)	1,028,515	—	—
	—	—	—	—	—	—	16,342(J)	616,068
	—	—	—	—	—	—	14,992(K)	781,181
Mr. McManus	—	—	—	—	4,869(A)	$218,521	—	$—
	—	—	—	—	19,584(B)	878,930	—	—
	—	—	—	—	25,070(D)	1,125,142	—	—
	—	—	—	—	15,727(E)	705,828	—	—
	—	—	—	—	—	—	16,982(F)	960,297
	—	—	—	—	—	—	13,909(G)	774,180
	—	—	—	—	—	—	21,048(H)	1,511,424
	—	—	—	—	—	—	20,959(I)	1,410,982
	—	—	—	—	—	—	11,215(J)	422,814
	—	—	—	—	—	—	10,289(K)	536,136
(A)	RSU award scheduled to vest on 10/19/22.
(B)	RSU award scheduled to vest in equal installments on each of 4/1/22, 4/1/23 and 4/1/24.
(C)	RSU award scheduled to vest on 4/1/22.
(D)	RSU award scheduled to vest in equal installments on each of 8/18/22, 8/18/23 and 8/18/24.
(E)	RSU award scheduled to vest in equal installments on each of 10/4/22, 10/4/23, 10/4/24 and 10/4/25.

(F)	Absolute TSR PSU award scheduled to vest on 10/7/22 subject to the level of achievement of the applicable performance criteria.
(G)	Relative TSR PSU award scheduled to vest on 10/7/22 subject to the level of achievement of the applicable performance criteria.
(H)	Absolute TSR PSU award scheduled to vest on 8/18/23 subject to the level of achievement of the applicable performance criteria.
(I)	Relative TSR PSU award scheduled to vest on 8/18/23 subject to the level of achievement of the applicable performance criteria.
(J)	Absolute TSR PSU award scheduled to vest on 10/4/24 subject to the level of achievement of the applicable performance criteria.
(K)	Relative TSR PSU award scheduled to vest on 10/4/24 subject to the level of achievement of the applicable performance criteria.
(L)	RSU award scheduled to vest in equal installments on each of 2/1/22, 2/1/23, 2/1/24 and 2/1/25.
(M)	RSU award scheduled to vest in equal installments on each of 8/2/22 and 8/2/23.
OPTION/SAR EXERCISES AND STOCK VESTED
The following table shows RSU and PSU vesting for the NEOs during 2021. For RSUs and PSUs, the value realized is calculated as the number of shares vested times the closing share price on the applicable vesting date.
	STOCK AWARDS (RSUs)		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING
Mr. Hornbuckle	95,570	$3,857,431	83,779	$3,976,984
Mr. Halkyard	—	—	—	—
Mr. Sanders	72,330	2,956,218	83,779	3,976,984
Mr. Mandadi	—	—	—	—
Mr. McManus	26,395	1,093,338	38,081	1,807,726
NONQUALIFIED DEFERRED COMPENSATION
The following table shows nonqualified deferred compensation to the NEOs in 2021 under the DCP. See “Compensation Discussion and Analysis—Elements of Compensation—Deferred Compensation Opportunities” for a narrative description of the DCP.
NAME	EXECUTIVE CONTRIBUTIONS IN THE LAST FISCAL YEAR	COMPANY CONTRIBUTIONS IN THE LAST FISCAL YEAR	AGGREGATE EARNINGS IN THE LAST FISCAL YEAR(A)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT YEAR END
Mr. Hornbuckle	$78,177	—	$ 13,077	—	$91,254
Mr. Halkyard	—	—	—	—	—
Mr. Sanders	—	—	—	—	—
Mr. Mandadi	—	—	—	—	—
Mr. McManus	—	—	—	—	—
Total	$78,177	—	$13,077	—	$91,254
(A)	None of these amounts were included as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

ESTIMATED BENEFITS UPON TERMINATION
The following table indicates the estimated amounts that would be payable to each NEO upon a hypothetical termination as of December 31, 2021 under various termination scenarios, pursuant to the applicable employment agreements, policies and terms of equity awards in effect as of such date.
	SEVERANCE(A)	VESTING OF RSUs(B)(C)	VESTING OF PERFORMANCE BASED STOCK UNITS(B)(C)(D)	OTHER(E)	TOTAL
Death or Disability
Mr. Hornbuckle	$1,500,000	$23,389,032	$21,559,545	$—	$46,448,577
Mr. Halkyard	900,000	1,380,284	821,932	—	3,102,216
Mr. Sanders	1,000,000	5,992,602	13,069,416	—	20,062,018
Mr. Mandadi	850,000	4,394,919	1,397,249	—	6,642,168
Mr. McManus	700,000	2,928,420	5,615,833	—	9,244,253
Company Terminates Without Good Cause
Mr. Hornbuckle	$8,250,000	$20,968,923	$18,987,643	$106,564	$48,313,130
Mr. Halkyard	2,250,000	345,082	339,722	39,961	2,974,765
Mr. Sanders	2,500,000	4,802,205	11,804,384	13,985	19,120,574
Mr. Mandadi	2,125,000	1,940,387	577,513	13,985	4,656,885
Mr. McManus	1,540,000	2,399,016	5,053,238	39,961	9,032,215
NEO Terminates Without Good Cause/Company Terminates With Good Cause
Mr. Hornbuckle	$—	$—	$—	$—	$—
Mr. Halkyard	—	—	—	—	—
Mr. Sanders	—	—	—	—	—
Mr. Mandadi	—	—	—	—	—
Mr. McManus	—	—	—	—	—
NEO Terminates With Good Cause
Mr. Hornbuckle	$8,250,000	$20,968,923	$18,987,643	$106,564	$48,313,130
Mr. Halkyard	2,250,000	345,082	339,722	39,961	2,974,765
Mr. Sanders	2,500,000	4,802,205	11,804,384	13,985	19,120,574
Mr. Mandadi	2,125,000	1,940,387	577,513	13,985	4,656,885
Mr. McManus	1,540,000	2,399,016	5,053,238	39,961	9,032,215
Change of Control(F)
Mr. Hornbuckle	$8,250,000	$23,389,032	$21,559,545	$79,923	$53,278,500
Mr. Halkyard	4,000,000	1,380,284	821,932	79,923	6,282,139
Mr. Sanders	4,000,000	5,992,602	13,069,416	27,971	23,089,989
Mr. Mandadi	4,000,000	4,394,919	1,397,249	27,971	9,820,139
Mr. McManus	3,080,000	2,928,420	5,615,833	79,923	11,704,176
Retirement pursuant to Retirement Policy(G)
Mr. Hornbuckle	$—	$20,066,429	$17,175,711	$—	$37,242,140
Mr. Halkyard	—	—	—	—	—
Mr. Sanders	—	4,309,599	10,913,156	—	15,222,755
Mr. Mandadi	—	—	—	—	—
Mr. McManus	—	2,179,038	4,656,883	—	6,835,921
(A)	This column does not include any unpaid prior-year bonuses that were earned prior to the date of termination.
(B)
The value of outstanding RSUs, Absolute TSR PSUs and Relative TSR PSUs (including any accelerated or continued vesting that would occur under each of these termination scenarios) is based on the closing price of our Common Stock at December 31, 2021, which was $44.88.

(C)
For purposes of the calculation of any continued or accelerated vesting in respect of outstanding equity awards, we have assumed that, in connection with each NEO’s termination, such NEO was eligible for the maximum post-termination continued and accelerated vesting period applicable to each award.

(D)	Assumes that December 31, 2021 was the end of the performance period for Absolute TSR PSUs and Relative TSR PSUs.

(E)	Includes the applicable lump sum payment for health and insurance benefits, as described below under “Uniform Severance and Change of Control Policies.”
(F)
Assumes each NEO’s employment terminates (other than as a result of a termination by the Company for good cause or by the NEO without good cause) in connection with a change of control. In general, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits). The only situation in which change of control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event they are not assumed as part of the change of control. In the event of such a triggering event occurring, the NEO would receive estimated benefits set forth in the columns entitled “Vesting of RSUs” and “Vesting of Performance Based Stock Units.”

(G)
As of December 31, 2021, only Mr. Hornbuckle would have been eligible for retirement benefits under the prior Retirement Policy. Mr. Hornbuckle and Mr. Sanders are both eligible for retirement benefits under the new Retirement Policy. Although Mr. McManus wasn’t eligible under either retirement policy, his awards would be treated similar to Mr. Hornbuckle and Mr. Sanders under the new retirement policy if Mr. McManus is terminated without good cause by the Company or if Mr. McManus terminates with good cause prior to attaining retirement age. Mr. McManus reached retirement age in March of 2022 and is now eligible for retirement benefits.

Employment Agreements
We believe that maintaining employment agreements with our NEOs serves the dual purpose of acting as a retention tool and incentivizing long-term performance. In 2020, we successfully negotiated new employment agreements with Messrs. Hornbuckle, McManus and Sanders. Specifically, on March 30, 2020 we entered into employment agreements with Messrs. Hornbuckle and McManus and on March 31, 2020 we entered into an employment agreement with Mr. Sanders, each effective April 1, 2020. Mr. Hornbuckle’s employment agreement (the “March Agreement”) provided for a term through March 31, 2024 and a minimum base salary of $1,100,000, which was reduced from his prior salary of $1,400,000, to serve as President and Acting Chief Executive Officer. The March Agreement also provided for an annual target bonus equal to 150% of this base salary, which was reduced from his prior annual target bonus of 175%, with a maximum bonus of up to 175% of the target bonus. In connection with the March Agreement, Mr. Hornbuckle was granted 45,000 RSUs in connection with entering into the new employment agreement and a one-time sign on grant of 290,000 RSUs that cliff vest on the second anniversary of the grant date. On July 29, 2020, in connection with Mr. Hornbuckle’s appointment as Chief Executive Officer and President, we entered into a new employment agreement with Mr. Hornbuckle (the “July Agreement”) with the same term as the March Agreement but providing for a salary of $1,500,000, commencing on January 1, 2021, and a target annual bonus of 175% starting with his bonus for the 2021 year, with a maximum bonus of up to 175% of the target bonus. The July Agreement provides that Mr. Hornbuckle is eligible, at the discretion of the Human Capital and Compensation Committee, to receive annual equity grants of $8,000,000, starting in 2020, which are expected to be provided 40% in RSUs and 60% in performance-based stock units. In the event of a termination of Mr. Hornbuckle’s employment as the result of his death or a termination by the Company due to disability, we will pay Mr. Hornbuckle one year of salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy). In the event of a termination by us for no cause or by Mr. Hornbuckle for good cause prior to the end of the term of the Agreement, Mr. Hornbuckle will receive the lesser of (A) two times (i) his annual base salary as in effect on January 1, 2021 (regardless of when such termination occurs) and (ii) his target bonus and (B) the number that results from dividing the number of days remaining through the end of his term (following the date of termination) by 365, times (i) his annual base salary as in effect on January 1, 2021 (regardless of when such termination occurs) and (ii) his target bonus, in each case, payable in 12 monthly installments.
On March 31, 2020, we also entered into a new employment agreement with Mr. Sanders that provides for a term until March 31, 2023 and a minimum base salary of $1,000,000, which was reduced from his prior salary of $1,250,000. Mr. Sanders’ agreement also provides for an annual target bonus equal to 150% of his base salary, which was reduced from his prior annual target bonus of 175%. In connection with entering into the new employment agreement, Mr. Sanders was granted 35,400 RSUs as part of his 2020 annual equity grant. With respect to severance, Mr. Sanders’ employment agreement incorporates the Severance Policy described below.
On March 30, 2020, we also entered into a new employment with Mr. McManus that provides for a term until March 31, 2023 and a minimum base salary of $700,000, which was reduced from his prior salary of $850,000. Mr. McManus’ agreement also provides for an annual target bonus equal to 120% of his base salary, which was reduced from his prior annual target bonus of 125%. In connection with entering into the new employment agreement, Mr. McManus was granted 26,100 RSUs as part of his 2020 annual equity grant. With respect to severance, Mr. McManus’ employment agreement incorporates the Severance Policy described below.

On January 11, 2021, we entered into an employment agreement with Jonathan S. Halkyard, our new Chief Financial Officer and Treasurer. Mr. Halkyard’s employment agreement provides for a term until January 10, 2024 and minimum base salary of $900,000 and an annual target bonus equal to 150% of his base salary. In connection with entering into this employment agreement and as partial consideration for his annual equity award for the 2021 calendar year, in February 2021 Mr. Halkyard was granted 30,748 RSUs having a grant date fair value of $900,000. With respect to severance, Mr. Halkyard’s employment agreement incorporates the Severance Policy described below.
On June 3, 2021, we entered into an employment agreement with Tilak Mandadi, our new Chief Strategy, Innovation & Technology Officer. Mr. Mandadi’s employment agreement provides for a term until July 6, 2024 and minimum base salary of $850,000 and an annual target bonus equal to 150% of his base salary. In connection with entering into this employment agreement, in August 2021 Mr. Mandadi was granted 75,000 RSUs having a grant date fair value of $2,802,750 which vests annually in two equal installments on his first- and second- year anniversary of the grant date over the following two-year period. With respect to severance, Mr. Mandadi’s employment agreement incorporates the Severance Policy described below.
Uniform Severance and Change of Control Policies (NEOs and other executive officers, other than the Chief Executive Officer)
In 2012, the Human Capital and Compensation Committee adopted a uniform severance policy for terminations by us without cause or by the applicable executive officer with good cause, in either case, unrelated to a change of control (the “Severance Policy”), the provisions of which are now memorialized in each employment agreement for Messrs. Sanders, McManus, Mr. Halkyard, our new Chief Financial Officer and Treasurer, and Mr. Mandadi, our new Chief Strategy, Innovation & Technology Officer, and in the terms of equity award agreements entered into with such NEOs. An overview of the severance benefits payable to Messrs. Sanders, McManus, Halkyard and Mandadi under the Severance Policy are as follows:
•	1.0x the sum of base salary and target bonus, payable over a 12-month period.
•	One year of continued vesting of unvested equity awards (including unvested stock appreciation rights).
•	Lump sum payment equal in value to 12 months of continued health and insurance benefits (1.5x cost of COBRA).
•
If the NEO remains employed at-will by the Company after the term of the agreement has expired and is thereafter separated during the applicable restricted period by the Company without good cause, the NEO will receive a lump sum payment equal to his base salary.

•
“Good Cause” by the NEO is generally defined as follows: (i) any assignment of duties that are materially and significantly different than those contemplated by the terms of the employment agreement; (ii) any material and significant limitation on the executive’s powers not contemplated by the terms of the employment agreement; (iii) a material adverse change in reporting relationship, or (iv) the failure of the Company to pay the executive any compensation when due.

•
“Good Cause” by the Company is generally defined as: (i) the executive’s death or disability; (ii) failure to abide by the Company’s policies and procedures; misconduct, insubordination, inattention to the Company’s business; or failure to perform the duties required of him; dishonesty; or other material breach of the employment agreement; or (iii) failure to comply with certain licensing requirements contained in the executive’s employment agreement.

Death or Disability
If the employment of a NEO is terminated under his employment agreement by us as a result of death or disability, he (or his beneficiaries) will generally be entitled to receive salary continuation for a twelve-month period following termination (net of any applicable payments received from any short-term disability policy), and any accrued but unpaid compensation and benefits. As discussed above, for awards granted prior to October 7, 2019, in the event of a NEO’s termination of employment due to his or her death or disability, the participant is entitled to full acceleration and payment of all time-based awards as of the date of termination for all outstanding equity awards; provided that awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms. Benefits are contingent upon compliance with certain confidentiality, non-solicitation and non-competition obligations set forth in the policy. For awards granted on or after October 7, 2019, the participant is entitled to full acceleration and payment of all time-based awards as of the date of termination and (i) rPSUs will accelerate and vest in full based on relative performance to the date of termination and (ii) absolute PSUs will accelerate and vest in full based on target, if such termination is within the first twelve-months of the performance period, or after such twelve-month period, based on actual performance projected through the end of the performance period.
Change of Control Policy
In 2012, in connection with the implementation of the Severance Policy, the Human Capital and Compensation Committee also adopted a uniform severance policy for terminations by us following a change of control (the “Change of Control Policy”) and implemented the Change of Control Policy for all NEOs. The Change of Control Policy is the only source of change of control severance benefits for our NEOs (other than with respect to the treatment of equity awards).
The benefits provided under the Change of Control Policy to our NEOs were as follows, as of December 31, 2021:
POSITION	CHANGE-OF-CONTROL SEVERANCE (TERMINATION BY US WITHOUT GOOD CAUSE, OR BY EXECUTIVE OFFICER WITH GOOD CAUSE, FOLLOWING CHANGE OF CONTROL)
CEO	2.0x the sum of base salary and target bonus (subject to $10 million cap).
Lump sum payment equal in value to 24 months of continued health and insurance benefits.

Full vesting of time-based unvested equity awards.

The CEO may instead elect to receive severance benefits pursuant to his employment agreement (as described above), to the extent aggregate cash benefits payable pursuant to the Change of Control Policy prove to be less than the severance benefits he would receive pursuant to his employment agreement.

Other Executive Officers (including NEOs other than CEO)	2.0x the sum of base salary and target bonus (subject to $4 million cap). Lump sum payment equal in value to 24 months of continued health and insurance benefits.

Full vesting of time-based unvested equity awards; performance-based equity awards, to the extent unearned, will continue to be subject to the applicable performance conditions.
The above benefits are provided by the Change of Control Policy.
Termination by Company for Good Cause or by NEO Without Good Cause
If a NEO terminates his employment under his employment agreement without good cause, or we terminate such employment for good cause, then vested but unexercised stock options, SARs or other stock-based compensation awards continue to remain exercisable (to the extent applicable) generally during the 90-day period following termination.
Obligations of the NEOs
Obligations of the NEOs under the employment agreements relating to confidentiality, providing services to competitors and others, and soliciting customers and Company employees continue after termination of employment, regardless of the reason for such termination (with some exceptions for certain NEOs upon a change of control of the Company or if the NEO terminates for good cause). With the exception of obligations relating to confidentiality, which are not limited by time, these restrictions generally continue for the 12-month period following termination (or for such period that remains in the term of the agreement if less than 12 months).

CEO PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Mr. Hornbuckle, our Chief Executive Officer as of the Determination Date (as defined below), and the annual total compensation of our employees.
Pursuant to the applicable SEC rules, in order to calculate the pay ratio for 2021, we re-identified the median employee for 2021 due to significant year over year changes to our employee population as a result of the impact of COVID-19 on the Company’s operations in 2020. To identify the median of the annual total compensation of all our employees (other than the CEO) for 2021, we took the following steps:
We determined that, as of October 1, 2021 (the “Determination Date”), our employee population consisted of approximately 61,004 employees. This population consisted of our full-time, part-time, seasonal and temporary employees employed by us on that date, and included our employees as well as the employees of our consolidated subsidiaries, including 10,178 employees employed by MGM China.
To identify the “median employee” from our employee population, we compared cash compensation (which included salary, bonus, tips and other cash-based wages) of these employees through October 1, 2021, as reflected in our internal payroll records. This compensation measure was consistently applied to all employees included in our calculations. We converted the compensation paid to non-U.S. employees in local currency to U.S. dollars using the average exchange rate for the 12 months ended December 31, 2021. We did not make any cost-of-living adjustments in identifying the “median employee” and we did not annualize the compensation of any employee group.
Based on this, we determined that the median of the annual total compensation of all our employees, excluding the Chief Executive Officer as of the Determination Date, was $34,988 and the annual total compensation of Mr. Hornbuckle was $13,274,524, resulting in a ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees included in our calculations of 379:1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have headquarters in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

PROPOSAL NO. 4 ADOPTION OF THE 2022 OMNIBUS INCENTIVE PLAN
On March 3, 2022, at the recommendation of the Human Capital and Compensation Committee, our Board approved the MGM Resorts International 2022 Omnibus Incentive Plan (the “2022 Plan”), subject to stockholder approval at the 2022 Annual Meeting. The 2022 Plan will replace and supersede the Amended and Restated 2005 Omnibus Incentive Plan, as amended to date (the “2005 Plan”). If the 2022 Plan is approved by our stockholders, it will become effective May 4, 2022 (the “Effective Date”). As of the Effective Date, and subject to adjustments for changes in capitalization and the 2022 Plan’s share counting provisions, a total of 17,900,000 shares would be authorized for issuance for new awards, reduced by new grants made under the 2005 Plan after December 31, 2021 and before the Effective Date. This reflects a decrease of 2,180,472 shares to the 20,080,472 shares available for issuance under the 2005 Plan as of December 31, 2021. After the Effective Date of the 2022 Plan, no new awards will be granted under the 2005 Plan (our only current equity plan).
Our Board believes that the approval of the 2022 Plan by our stockholders will further our compensation structure and strategy. The Board believes that our ability to attract, retain and motivate top quality management, employees and consultants is material to our success and would be enhanced by our ability to grant equity compensation under the 2022 Plan. In addition, the Board believes that our interests and the interests of our stockholders will be advanced if we can offer our employees, consultants, and non-employee directors the opportunity to acquire or increase their proprietary interests in us.
The Board recommends a vote “FOR” approval of the 2022 Plan.

Authorized and Outstanding Grants
The following table shows certain information about the 2005 Plan (our only equity plan currently available for new grants), including outstanding awards, as of December 31, 2021:
Number of shares that were authorized for future grant under the 2005 Plan(1)	20,080,472
Number of full-value awards (restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”)) outstanding	5,684,381
Number of stock options/stock appreciation rights (“SARs”) outstanding	854,818
Weighted average remaining term of outstanding options/SARs	1.44 yrs.
Weighted average exercise price of outstanding options/SARs	$24.33
(1)
The Company’s subsidiaries, MGM Growth Properties LLC and MGM China Holdings Limited, each adopted their own equity award plans for the issuance of share-based awards to each subsidiary’s eligible recipients. The subsidiaries’ equity award plans only entitle participants to receive shares of the applicable subsidiary; shares of the Company are not authorized for grant under the subsidiaries’ plan.

Burn Rate
While the use of equity is an important part of our compensation program, we are mindful of our responsibility to our stockholders to exercise judgment in the granting of equity awards. As of March 11, 2022, the closing price of our Common Stock on the NYSE was $40.11. In setting and recommending to stockholders the number of shares to authorize under the 2022 Plan, the Board considered the historical number of equity awards granted under the 2005 Plan, as well as the company’s three-year average burn rate for the preceding three fiscal years as follows:
Fiscal Year	Stock Options/SARs Granted (A)	Full-Value Awards Granted (RSUs and PSUs) (B)	Total (A) + (B)	Basic Weighted Average Common Shares Outstanding	Burn Rate
2021	0	1,645,233	1,645,233	481,930,000	0.34%
2020	0	4,586,395	4,586,395	494,152,000	0.93%
2019	0	2,658,334	2,658,334	524,173,000	0.51%
Three-year average					0.59%
Dilution
Assuming that our annual usage remains consistent with historic practices, the Board anticipates that the 17,900,000 shares available under the 2022 Plan as of the Effective Date (reduced by new grants made under the 2005 Plan after December 31, 2021 and before the Effective Date) will be sufficient to provide equity incentives under the Company’s equity compensation programs for several years. The actual amount of time will vary depending on a number of factors, including changes in employee headcount, long-term incentive award type mix, future forfeitures and cancellations, future acquisitions, and the Company’s stock price.
The 17,900,000 share authorization under the 2022 Plan (comprised of the 20,080,472 shares that were available for grant under the 2005 Plan as of December 31, 2021 reduced by 2,180,472 shares) would represent approximately 3.94% of our shares outstanding as of December 31, 2021. The Board believes that this would represent a reasonable amount of potential dilution, given the strong incentive that the Board believes future equity award grants will provide to employees, non-employee directors, and consultants to increase the value of the Company for all stockholders.
Overhang
An additional metric that we use to measure the cumulative dilutive impact of our equity program is fully diluted overhang (calculated as (i) the sum of (A) the number of shares subject to equity awards outstanding, but not exercised or settled and (B) the number of shares available to be granted, divided by (ii) the sum of (A) our total common shares outstanding on December 31, 2021, (B) the number of shares subject to equity awards outstanding but not exercised or settled, and (C) the number of shares available to be granted). Our overhang as of December 31, 2021 was 5.5% of fully diluted common shares outstanding. If the 2022 Plan is approved, our approximate potential overhang (as a percent of fully diluted common shares outstanding) as of that date would decrease to 5.1% and then will decline over time.
Key Features of the 2022 Plan
The 2022 Plan has a number of special terms and limitations that are supportive of sound corporate governance practices, including:
•
Stock Options and SARs Granted with an Exercise Price No Less Than Fair Market Value. The exercise price for stock options and SARs granted under the 2022 Plan must equal or exceed the underlying shares’ fair market value as of the grant date, subject to a limited exception for awards that are assumed or substituted in corporate transactions;

•	Prohibition on Repricing. The 2022 Plan prohibits the “repricing” of options and SARs without stockholder approval;
•
Prohibition on Paying Dividends or Dividend Equivalents on Unvested Awards. Dividends or dividend equivalents credited or payable in connection with an award under the 2022 Plan that is not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying award and will not be paid until the underlying award vests;

•
Limit on Non-Employee Director Compensation. The aggregate dollar value of equity-based (based on the grant date fair market value of equity-based awards) and cash compensation granted under the 2022 Plan or otherwise to any non-employee director may not exceed $750,000 during any calendar year, or $1,000,000 during any calendar year in which a non-employee director first joins the Board or during any calendar year in which a non-employee director is serving as Chair of the Board or Lead Director;

•	No Automatic Single Trigger Equity Acceleration. Upon a change of control of the Company, there is no automatic acceleration of equity awards (no “single trigger”); and
•	No Change of Control/280G Tax Gross-Ups. The Company does not provide its employees with tax gross-ups on change of control parachute payments.
•
Two-Year Minimum Vesting Condition on Options/SARs. The 2022 Plan provides that no Option or SAR may become vested or exercisable prior to the two-year anniversary of the applicable grant date (other than with respect to (i) substitute awards under the 2022 Plan, (ii) awards made to non-employee directors that vest on the earlier of the one-year anniversary of the grant date or the next annual meeting that is at least 50 weeks after the preceding year’s annual meeting and (iii) shares delivered in lieu of fully earned non-employee director cash compensation obligations). Further, the minimum vesting condition will not apply to a number of awards equal to 5% of the share reserve.

2022 Plan Summary
The material terms of the 2022 Plan are summarized below. A copy of the full text of the 2022 Plan is attached to this proxy statement as Appendix A. This summary of the 2022 Plan is not intended to be a complete description of the 2022 Plan and is qualified in its entirety by the actual text of the 2022 Plan to which reference is made.
Purpose of the 2022 Plan.
The purpose of the 2022 Plan is to provide a means whereby participants may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interest of the Company and its stockholders. Additionally, the 2022 Plan provides a means through which the Company can attract able individuals to become employees, consultants or directors of the Company and acquire and maintain stock ownership in the Company, thereby strengthening their concern for the welfare of the Company. The 2022 Plan provides for the grant of incentive stock options, non-qualified stock options, SARs, restricted stock, RSUs, performance shares, performance units and other stock-based awards to selected employees, directors and consultants.
Administration
The 2022 Plan is administered by the Human Capital and Compensation Committee, which is comprised of at least three independent, outside members of the Board. The Board appoints (and may remove) the members of the Human Capital and Compensation Committee. The Human Capital and Compensation Committee has the authority (within the limitations described in the 2022 Plan) to, among other things:
•	interpret the terms and intent of the 2022 Plan and any award agreement or other agreement or document ancillary to or in connection with the 2022 Plan;
•	determine eligibility for awards and adopt such rules, regulations, forms, instruments, and guidelines for administering the 2022 Plan as it deems necessary;
•	select award recipients;
•	establish all award terms and conditions, including the terms and conditions set forth in award agreements;
•	grant awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company;
•	determine whether, to what extent and under what circumstances any award will be canceled or suspended, or vesting terms or other restrictions continued, waived or accelerated;
•	construe any ambiguous provision of the 2022 Plan or any award agreement;
•
subject to the terms of the 2022 Plan, correct a defect or supply any omission, or reconcile any inconsistency so that the 2022 Plan or any award agreement complies with applicable law, regulations and listing requirements and so as to avoid unanticipated consequences or address unanticipated events; and

•
subject to the terms of the 2022 Plan, adopt modifications and amendments to the 2022 Plan or any award agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its associates, and/or its subsidiaries operate.

To the extent permitted by law and the terms of the 2022 Plan, the Human Capital and Compensation Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its subsidiaries and associates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Human Capital and Compensation Committee or any individuals to whom it has delegated duties or powers may employ one or more individuals to render advice with respect to any responsibility the Human Capital and Compensation Committee or such individuals may have under the 2022 Plan.
All actions and all interpretations and determinations made by the Human Capital and Compensation Committee are final and binding upon 2022 Plan participants, the Company, and all other interested individuals.
Participants
The Human Capital and Compensation Committee may select participants in the 2022 Plan from among those persons who are:
•	designated as employees of the Company, its associates, and/or its subsidiaries on the payroll records thereof;
•	members of the Board, or Board of Directors of a subsidiary; or
•	consultants providing services to the Company or a subsidiary.

Options intending to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code may only be granted to employees of the Company or of any parent or any subsidiary corporation.
Approximately 69,500 employees (including our executive officers), 10 non-employee directors, and 2,000 consultants are technically eligible to participate in the 2022 Plan; however, we would not expect all eligible consultants and employees to receive equity awards under the 2022 Plan (based on historic practices, approximately 525 employees have typically received equity-based awards), and the Human Capital and Compensation Committee will have discretion as to which consultants, employees and non-employee directors will receive awards under the plan.
Shares Subject to the 2022 Plan and to Awards
As of the Effective Date, and subject to adjustments for changes in capitalization and the share counting provisions, a total of 17,900,000 shares would be authorized for issuance for new awards under the 2022 Plan, reduced by new grants made under the 2005 Plan after December 31, 2021 and before the Effective Date. This reflects a decrease of 2,180,472 shares to the 20,080,472 shares available for issuance under the 2005 Plan as of December 31, 2021. The shares available for issuance under the 2022 Plan may consist of authorized but unissued shares or treasury shares. Shares of common stock covered by an award will only be counted as used to the extent they are actually issued. Any shares related to awards (including, after December 31, 2021, awards granted under the 2005 Plan) which (i) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares of common stock, (ii) are settled in cash in lieu of shares of common stock, or (iii) are exchanged with the Human Capital and Compensation Committee’s permission, prior to the issuance of shares of common stock, for awards not involving shares of common stock, will be added (or added back, as applicable) to the 2022 Plan’s share authorization. Moreover, if the option exercise price of any option granted under the 2022 Plan (or, after December 31, 2021, any option granted under the 2005 Plan) or the tax withholding requirements with respect to any award granted under the 2022 Plan (or, after December 31, 2021, any award granted under the 2005 Plan) are satisfied by tendering shares to the Company (by either actual delivery or by attestation), or if a SAR (including, after December 31, 2021, a SAR granted under the 2005 Plan) is exercised, only the number of shares issued, net of the shares tendered, if any, will be deemed delivered for purposes of determining the 2022 Plan’s share authorization. Notwithstanding the foregoing, the maximum aggregate number of shares that may be issued pursuant to ISOs granted under the 2022 Plan will be 17,900,000 shares, subject to adjustment for changes in capitalization.
If the proposed 2022 Plan is adopted, the aggregate dollar value of equity-based (based on the grant date fair market value of equity-based awards) and cash compensation granted under the 2022 Plan or otherwise to any non-employee director for service on the Board may not exceed $750,000 during any calendar year, or $1,000,000 during any calendar year in which a non-employee director first joins the Board or during any calendar year in which a non-employee director is serving as Chair of the Board or Lead Director
Options and SARs granted under the 2022 plan will not become exercisable or vested prior to the two-year anniversary of the date of grant; provided, however, that, such restriction will not apply to options and SARs granted with respect to the number of shares which, in the aggregate, does not exceed 5% of the 2022 Plan’s share authorization.
Option Awards
Stock options may be granted alone or together with SARs. Each option will be evidenced by an award agreement that will specify the exercise price, maximum duration of the option, number of shares to which the option pertains, conditions upon which the option will become vested and exercisable, and such other provisions as the Human Capital and Compensation Committee determines. The option exercise price may not be less than the fair market value of a share of common stock on the date the stock option is granted subject to a limited exception for awards that are assumed or substituted in corporate transactions. The Human Capital and Compensation Committee may establish the term of each option, but no stock option will be exercisable after 10 years from the grant date. A stock option may be granted in the form of a non-qualified stock option (“NQSO”) or an ISO. An option granted under the 2022 Plan will not be considered an ISO to the extent that it, together with any other ISOs under the 2022 Plan and any other plans, are exercisable for the first time by any participant during any calendar year with respect to shares having an aggregate fair market value in excess of $100,000 as of the date of grant.

Stock Appreciation Rights
A SAR provides the right to the monetary equivalent of the increase in value of a specified number of the shares over a specified period of time after the right is granted. Each SAR will be evidenced by an award agreement that will specify the grant price, term of the SAR, and such other provisions as the Human Capital and Compensation Committee determines. SARs may be granted alone (“freestanding SARs”) or in conjunction with all or part of a stock option (“tandem SARs”). Upon exercising a SAR, the participant is entitled to receive in cash, shares, or a combination of cash and shares, in the Compensation Committee’s sole discretion, the amount by which the fair market value of the common stock at the time of exercise exceeds the exercise price of the SAR. A participant may exercise a freestanding SAR in the manner determined by the Human Capital and Compensation Committee, but may only exercise a tandem SAR if the related stock option is also exercisable. A participant’s tandem SAR will not be exercisable if the participant has already exercised the related stock option, or if that option has terminated. Similarly, once a participant exercises a tandem SAR, the related stock options will no longer be exercisable.
Restricted Stock, Restricted Stock Units, Performance Shares and Performance Share Units
Each award of restricted stock, RSUs, performance shares and performance share units will be evidenced by an award agreement that will specify the terms and conditions of such award. Restricted stock is an award of a share of common stock that may not be traded or sold until a predetermined date set by the Human Capital and Compensation Committee. An RSU is an award of an amount, payable in cash, shares of common stock, or a combination thereof, as determined by the Human Capital and Compensation Committee, based on the value of a specified number of shares of common stock. The restrictions on such awards will be determined by the Human Capital and Compensation Committee, and may include stipulated purchase prices, forfeiture conditions, transfer restrictions, and time-based restrictions on vesting. Holders of RSUs will have no ownership interest in the shares of common stock to which such RSUs relate until and unless payment with respect to such restricted RSUs is actually made in shares of common stock. Except as otherwise determined by the Human Capital and Compensation Committee, during the restriction period, participants who hold restricted shares will have voting rights and, subject to the same vesting conditions and risk of forfeiture as the restricted shares, will have the right to receive dividends in cash or other property or distribution rights in respect of their shares of restricted stock, to the extent made available under the applicable award agreement. During the restriction period, participants who hold RSUs will not be entitled to vote with respect to the underlying shares of common stock, and any dividend equivalents relating to such RSUs will be subject to the same vesting conditions and risk of forfeiture as the underlying RSUs.
A performance unit is an award of a right denominated in units, the grant, vesting, earning and/or settlement of which is conditioned on the achievement of one or more performance measures over a performance period, as determined by the Human Capital and Compensation Committee, and which is subject to such restrictions on transfer and other terms and conditions as the Human Capital and Compensation Committee may establish. A performance share is an award of a right to receive an amount based on the fair market value of a share of common stock, the grant, vesting, earning and/or settlement of which is conditioned on the achievement of one or more performance measures over a performance period, as determined by the Human Capital and Compensation Committee, and which is subject to such restrictions on transfer and other terms and conditions as the Human Capital and Compensation Committee may establish. Performance units and performance shares that become payable in accordance with their terms and conditions may be settled in cash, shares of common stock, or a combination of cash and shares, as determined by the Human Capital and Compensation Committee. Performance shares and performance units may be issued to eligible participants, either alone or in combination with other awards made under the 2022 Plan. The Human Capital and Compensation Committee will determine the performance measures and performance period. Any dividends or dividend equivalents that relate to awards of performance shares or performance units will be subject to the same vesting conditions and risk of forfeiture as the underlying award.

Other Stock-Based Awards
The Human Capital and Compensation Committee may grant other types of equity-based or equity-related awards not otherwise described by the terms of the 2022 Plan in such amounts and subject to such terms and conditions as the Human Capital and Compensation Committee may determine. Any dividends or dividend equivalents that relate to awards of other stock-based awards will be subject to the same vesting conditions and risk of forfeiture as the underlying award.
Dividend Equivalents
The Human Capital and Compensation Committee may grant any participant dividend equivalents based on the dividends declared on shares of common stock that are subject to any award other than options or SARs, to be credited as of dividend payment dates, during the period between the date the award is granted and the date the award vests or becomes payable, as determined by the Human Capital and Compensation Committee. Such dividend equivalents will be converted to cash or additional shares of common stock by such formula and at such time and subject to such limitations as may be determined by the Human Capital and Compensation Committee. All dividend equivalents will be subject to the same vesting conditions and risk of forfeiture as the underlying award.
Deferred Payments
No deferral of compensation (as defined under Section 409A of the Internal Revenue Code) is intended under the 2022 Plan. However, the Human Capital and Compensation Committee may permit deferrals of compensation pursuant to the terms of a participant’s award agreement, a separate plan or a subplan which meets the requirements of Section 409A of the Internal Revenue Code and any related Internal Revenue Service guidance or regulation.
Performance Measures
The Human Capital and Compensation Committee may, in its sole discretion establish performance measures and level of achievement versus such performance measures that may determine the number of shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to any award under the 2022 Plan.
Amendment and Termination
The Human Capital and Compensation Committee may terminate or amend the 2022 Plan at any time, provided, however, that without prior approval of the Company’s stockholders and except with respect to adjustment as described in the 2022 Plan, the option exercise price of outstanding, underwater options or the grant price of outstanding, underwater SARs issued under the 2022 Plan will not be reduced; no alteration, amendment or modification shall provide that any such outstanding, underwater option or SAR be cancelled and re-granted or exchanged for either cash or a new award with a lower (or no) option exercise price or grant price; and no other action shall be taken with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares are listed. Additionally, no material amendment of the 2022 Plan may be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.
The Human Capital and Compensation Committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Human Capital and Compensation Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan. No termination, amendment, suspension, or modification of the 2022 Plan or an award agreement may adversely affect in any material way any award previously granted under the 2022 Plan without the written consent of the participant holding such award (except as necessary or advisable for the purpose of conforming the 2022 Plan or an award agreement to any present or future law).

Minimum Vesting Requirement
Notwithstanding any other provision of the 2022 Plan to the contrary, no Option or SAR granted under the 2022 Plan may become exercisable or vested prior to the two-year anniversary of the date of grant (excluding, for this purpose, any (i) Substitute Awards (as defined in the 2022 Plan), (ii) awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual general meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual general meeting, and (iii) shares delivered in lieu of fully earned non-employee director cash compensation obligations); provided, however, that, such restriction will not apply to Options or SARs granted under the 2022 Plan with respect to the number of shares which, in the aggregate, does not exceed five percent (5%) of the shares authorized for issuance under the 2022 Plan. For the avoidance of doubt, the minimum vesting requirement does not apply to the Human Capital and Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change of control, in the terms of the award agreement or otherwise.
Adjustments
In the event of any reorganization, merger consolidation, recapitalization, restructuring, reclassification, extraordinary dividend or other distribution (other than regular, quarterly cash dividends), stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, the Human Capital and Compensation Committee will make appropriate and proportionate adjustments in (a) the number, price (if applicable) and type of shares or other securities or cash or other property that may be subject to awards previously granted under the 2022 Plan, and (b) the maximum number and type of share or other securities or cash or other property that may be issued pursuant to awards thereafter granted under the 2022 Plan; provided, however, that no adjustment will be made to the number of shares that may be acquired pursuant to outstanding ISOs or the maximum number of shares with respect to which ISOs may granted under the 2022 Plan to the extent the adjustment would result in those options being treated as other than ISOs.
Assignment and Transferability
Except for any permitted transfers (not for value) to family members provided for in a participant’s award agreement, each award granted under the 2022 Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and each award generally will be exercisable only by the participant during his or her lifetime.
Effective Date and Termination of the 2022 Plan
The 2022 Plan will become effective on the date the stockholders approve the 2022 Plan and will remain in effect until terminated; provided, however, that no ISOs may be granted more than ten years after the most recent adoption of the 2022 Plan by the Board.
Federal Income Tax Treatment
The following discussion of the federal income tax consequences of the 2022 Plan is intended to be a summary of applicable U.S. federal law as currently in effect. It should not be taken as tax advice by 2022 Plan participants, who are urged to consult their individual tax advisors.
Stock Options
The grant of a stock option will have no tax consequences to a participant or the Company. In general, when a participant exercises an ISO, the participant will not recognize income, and the Company will not be entitled to a tax deduction. However, the excess of the acquired ISO shares’ fair market value on the exercise date over the exercise price will be included in the participant’s income for purposes of the alternative minimum tax. In general, if a participant exercises an ISO more than three months after terminating his or her employment with the Company or a subsidiary, the stock option will be treated for tax purposes as a NQSO, as described below.
In general, upon exercising a NQSO, a participant will recognize ordinary income equal to the excess of the acquired shares’ fair market value on the exercise date over the exercise price. The Company will be entitled to a tax deduction for the same amount.

When a participant disposes of shares acquired under an ISO, the participant will have a capital gain or loss equal to the difference between the exercise price and the amount realized by the participant on the disposition of the shares. However, if the participant fails to hold ISO shares for more than one year after exercising the stock option and for more than two years after the grant of the option, the portion of any gain realized by the participant upon the disposition of the shares that does not exceed the excess of the fair market value of the shares on the exercise date over the exercise price generally will be treated as ordinary income, and the Company generally will be entitled to a tax deduction for the same amount. The balance of any gain or any loss will be treated as a capital gain or loss, as applicable.
When a participant sells any shares acquired under a NQSO or any other award other than an ISO, the participant will recognize capital gain or loss equal to the difference between the amount realized on the disposition of the shares and the employee’s basis in the shares. In general, the participant’s basis in any such shares will be equal to the amount of ordinary income recognized in connection with the receipt of the shares plus any amount paid for the shares.
Other Awards
With respect to other awards that are settled either in cash or in shares that are transferable or are not subject to a substantial risk of forfeiture, the participant will recognize ordinary income equal to the excess of (a) the cash or the fair market value of any shares received (determined as of the date of settlement) over (b) the amount, if any, paid for the shares by the participant. The Company generally will be entitled to a tax deduction in the same amount. If the shares are nontransferable and subject to a substantial risk of forfeiture, the participant generally will not recognize income (and the Company will not become entitled to a tax deduction) until the shares become transferable or not subject to a substantial risk of forfeiture (whichever occurs first), and the amount of income (or deduction) will be equal to the excess of (i) the fair market value of the shares on the date income is recognized over (ii) the amount, if any, paid for the shares by the participant.
New Plan Benefits
The benefits that will be awarded or paid in the future under the 2022 Plan are not currently determinable. Such awards are within the discretion of the Human Capital and Compensation Committee, and the Human Capital and Compensation Committee has not determined future awards or who might receive them.
Equity Compensation Plan Information
The following table includes information about our equity compensation plans at December 31, 2021:
	Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Securities available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	6,539,199	$24.33	20,080,472
Equity compensation plans not approved by security holders	—	—	—
(1)
As of December 31, 2021, we had 3,957,656 restricted stock units and 1,726,725 performance share units outstanding that do not have an exercise price; therefore, the weighted average per share exercise price only relates to outstanding stock appreciation rights. The amount included in the securities outstanding above for performance share units assumes that each target price is achieved.

The Board recommends a vote “FOR” the approval and adoption of the 2022 Omnibus Incentive Plan.

NOTICE CONCERNING STOCKHOLDER
PROPOSALS AND NOMINATIONS
We intend to hold our 2023 annual meeting of stockholders in May 2023. Proposals of stockholders intended to be presented at the 2023 annual meeting of stockholders submitted in accordance with Rule 14a-8 of Regulation 14A under the Exchange Act, must be received by us on or before November 26, 2022 in order to be considered by the Board for inclusion in the form of proxy and proxy statement to be issued by the Board for that meeting. We expect that the 2023 annual meeting will also be held online and as a virtual meeting only.
Our Amended and Restated Bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at the 2023 annual meeting of stockholders, must be received by us no earlier than January 4, 2023 and no later than February 3, 2023 and otherwise comply with the requirements in our Amended and Restated Bylaws. The Amended and Restated Bylaws also require that any stockholder nominations for director candidates under the Company’s proxy access provisions must be received by us no earlier than October 26, 2022 and no later than November 25, 2022. All such stockholder proposals and nominations should be submitted to the Secretary of the Company, by the stated deadline, at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. If we do not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of our Amended and Restated Bylaws, then it may not properly be brought before the 2023 annual meeting of stockholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by us of our right to do so in the future.

Appendix A
MGM RESORTS INTERNATIONAL
2022 Omnibus Incentive Plan
Article 1.   Establishment, Purpose, and Duration
1.1
Establishment. MGM Resorts International establishes an incentive compensation plan to be known as the MGM Resorts International 2022 Omnibus Incentive Plan, as amended from time to time (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards.
1.2
Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees, Directors and Consultants of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors of the Company and to provide a means for such individuals to acquire and maintain stock ownership in the Company, thereby strengthening their concern for the welfare of the Company.

Article 2.   Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
2.1
“Associate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that the Company has or obtains, directly or indirectly, a proprietary interest of fifty percent (50%) or less, by reason of stock ownership or otherwise, and is designated as an Associate for purposes of this Plan by the Committee.

2.2
“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.3
“Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.4	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.5	“Board” or “Board of Directors” means the Board of Directors of the Company, Subsidiaries or Associates.
2.6
“Code” means the U.S. Internal Revenue Code of 1986. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.7
“Committee” means the Human Capital and Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
2.8	“Company” means MGM Resorts International, a Delaware corporation, and any successor thereto as provided in Article 18 herein.
2.9	“Consultant” means any consultant or advisor who is a natural person and who provides services to the Company, any Associate or any Subsidiary.
2.10	“Director” means any individual who is a member of the Board of Directors of the Company, any Associate or any Subsidiary.
2.11	“Effective Date” means the date of the Company’s 2022 Annual Meeting of Stockholders, provided that the Plan is approved by the Company’s stockholders at such meeting.
2.12	“Employee” means any person designated as an employee of the Company, any Associate or any Subsidiary on the payroll records thereof.
2.13	“Exchange Act” means the Securities Exchange Act of 1934 or any successor act thereto.
2.14
“Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly determined at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of FMV may be specified in an Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award.

2.15
“Family Members” of a Participant means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such Participant, including adoptive relationships, any person sharing such Participant’s household (other than a tenant or employee), a trust in which such individuals have more than fifty percent of the beneficial interest, a foundation in which these individuals (or the Participant) control the management of assets, and any other entity in which these individuals (or the Participant) own more than fifty percent of the voting interest.

2.16	“Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.
2.17	“Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.
2.18
“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.19
“Insider” means an individual who is, on the relevant date, an officer, or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.20	“Nonemployee Director” means a Director who is not an Employee.
2.21	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.
2.22	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.23	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
2.24	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.
2.25	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.
2.26	“Performance Measures” means measures as described in Article 12 on which the performance goals may be based.
2.27	“Performance Period” means the period of time during which the Performance Measure(s) must be met in order to determine the degree of payout or vesting with respect to an Award.
2.28
“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding Performance Measures have been achieved.

2.29
“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding Performance Measures have been achieved.

2.30
“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Measures, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.31
“Permitted Transfer” means any transfer of an Award, other than an ISO, by a Participant to a Participant’s Family Member made by gift or domestic relations order if such transfer is not for value; provided, however, that neither (i) a transfer under a domestic relations order in settlement of marital property rights nor (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity shall be deemed a transfer for value for the purposes of determining whether a transfer is a Permitted Transfer.

2.32	“Prior Plans” means the Amended and Restated MGM Resorts International 2005 Omnibus Incentive Plan.
2.33	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.
2.34	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, where no Shares are actually awarded to the Participant on the date of grant.
2.35
“Separation from Service” means termination of the Participant’s employment or provision of services to the Company, any Associate or any Subsidiary, as the case may be that constitutes a “separation from service” within the meaning of Section 409A of the Code.

2.36	“Share” means a share of common stock of the Company, $0.01 par value per share.
2.37	“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.
2.38
“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of fifty percent (50%) or more of the total combined voting power of all classes of equity by reason of stock ownership or otherwise.

2.39
“Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

Article 3.   Administration
3.1
General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. In connection with its administration of the Plan, the Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2
Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, determining whether, to what extent and under what circumstances any Award shall be canceled or suspended, or vesting terms or other restrictions continued, waived or accelerated, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 16, correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements and so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of the stock exchange on which the Company’s Shares are listed, disruption of communications or natural catastrophe), or adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, any Associate or any Subsidiary operates.

3.3
Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Associates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. To the extent permitted by applicable law, the Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4.   Shares Subject to this Plan and Maximum Awards
4.1
Number of Shares Available for Awards. As of the Effective Date, subject to Sections 4.2 and 4.4, a total of 17,900,000 Shares shall be authorized and available for Awards under this Plan, less one Share for every one (1) Share that was subject to an award granted under the Prior Plan after December 31, 2021 and prior to the Effective Date (the “Share Authorization”). Subject to Section 4.2, each Share that is subject to an Award granted under the Plan shall be counted against this limit as one (1) Share for every one (1) Share granted. After the Effective Date, no awards may be granted under the Prior Plan.

4.2
Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards (or, after December 31, 2021, awards granted under the Prior Plan) which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be added (or added back, as applicable) to the Share Authorization. Moreover, if the Option Price of any Option granted under this Plan (or, after December 31, 2021, the option price of any option granted under the Prior Plan) or the tax withholding requirements with respect to any Award granted under this Plan (or, after December 31, 2021, any award granted under the Prior Plan) are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if an SAR (or, after December 31, 2021, a stock appreciation right granted under the Prior Plan) is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the Share Authorization. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares. Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 17,900,000 Shares, subject to adjustment as provided in Section 4.4.
4.3
Nonemployee Director Compensation Limit. The aggregate dollar value of equity-based (based on the grant date Fair Market Value of equity-based Awards) and cash compensation granted under this Plan or otherwise to any Nonemployee Director shall not exceed $750,000 during any calendar year; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board or during any calendar year in which a Nonemployee Director is serving as Chair of the Board or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the Nonemployee Director may be up to $1,000,000.

4.4
Adjustments in Authorized Shares. If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of those outstanding securities, in any case as a result of a reorganization, merger consolidation, recapitalization, restructuring, reclassification, extraordinary dividend or other distribution (other than regular, quarterly cash dividends), stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, the Committee shall make appropriate and proportionate adjustments in (a) the number, price (if applicable) and type of shares or other securities or cash or other property that may be subject to Awards previously granted under this Plan, and (b) the maximum number and type of shares or other securities or cash or other property that may be issued pursuant to Awards thereafter granted under this Plan; provided, however, that no adjustment may be made to the number of Shares that may be acquired pursuant to outstanding Incentive Stock Options or the maximum number of Shares with respect to which Incentive Stock Options may be granted under this Plan to the extent the adjustment would result in those Options being treated as other than Incentive Stock Options. Notwithstanding anything in this Section 4.4 to the contrary, an adjustment to an Option or SAR under this Section 4.4 shall be made in a manner that will not result in the grant of a new Option or SAR under Section 409A of the Code.

Subject to Section 16.3 and Article 12, the Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. Subject to Section 16.3, the determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
Subject to the provisions of Article 16 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including a conversion of equity awards into Awards under this Plan in a manner consistent with applicable regulations), subject to compliance with the rules under Sections 422 and 424 of the Code, as and where applicable.
4.5
Minimum Vesting Requirements. Notwithstanding any other provision of the Plan to the contrary, no Option or SAR granted under the Plan shall become exercisable or vested prior to the two-year anniversary of the date of grant (excluding, for this purpose, any (i) Substitute Awards, (ii) Awards to Outside Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual general meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual general meeting, and (iii) Shares delivered in lieu of fully earned Outside Director cash compensation obligations); provided, however, that, such restriction shall not apply to Options or SARs granted under this Plan with respect to the number of Shares which, in the aggregate, does not exceed five percent (5%) of Share Authorization under Section 4.1 (subject to Section 4.4). For the avoidance of doubt, this Section 4.5 does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a change of control, in the terms of the Award Agreement or otherwise.
Article 5.   Eligibility and Participation
5.1	Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors and Consultants, in each case, to the extent permissible under Form S-8 under the Securities Act of 1933.
5.2
Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law and the amount of each Award.

Article 6.   Stock Options
6.1
Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Sections 422 and 424 of the Code).

6.2
Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable (subject to Section 4.5), and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3
Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant; provided further, however that the Option Price may be less than one hundred percent (100%) of the FMV of a Share on the date of grant if the applicable Option is granted pursuant to an assumption of, or substitution for, another option pursuant to a transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Notwithstanding the foregoing, the price at which Shares may be purchased under an ISO granted to a Participant who is a ten-percent owner shall not be less than one hundred ten percent (110%) of the FMV of the Shares as determined on the date of grant. For this purpose, a “ten-percent owner” shall mean a person who, at the time the ISO is granted, owns stock with more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

6.4
Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of the date of grant. Notwithstanding the foregoing, the period during which an ISO may be exercised by a ten percent owner shall expire not later than five (5) years from the date the ISO is granted.

6.5
Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6
Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (c) a cashless exercise (broker-assisted exercise) through a “same day sale” commitment; (d) by a combination of (a), (b), and (c); or (e) any other method approved or accepted by the Committee in its sole discretion.
Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.
6.7
Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8
Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, any Associate or any Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6 and may reflect distinctions based on the reasons for termination.

6.9
Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7.   Stock Appreciation Rights
7.1
Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs. Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

7.2
Award Agreement. Each SAR shall be evidenced by an Award Agreement that shall specify the Grant Price, the maximum duration of the SAR, the number of Shares to which the SAR pertains, the conditions upon which the SAR shall become vested and exercisable (subject to Section 4.5), and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

7.3
Grant Price. The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant; provided, further, the Grant Price may be less than one hundred percent (100%) of the FMV of a Share on the date of grant if the applicable SAR is granted pursuant to an assumption of, or substitution for, another stock appreciation right pursuant to a transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.
7.4
Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary of the date of grant.

7.5	Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.
7.6
Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the excess of the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised over the Option Price of the underlying ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.
7.7
Settlement of SAR Amount. Subject to Section 19.11 herein, upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in cash, Shares or a combination of cash and Shares as the Committee, in its sole discretion, shall determine, in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price, less applicable tax withholding; by
(b)	The number of Shares with respect to which the SAR is exercised.
7.8
Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, any Associate or any Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.9
Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8.   Restricted Stock and Restricted Stock Units
8.1
Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

8.2
Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted and such other provisions as the Committee shall determine.

8.3
Other Restrictions. The Committee shall impose such other conditions or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific Performance Measures, time-based restrictions on vesting following the attainment of the Performance Measures, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse.
Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.
8.4
Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the MGM Resorts International 2022 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from MGM Resorts International.
8.5
Stockholder Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall, subject to the last sentence in this Section 8.5, have the right to receive dividends in cash or other property or distribution rights in respect of their Shares of Restricted Stock, to the extent made available under the terms of the Awards granting the Shares of the Restricted Stock, and may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights at any time with respect to any Restricted Stock Units granted hereunder. Notwithstanding the foregoing, any dividends or dividend equivalents that relate to Restricted Stock or Restricted Stock Units shall be subject to the same vesting conditions and risk of forfeiture as the underlying Award.

8.6
Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, any Associate or any Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7
Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to promptly provide a copy of such election with the Company.

Article 9.   Performance Units/Performance Shares
9.1
Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, including Article 13, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2
Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set Performance Measures in its discretion which, depending on the extent to which they are met, will determine the value or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3
Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Measures have been achieved.

9.4
Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, as soon as practicable after the end of the Performance Period or subject to any deferred settlement terms as set forth in the Award Agreement. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5
Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, any Associate or any Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10.   Other Stock-Based Awards
10.1
Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to the terms and conditions of this Plan, including Article 13, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2
Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.3
Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, Shares or a combination thereof, as the Committee determines in its sole discretion.

10.4	Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock- Based Awards following termination of the Participant’s employment with or provision of services to the Company, any Associate or any Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, and may be included in an agreement entered into with each Participant, but need not be uniform among all Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
Article 11.   Transferability of Awards
11.1
Transferability of Incentive Stock Options. No ISO granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under Article 6 shall be exercisable during his or her lifetime only by such Participant.

11.2
All Other Awards. Except for any Permitted Transfers provided for in a Participant’s Award Agreement, which Permitted Transfers may be subject to additional restrictions determined by the Committee and as set forth in the Award Agreement, no other Award granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except with respect to interests in Awards which have been subject to a Permitted Transfer provided for in a Participant’s Award Agreement, all Awards granted to a Participant under this Plan, as applicable, shall be exercisable during his or her lifetime only by such Participant. With respect to those Awards (other than ISOs), if any, that are subject to Permitted Transfers, references in this Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s Family Members to whom such Permitted Transfers were made.

Article 12.   Performance Measures
12.1
Performance Measures. The Committee may establish Performance Measures and level of achievement versus such Performance Measures that may determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which Performance Measures may include any one or more standards of the performance of the Company, its Subsidiaries or Associates or any portion thereof or individual performance factors as the Committee shall determine, in its sole discretion. Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary or Associate as a whole or any business unit of the Company, Subsidiary or Associate or any combination thereof, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous years’ result as the Committee may deem appropriate, as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.2
Evaluation of Performance. The Committee may, in its discretion, include or exclude any of the following events that occurs during a Performance Period in the evaluation of a Performance Measure: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in applicable accounting provisions or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, and (h) any other item determined in the Committee’s sole discretion.

12.3	Adjustment of Performance-Based Compensation. The Committee shall retain the discretion to adjust Awards, either on a formula or discretionary basis or any combination, as the Committee determines.

Article 13.   Dividend Equivalents
Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award other than Options or SARs, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award vests or becomes payable, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, any dividend equivalents shall be subject to the same vesting conditions and risk of forfeiture as the underlying Award.
Article 14.   Beneficiary Designation
To the extent permitted by the Committee, in its sole discretion, each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation (if permitted) shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid or exercised by the Participant’s executor, administrator, or legal representative.
Article 15.   Rights of Participants
15.1
Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, any Associate or any Subsidiary, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Consultant for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Associate or any Subsidiary and, accordingly, subject to Articles 3 and 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, any Associate or any Subsidiary.
15.2	Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
15.3
Rights as a Stockholder. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 16.   Amendment, Modification, Suspension, and Termination
16.1
Amendment, Modification, Suspension, and Termination. Subject to Section 16.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s stockholders and except as provided in Section 4.4, the Option Price of outstanding Options or the Grant Price of outstanding SARs issued under this Plan will not be reduced; at any time when the Option Price of outstanding Options or the Grant Price of outstanding SARs is above the Fair Market Value of a Share, no alteration, amendment or modification shall provide that any such outstanding Option or SAR be cancelled and regranted or exchanged for either cash or a new Award with a lower (or no) Option Price or Grant Price; and no other action shall be taken with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed. And, no material amendment of this Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule. The Plan shall remain in effect until terminated in accordance with this Section 16.1; provided, however, no Incentive Stock Options may be granted more than ten (10) years after the most recent adoption of this Plan by the Board.

16.2
Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

16.3
Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 16.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

16.4
Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.

Article 17.   Withholding
17.1
Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

17.2
Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of Performance Measures related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, or the Company may require that the withholding requirement, in whole or in part, be satisfied by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax (or such other greater total tax amount that will not cause an adverse accounting consequence or cost, in accordance with Company policy and as authorized by the Committee) that could be imposed on the transaction. All such Participant elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 18.   Successors
All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
Article 19.   General Provisions
19.1	Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
19.2
Interpretation. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof.
19.3
Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.4
Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.5	Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:
(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)
Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

19.6
Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary or advisable to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.7
Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

19.8
Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, any Associate or any Subsidiary operates or has Employees, Directors or Consultants, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Associates and Subsidiaries shall be covered by this Plan;
(b)	Determine which Employees, Directors or Consultants outside the United States are eligible to participate in this Plan;
(c)	Modify the terms and conditions of any Award granted to Employees, Directors or Consultants outside the United States to comply with applicable foreign laws;
(d)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 19.8 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.
19.9
Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

19.10
Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, any Subsidiary or any Associate may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any person acquires a right to receive payments from the Company, any Subsidiary or any Associate under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Associate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary or an Associate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

19.11
No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

19.12
Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s, any Subsidiary’s or any Associate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

19.13	Deferred Compensation.
(a)
No deferral of compensation (as defined under Section 409A of the Code or guidance thereto) is intended under this Plan. However, the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan or a subplan which meets the requirements of Section 409A of the Code and any related guidance. Employees who are subject to Section 409A of the Code shall only be granted Awards under this Plan that meet the requirements of Section 409A of the Code or qualify for an exemption under Section 409A of the Code or any related guidance. Additionally, to the extent any Award is subject to Section 409A of the Code, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Section 409A of the Code, the regulations thereunder or the Secretary of the United States Treasury.

(b)
To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six (6) months after the specified employee’s Separation from Service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth (6th) month plus one (1) day following the specified employee’s Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

(c)
The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Participants shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

19.14
Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

19.15
No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Associate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary or an Associate to take any action which such entity deems to be necessary or appropriate.

19.16
Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

MGM RESORTS
INTERNATIONAL®

BELLAGIO
Aria
Vdara
MGM GRAND LAS VEGAS
THE SIGNATURE AT MGM GRAND
MANDALAY BAY
DELANO LAS VEGAS
PARK MGM
NoMad LAS VEGAS
Mirage
NEW YORK NEW YORK LAS VEGAS | HOTEL & CASINO
LUXOR
Excalibur
Beau Rivage
GOLD STRIKE AN MGM RESORT
Borgata
MGM GRAND DETROIT
EMPIRE CITY CASINO
MGM NATIONAL HARBOR
MGM SPRINGFIELD
MGM NORTHFIELD PARK
MGM MACAU
MGM COTAI

MGM REWARDS
BETMGM

MGM RESORTS INTERNATIONAL
ATTN: CORPORATE SECRETARY
3600 LAS VEGAS BLVD. SOUTH
LAS VEGAS, NEVADA 89109

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 3, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MGM2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 3, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Barry Diller	☐	☐	☐
1b. Alexis M. Herman	☐	☐	☐
1c. William J. Hornbuckle	☐	☐	☐
1d. Mary Chris Jammet	☐	☐	☐
1e. Joey Levin	☐	☐	☐
1f. Rose McKinney-James	☐	☐	☐
1g. Keith A. Meister	☐	☐	☐
1h. Paul Salem	☐	☐	☐
1i. Gregory M. Spierkel	☐	☐	☐
1j. Jan G. Swartz	☐	☐	☐
1k. Daniel J. Taylor	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP, as the independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
4. To approve and adopt the 2022 Omnibus Incentive Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000544651_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

MGM RESORTS INTERNATIONAL
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
May 4, 2022 2:00 PM PDT

The undersigned hereby appoints GREGORY M. SPIERKEL, ALEXIS M. HERMAN and DANIEL J. TAYLOR, and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock of MGM RESORTS INTERNATIONAL which the undersigned would be entitled to vote if virtually present at the Annual Meeting of Stockholders of MGM Resorts International and at any adjournments or postponements thereof, on the proposals set forth on the reverse side, and in their discretion, upon any other business that may properly come before the meeting (and any postponement(s) or adjournment(s)). The meeting will be held via live webcast on the Internet at www.virtualshareholdermeeting.com/MGM2022, on May 4, 2022, at 2:00 p.m., Pacific Time. The undersigned hereby acknowledges receipt of the Important Notice Regarding the Availability of Proxy Materials and revokes any and all proxies heretofore given with respect to such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000544651_2 R1.0.0.24

Continued and to be signed on reverse side